                                               Filed pursuant to Rule 424(b)(3)
                                               Registration No. 333-13513



                      QUALITY STANDARDS IN MEDICINE, INC.
                         581 BOYLSTON STREET, SUITE 250
                          BOSTON, MASSACHUSETTS 02116

                                          October 18, 1996

Dear Fellow Stockholder:

     You are cordially invited to attend a special meeting of Stockholders (the "Special Meeting") of Quality Standards in Medicine, Inc. ("QSM") to be held on November 20, 1996 at the offices of QSM's legal counsel, LeBoeuf, Lamb, Greene & MacRae, L.L.P., at 260 Franklin Street, Boston, Massachusetts 02110.

     On September 3, 1996, we signed an Agreement and Plan of Merger (the "Merger Agreement") with Health Management Systems, Inc. ("HMS") pursuant to which QSM will become a wholly-owned subsidiary of HMS. In connection with the merger (the "Merger") contemplated by the Merger Agreement, all shares of common stock, $.01 par value, and all shares of preferred stock, $.01 par value, of QSM issued and outstanding, together with all outstanding promissory notes of QSM (excluding certain promissory notes issued to HMS), all outstanding common stock purchase warrants issued by QSM and all outstanding vested $.25 stock options issued by QSM will either be converted, exercised and then converted or exchanged for an aggregate of 228,000 shares of common stock, par value $.01 per share, of HMS ("HMS Common"), subject to (i) upward adjustment in certain circumstances and (ii) a nine month escrow arrangement covering 10% of the shares of HMS Common to be issued in connection with the Merger to secure the obligations of QSM to HMS under the Merger Agreement and to provide for the payment of certain expenses incurred by QSM relating to the Merger. The accompanying Information Statement/Prospectus provides a detailed description of the Merger and its effects on QSM's stockholders.

     Your Board of Directors believes that the terms of the Merger are fair to and in the best interests of QSM and its stockholders, are fair to the holders of promissory notes, stock options and common stock purchase warrants of QSM, has approved the Merger and recommends that you vote FOR the ratification and approval of the Merger Agreement and the Merger.

     Simultaneously with the execution of the Merger Agreement, certain stockholders of QSM who in the aggregate own or control a sufficient number of shares of common stock to approve the Merger Agreement delivered their irrevocable proxies to designees of HMS to vote their shares in favor of approval of the Merger.

     A copy of the accompanying Information Statement/Prospectus is also being sent to the holders of all outstanding promissory notes of QSM, all outstanding common stock purchase warrants issued by QSM and all outstanding vested $.25 stock options issued by QSM in connection with the conversion, exercise and conversion or exchange of their respective securities.

                                          Sincerely yours,

                                          William B. Munier, M.D.
                                          President

                      QUALITY STANDARDS IN MEDICINE, INC.
                         581 BOYLSTON STREET, SUITE 250
                          BOSTON, MASSACHUSETTS 02116

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                        To be held on November 20, 1996

TO THE STOCKHOLDERS OF QUALITY STANDARDS IN MEDICINE, INC.:

     NOTICE IS HEREBY GIVEN that a special meeting (the "Special Meeting") of the stockholders of Quality Standards in Medicine, Inc., a Delaware corporation ("QSM"), will be held on November 20, 1996 at 9:30 A.M., local time, at the offices of QSM's legal counsel, Leboeuf, Lamb, Greene & MacRae, L.L.P., at 260 Franklin Street, Boston, Massachusetts 02110, for the following purposes:

          1. To ratify and approve an Agreement and Plan of Merger, dated as of September 3, 1996 (the "Merger Agreement"), by and among Health Management Systems, Inc., a New York corporation ("HMS"), QSM Acquisition Corp., a newly-formed Delaware corporation which is a wholly-owned subsidiary of HMS ("Sub"), and the Company, pursuant to which, among other things, Sub would be merged with and into the Company (the "Merger"); all shares of common stock, $.01 par value ("QSM Common Stock"), and all shares of preferred stock, $.01 par value ("QSM Preferred Stock" and, collectively with QSM Common Stock, the "QSM Capital Stock"), of the Company issued and outstanding, together with all outstanding promissory notes (other than promissory notes issued to HMS in connection with working capital loans to the Company) of the Company, all outstanding common stock purchase warrants issued by the Company and all outstanding vested $.25 stock options issued by the Company will either be converted, exercised and then converted or exchanged for an aggregate of 228,000 (subject to adjustment) shares of common stock, par value $.01 per share, of HMS; and

          2. To transact such other business as may properly come before the Special Meeting and any adjournments thereof.

     The Merger Agreement is more fully described in the Information Statement/Prospectus accompanying this notice.

     The Board of Directors of the Company has fixed the close of business on October 11, 1996 as the record date (the "Record Date") for the Special Meeting. Accordingly, only holders of record at the Record Date of QSM Capital Stock are entitled to notice of, and only holders of QSM Common Stock are entitled to vote at, the Special Meeting and any adjournments thereof.

                                          By Order of the Board of Directors,

                                          William B. Munier, M.D.
                                          Secretary

Boston, Massachusetts
October 18, 1996

AFTER CAREFUL CONSIDERATION, THE QSM BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. THE BOARD BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND ARE FAIR TO THE HOLDERS OF PROMISSORY NOTES, STOCK OPTIONS AND COMMON STOCK PURCHASE WARRANTS OF THE COMPANY. CERTAIN STOCKHOLDERS OF THE COMPANY IN THE AGGREGATE OWN OR CONTROL A SUFFICIENT NUMBER OF SHARES OF QSM COMMON STOCK TO APPROVE THE MERGER AGREEMENT AND HAVE DELIVERED THEIR IRREVOCABLE PROXIES TO DESIGNEES OF HMS TO VOTE THEIR SHARES IN FAVOR OF SUCH APPROVAL.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

PLEASE DO NOT SEND IN ANY CERTIFICATES FOR YOUR QSM SECURITIES AT THIS TIME.

                      QUALITY STANDARDS IN MEDICINE, INC.
                             INFORMATION STATEMENT

                        Special Meeting of Stockholders
                          To be Held November 20, 1996

                   WE ARE NOT ASKING YOU FOR A PROXY AND YOU
                      ARE REQUESTED NOT TO SEND US A PROXY
         -------------------------------------------------------------

                        HEALTH MANAGEMENT SYSTEMS, INC.
                                   PROSPECTUS
                             SHARES OF COMMON STOCK
         -------------------------------------------------------------

    This Information Statement/Prospectus is being furnished to stockholders of Quality Standards in Medicine, Inc., a Delaware corporation ("QSM"), in connection with a Special Meeting of the stockholders of QSM (the "Special Meeting") to be held on November 20, 1996, and at any adjournment thereof.

    At the Special Meeting, holders of outstanding shares of the common stock, par value $.01 per share (the "QSM Common Stock") of QSM, entitled to notice of and to vote at the Special Meeting will be asked to ratify and approve an agreement and plan of merger dated as of September 3, 1996 (the "Merger Agreement"), by and among Health Management Systems, Inc., a New York corporation ("HMS"), QSM Acquisition Corp. ("Sub"), a Delaware corporation and a wholly-owned subsidiary of HMS, and QSM, providing for the merger of Sub with and into QSM (the "Merger") pursuant to the Delaware General Corporation Law (the "Delaware Act"). The Merger will become effective upon the filing of a Certificate of Merger with the Delaware Secretary of State pursuant to the Delaware Act. It is expected that the Merger, if approved at the Special Meeting, will become effective on or about November 20, 1996.

    Pursuant to the terms of the Merger Agreement, all shares of QSM Common Stock and all shares of preferred stock, $.01 par value ("QSM Preferred Stock" and, together with the QSM Common Stock, the "QSM Capital Stock"), of QSM issued and outstanding, together with all outstanding promissory notes of QSM (excluding certain promissory notes issued to HMS), all outstanding common stock purchase warrants issued by QSM and all outstanding vested $.25 stock options issued by QSM will either be converted, exercised and then converted or exchanged for an aggregate of 228,000 (subject to adjustment) shares of common stock, par value $.01 per share ("HMS Common"), of HMS. Ten percent of the shares of HMS Common to be issued in connection with the Merger will be subject to a nine month escrow arrangement to secure the obligations of QSM to HMS under the Merger Agreement and to provide for the payment of certain expenses incurred by QSM in connection with the Merger.

    ON SEPTEMBER 3, 1996, CERTAIN STOCKHOLDERS OF QSM (THE "QSM PRINCIPALS") OWNED OR CONTROLLED 5,193,788 SHARES OF QSM COMMON STOCK (REPRESENTING APPROXIMATELY 57% OF THE SHARES OF QSM COMMON STOCK OUTSTANDING ON SUCH DATE). ACCORDINGLY, THE QSM PRINCIPALS HAVE A SUFFICIENT NUMBER OF SHARES TO APPROVE THE MERGER AGREEMENT AND HAVE DELIVERED THEIR IRREVOCABLE PROXIES TO HMS TO VOTE THEIR SHARES IN FAVOR OF SUCH APPROVAL.

    IN CONSIDERING THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS OF QSM WITH RESPECT TO THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, QSM STOCKHOLDERS SHOULD BE AWARE THAT CERTAIN MEMBERS OF QSM'S MANAGEMENT AND QSM'S BOARD OF DIRECTORS HAVE INTERESTS IN THE MERGER THAT ARE IN ADDITION TO AND MAY CONFLICT WITH THE INTERESTS OF STOCKHOLDERS OF QSM GENERALLY. SEE "THE
MERGER -- INTERESTS OF CERTAIN PERSONS IN THE MERGER; CONFLICTS OF INTEREST" AND "THE MERGER AGREEMENT -- ESCROW FUND."

    The Board of Directors of QSM has fixed the close of business on October 11, 1996, as the record date (the "Record Date") for the determination of holders of shares of QSM Capital Stock entitled to notice of, and for the determination of holders of shares of QSM Common Stock entitled to vote at, the Special Meeting. As of the Record Date, there were 9,061,992 shares of QSM Common Stock issued and outstanding, each of which is entitled to one vote. The affirmative vote of the holders of at least a majority of the outstanding shares of QSM Common Stock is required to approve the Merger. The QSM Principals beneficially own or control in excess of a majority of the outstanding shares of such stock. Pursuant to the Merger Agreement, the QSM Principals have delivered their irrevocable proxies to vote all shares of QSM Common Stock over which they exercise voting control in favor of the Merger Agreement and the Merger. NO ACTION BY ANY OTHER STOCKHOLDER IS REQUIRED TO APPROVE THE MERGER.

     SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED IN EVALUATING THE MERGER DESCRIBED HEREIN AND THE SECURITIES OFFERED HEREBY.

    HMS has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (the "Registration Statement") on Form S-4 (Commission File No. 333-13513) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of HMS Common to be issued in connection with the Merger. This Information Statement/Prospectus constitutes the Prospectus of HMS filed as part of the Registration Statement. All information contained herein with respect to HMS has been furnished by HMS. All information contained herein with respect to QSM has been furnished by QSM.

    The HMS Common is traded on the Nasdaq National Market under the symbol "HMSY". On October 10, 1996, the last reported sale price for the HMS Common on the Nasdaq National Market was $28.63. Based on such last reported sale price, the maximum aggregate value of the transactions contemplated by the Merger Agreement is approximately $6,527,640.
                            ------------------------

THE SECURITIES ISSUABLE PURSUANT TO THIS INFORMATION STATEMENT/PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR
 ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE
  COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
   ADEQUACY OF THIS INFORMATION STATEMENT/PROSPECTUS. ANY REPRESENTATION TO
     THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

         THIS INFORMATION STATEMENT/PROSPECTUS IS FIRST BEING MAILED OR DELIVERED TO THE STOCKHOLDERS OF QSM ON OR ABOUT OCTOBER 18, 1996.

     The date of this Information Statement/Prospectus is October 15, 1996.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.....................................  (iv )
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................................   (v )
AVAILABLE INFORMATION.................................................................  (vi )
SUMMARY...............................................................................    1
  Description of HMS..................................................................    1
  Description of Sub..................................................................    1
  Description of QSM..................................................................    1
  Synergies of Proposed Merger........................................................    2
  The Special Meeting.................................................................    2
  The Merger..........................................................................    2
  Summary Historical Financial Data...................................................    5
  Selected Consolidated Financial and Operating Data -- HMS...........................    7
  Selected Financial and Operating Data -- QSM........................................    8
RISK FACTORS..........................................................................    9
  HHL Financial Services, Inc.........................................................    9
  Acquisitions and Expansion..........................................................    9
  Industry and Market Changes; Competition............................................    9
  Proprietary Technology..............................................................   10
  Health Care Payment Complexity......................................................   10
  Health Care Regulation and Reform...................................................   10
  Dependence Upon Key Personnel.......................................................   11
  Possible Volatility of Stock Prices.................................................   11
  Certain Anti-Takeover Provisions....................................................   11
  No Assurance that HMS Will Realize Anticipated Benefits from the Merger.............   11
  Interests of Certain Persons in the Merger; Conflicts of Interest...................   11
  Issuance of HMS Common in the Merger................................................   12
  Federal Income Tax..................................................................   12
COMPARATIVE PER SHARE INFORMATION.....................................................   13
PRICE RANGE OF HMS COMMON.............................................................   14
DIVIDEND POLICY.......................................................................   14
THE SPECIAL MEETING...................................................................   15
  Date, Time, Place and Purpose.......................................................   15
  Record Date.........................................................................   15
  Vote Required.......................................................................   15
THE MERGER............................................................................   16
  Background of the Merger............................................................   16
  QSM's Reasons for the Merger; Recommendation of the QSM Board of Directors..........   16
  Certain Federal Income Tax Consequences.............................................   17
  Interests of Certain Persons in the Merger; Conflicts of Interest...................   18
  Employment Agreements...............................................................   18
  No Dissenters' Rights of Appraisal..................................................   19
  Regulatory Approvals................................................................   19
  Accounting Treatment................................................................   19
  Resale Restrictions.................................................................   19
THE MERGER AGREEMENT..................................................................   20
  The Merger..........................................................................   20

                                                                                        PAGE
                                                                                        ----
  Effective Time of the Merger........................................................   20
  Conversion of Securities............................................................   20
  Treatment of Stock Options..........................................................   21
  Exchange Procedures.................................................................   21
  Escrow Fund.........................................................................   22
  Representations and Warranties......................................................   22
  Covenants; Conduct of Business Prior to Effective Time of the Merger................   22
  Negotiations with Others............................................................   23
  Management, Name and Location after the Merger......................................   23
  Conditions of the Merger............................................................   23
  Termination.........................................................................   24
  Effect of Termination...............................................................   24
  Expenses............................................................................   24
  Amendment...........................................................................   25
  Extension; Waiver...................................................................   25
COMPARISON OF RIGHTS OF HOLDERS OF QSM COMMON STOCK AND HMS COMMON....................   26
  General.............................................................................   26
  Voting Rights.......................................................................   26
  Amendments to Certificate of Incorporation..........................................   27
  Special Meetings....................................................................   27
  Stockholders' Action Without a Meeting..............................................   27
  Preemptive Rights...................................................................   28
  Dividends...........................................................................   28
  Stock Repurchases...................................................................   28
  Issuance of Rights or Options to Purchase Shares to Directors, Officers and
     Employees........................................................................   29
  Loans to Directors..................................................................   29
  Classification of the Board of Directors............................................   29
  Duties of Directors.................................................................   29
  Interested Director Transactions....................................................   30
  Limitations on Directors' Liability.................................................   30
  Indemnification of Directors and Officers...........................................   30
  Removal of Directors................................................................   31
BUSINESS OF HMS.......................................................................   32
  Overview............................................................................   32
  Business Strategy...................................................................   32
HMS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS..........................................................................   34
  Results of Operations...............................................................   34
  Nine Months Ended July 31, 1996 and 1995............................................   35
  Years Ended October 31, 1995 and 1994...............................................   36
  Years Ended October 31, 1994 and 1993...............................................   37
  Liquidity and Capital Resources.....................................................   38
BUSINESS OF QSM.......................................................................   39
  Overview............................................................................   39
  The QSM System......................................................................   39
  Synergy Resulting from the Proposed Merger..........................................   41
FACILITIES............................................................................   42

                                                                                        PAGE
                                                                                        ----
LEGAL PROCEEDINGS.....................................................................   42
QSM MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS..........................................................................   43
  Overview............................................................................   43
  Results of Operations...............................................................   43
  Three Months Ended June 30, 1996 and 1995...........................................   43
  Six Months Ended June 30, 1996 and 1995.............................................   43
  Years Ended December 31, 1995, 1994 and 1993........................................   44
  Net Operating Loss Carryforward.....................................................   44
  Liquidity and Capital Resources.....................................................   44
OWNERSHIP OF QSM CAPITAL STOCK........................................................   45
MANAGEMENT OF QSM FOLLOWING THE EFFECTIVE TIME OF THE MERGER..........................   46
EXECUTIVE COMPENSATION OF QSM.........................................................   47
LEGAL MATTERS.........................................................................   47
EXPERTS...............................................................................   47
QUALITY STANDARDS IN MEDICINE, INC.
  INDEX TO FINANCIAL STATEMENTS.......................................................  F-1

APPENDIX A   --  Agreement and Plan of Merger
APPENDIX B   --  Escrow Agreement

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements in the Summary and under the captions "Risk Factors," "HMS Management's Discussion and Analysis of Financial Conditions and Results of Operations," "Business of HMS," and elsewhere in this Information Statement/Prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of HMS, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: changes in general economic and business conditions; loss of market share through competition; introduction of competing services by other companies; changes in the degree of protection created by HMS's intellectual property rights; pressure on prices from competition or from purchasers of HMS's services; regulatory changes to the health care reimbursement process; regulatory obstacles to the introduction of new services that are important to HMS's growth; availability of qualified personnel; the loss of any significant customers; and other factors both referenced and not referenced in this Information Statement/Prospectus. When used in this Information Statement/Prospectus, the words "estimate," "project," "anticipate," "expect," "intend," "believe," and similar expressions are intended to identify forward-looking statements.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by HMS (File No. 0-20946) with the Commission pursuant to the Exchange Act of 1934, as amended (the "Exchange Act") are incorporated by reference in this Information Statement/Prospectus and are made a part hereof:

     (1) HMS's Annual Report on Form 10-K for the fiscal year ended October 31, 1995.

     (2) HMS's Quarterly Report on Form 10-Q for the quarter ended January 31, 1996.

     (3) HMS's Quarterly Report on Form 10-Q for the quarter ended April 30,
         1996.

     (4) HMS's Current Report on Form 8-K filed on May 14, 1996.

     (5) HMS's Quarterly Report on Form 10-Q for the quarter ended July 31,
         1996.

     (6) HMS's Current Report on Form 8-K filed on September 25, 1996.

     (7) The description of the Common Stock contained in HMS's Registration Statement on Form 8-A.

     All reports and any information statements filed by HMS pursuant to Sections 13, 14, or 15(d) of the Exchange Act subsequent to the date of this Information Statement/Prospectus and prior to the Special Meeting shall be deemed to be incorporated by reference into this Information Statement/Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference, or contained in this Information Statement/Prospectus shall be deemed to be modified or superseded for purposes of this Information Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Statement/Prospectus.

     THIS INFORMATION STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST, FROM THE OFFICE OF INVESTOR RELATIONS, HEALTH MANAGEMENT SYSTEMS, INC., 401 PARK AVENUE SOUTH, NEW YORK, NEW YORK 10016,
TELEPHONE: (212) 685-4545. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS PRIOR TO THE SPECIAL MEETING, ANY SUCH REQUEST SHOULD BE MADE BY NOVEMBER 13, 1996.

                             AVAILABLE INFORMATION

     HMS is subject to the information requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by HMS can be inspected and copied at the Commission's Public Reference Room, Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the public reference facilities maintained by the Commission at its regional offices located at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained from the Commission at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Electronic registration statements filed through the Commission's Electronic Data Gathering, Analysis and Retrieval system are publicly available through the Commission's Website (http://www.sec.gov). Additionally, material filed by HMS can be inspected at the offices of the Nasdaq National Market System Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

     HMS has filed the Registration Statement with the Commission covering HMS Common to be issued in connection with the Merger. As permitted by the rules and regulations of the Commission, this Information Statement/Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. For further information, please refer to the Registration Statement, including the exhibits thereto. Statements contained in this Information Statement/Prospectus relating to the contents of any contract or other document referred to herein are not necessarily complete, and reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

     All information concerning HMS contained in this Information Statement/Prospectus has been furnished by HMS and all information concerning QSM contained in this Information Statement/Prospectus has been furnished by QSM. No person is authorized to provide any information or to make any representations with respect to the matters described in this Information Statement/Prospectus other than those contained herein and, if given or made, such information or representation must not be relied upon as having been authorized by HMS, QSM or any other person. This Information Statement/Prospectus does not constitute an offer to sell, or a solicitation of any offer to purchase, any securities, or a solicitation of a proxy, in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such an offer or solicitation. Neither the delivery of this Information Statement/Prospectus nor any distribution of securities hereunder shall under any circumstances be deemed to imply that there has been no change in the assets, properties or affairs of HMS or QSM since the date hereof or that the information set forth herein is correct as of any time subsequent to the date hereof.

                                    SUMMARY

     The following summary is qualified in its entirety by reference to the more detailed information and financial statements appearing elsewhere in this Information Statement/Prospectus and in the documents and financial statements incorporated into this Information Statement/Prospectus by reference. Unless the context indicates otherwise, "HMS" refers to Health Management Systems, Inc., a New York corporation, and its subsidiaries and "QSM" refers to Quality Standards in Medicine, Inc., a Delaware corporation. Stockholders of QSM are urged to read carefully the entire Information Statement/Prospectus, including the Appendices. Certain statements set forth below under this caption constitute "forward-looking statements" within the meaning of the Reform Act. See "Special Note Regarding Forward-Looking Statements" on page iv for additional factors relating to such statements.

DESCRIPTION OF HMS

     HMS furnishes proprietary information management and data processing services and software to hospitals and other health care providers and to government health service agencies and other health care payors. HMS's services address the various types of data generated by the interaction of the participants in the health care process: the health care provider; the third-party payor; and the patient. Through its retrospective, concurrent, and prospective service offerings, HMS acts as an outsourcer of information management processes encompassing the clinical, operational, administrative, and financial data which results from the rendering of health care services. HMS's service offerings benefit its clients by enhancing revenue and accelerating cash flow (achieved through improved reimbursability and collectability), reducing operating and administrative costs (by supplying sophisticated information analytics), and enhancing decision making capabilities (via the application of previously unavailable information).

     HMS's principal executive offices are located at 401 Park Avenue South, New York, New York 10016, and its telephone number is (212) 685-4545.

DESCRIPTION OF SUB

     Sub is a Delaware corporation recently organized as a wholly-owned subsidiary of HMS for the purpose of effecting the Merger. It has no material assets and has not engaged in any activities except in connection with such proposed transaction.

     Sub's principal executive offices are located at 401 Park Avenue South, New York, New York 10016, and its telephone number is (212) 685-4545.

DESCRIPTION OF QSM

     QSM has developed and maintains a system for abstracting and analyzing clinical data in support of quality management of physician performance and patient outcomes in hospital settings (the "System"). The System is used by clients to improve quality, lower costs, demonstrate value to payors, meet regulatory requirements and lower malpractice risk. The System features 2,500 clinical standards, record abstracting functionality, and a proprietary database of comparative clinical information. QSM provides information to clients using the System, allowing all QSM clients to compare performance and benchmark against best practices with respect to the 2,500 clinical parameters. Information generated by the System reveals significant variation in clinical practice heretofore not documented, identifying significant opportunities to improve quality and reduce cost of care on an on-going basis.

     QSM had 1995 revenue of $0.8 million, and has clients in 13 states, the District of Columbia, and the United Kingdom.

     QSM's principal executive offices are located at 581 Boylston Street, Suite 250, Boston, Massachusetts 02116, and its telephone number is (617) 262-0996.

SYNERGIES OF PROPOSED MERGER

     HMS, in combination with its Health Care Microsystems, Inc. ("HCm") subsidiary, provides financial and clinical decision support systems to hospitals and other health care providers. These systems furnish detailed information on the composition of provider costs, the financial implications of internal management decisions, and the impact of managed care contracting alternatives.

     HCm's analytics are a sophisticated tool for quantitative analysis, while QSM's System facilitates qualitative assessments. By combining their complementary service offerings, HCm and QSM will be able to provide their institutional clients with sophisticated cost benefit and outcomes analyses. See "Business of QSM -- Synergy Resulting from the Proposed Merger."

THE SPECIAL MEETING

     Place, Date and Time. The Special Meeting will be held at the offices of QSM's legal counsel, Leboeuf, Lamb, Greene & MacRae, 260 Franklin Street, Boston, Massachusetts on November 20, 1996, at 9:30 a.m., local time.

     Purpose of Special Meeting. At the Special Meeting, QSM stockholders will be asked to approve and adopt the Merger Agreement, providing for the Merger of Sub, a wholly-owned subsidiary of HMS, with and into QSM, whereby QSM will become a wholly-owned subsidiary of HMS.

     Record Date; Voting Rights. Only holders of QSM Capital Stock of record on the books of the Company at the close of business on October 11, 1996 (the "Record Date") are entitled to notice of, and only holders of record of QSM Common Stock at the Record Date are entitled to vote at, the Special Meeting.

     Vote Required. The approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the issued and outstanding shares of QSM Common Stock entitled to vote thereon. In connection with the execution of the Merger Agreement, William B. Munier and the spouse of Rodrigo Rocha and certain entities controlled by Mr. Rocha, who own of record an aggregate of 5,193,788 shares of QSM Common Stock (or approximately 57% of the QSM Common Stock outstanding as of the Record Date) granted irrevocable proxies to designees of HMS to vote their shares in favor of the Merger Agreement and the Merger. ACCORDINGLY, THE APPROVAL OF THE MERGER AGREEMENT IS ASSURED WITHOUT THE VOTE OF ANY OTHER QSM STOCKHOLDER. See "The Special Meeting -- Vote Required" and "The Merger -- Background of the Merger."

THE MERGER

     Conversion of Securities. Upon consummation of the transactions contemplated by the Merger Agreement, Sub will be merged with and into QSM, with QSM being the surviving corporation (the "Surviving Corporation") in the Merger and becoming a wholly-owned subsidiary of HMS. At the Effective Time of the Merger (as defined in "Summary -- The Merger -- Effective Time of the Merger and Exchange of Share Certificates"):

          (a) with the consent of the holders (the "QSM Noteholders") of all promissory notes ("QSM Notes") issued by QSM which are outstanding immediately prior to the closing date (the "Closing Date") of the Merger, excluding any promissory notes issued to HMS evidencing working capital loans made to QSM prior to the Effective Time of the Merger, the QSM Notes, including accrued interest thereon through the Closing Date, will be exchanged for shares of HMS Common ("QSM Note Shares") having a Fair Value, as defined below, equal to the Fair Value of the respective QSM Notes;

          (b) with the consent of the holders (the "QSM Warrantholders") of all common stock purchase warrants ("QSM Warrants") issued by QSM which are outstanding immediately prior to the Closing Date, the QSM Warrants will be exchanged for shares of HMS Common (the "QSM Warrant Exchange Shares") having a Fair Value equal to the Fair Value of the respective QSM Warrants;

          (c) all outstanding options ("QSM Stock Options") to purchase QSM Common Stock will be assumed (collectively, the "Assumed QSM Stock Options") by HMS and converted into options

     ("HMS Stock Options") to purchase HMS Common having a Fair Value equal to the Fair Value of the respective QSM Stock Options;

          (d) with the consent of the holders thereof, each share of QSM Preferred Stock will be exchanged for shares of HMS Common (the "QSM Preferred Stock Exchange Shares") having a Fair Value equal to the Fair Value of the QSM Preferred Stock plus accrued dividends; and

          (e) without any action on the part of any holder of QSM Common Stock, each share of QSM Common Stock will be converted into shares of HMS Common in accordance with an exchange ratio (the "Exchange Ratio") to be determined as of the Closing Date equal to (x) 228,000 shares of HMS Common minus (y) the sum of the QSM Note Shares, Warrant Exchange Shares and Preferred Stock Exchange Shares divided by (z) the total number of shares of QSM Common Stock then issued and outstanding. See "The Merger
     Agreement -- Conversion of Securities."

     "Fair Value" is defined in the Merger Agreement to mean (i) with respect to HMS Common, the average closing price of HMS Common on the Nasdaq National Market for a period of five consecutive business days ending two business days prior to the Closing Date, (ii) with respect to HMS Stock Options, the value thereof as of two business days prior to the Closing Date as determined by HMS in accordance with the Black-Scholes pricing model, and (iii) with respect to QSM Preferred Stock, Notes, Stock Options and Warrants, the appraised values thereof as of two business days prior to the Closing Date as determined by Fechtor, Detwiler & Co., Inc. The Merger Agreement provides that if the Fair Value of HMS Common is less than $27.00 per share, the Exchange Ratio will be adjusted by substituting 233,000 shares of HMS Common in place of 228,000 shares.

     No fractional shares of HMS Common will be issued in the Merger. The number of shares of HMS Common to which each holder of QSM Capital Stock, Notes and Warrants will be entitled by reason of the Merger will be rounded up or down to the nearest whole share.

     Escrow Fund. To secure the obligations of QSM to HMS under the Merger Agreement, and to provide for the payment of certain expenses incurred by QSM in connection with the Merger, the holders of QSM Capital Stock, Notes and Warrants immediately prior to the Effective Time of the Merger are required to deliver to Coleman & Rhine LLP (the "Escrow Agent") an aggregate of ten percent of the shares of HMS Common to be issued to such holders in the Merger (the "Escrow Fund"), to be held in escrow by the Escrow Agent in accordance with the terms of the Escrow Agreement. The term of the escrow is for a period of nine months. Claims against the Escrow Fund are subject to a Threshold (as defined) of $100,000, with certain exceptions, and William B. Munier, Rodrigo Rocha and Peter B. Stovell are designated as the QSM Representatives. See "The Merger Agreement -- Escrow Fund."

     Recommendation of the QSM Board of Directors. The Board of Directors of QSM believes that the Merger is fair to, and in the best interest of, QSM and its securityholders. The QSM Board of Directors has unanimously approved the Merger Agreement and the Merger and recommends that the holders of QSM Common Stock vote in favor of the proposal to adopt and approve the Merger and the Merger Agreement. For a further discussion of this recommendation and the reasons therefor, see "The Merger -- QSM's Reasons for the Merger; Recommendation of the QSM Board of Directors."

     Effective Time of the Merger and Exchange of Share Certificates. The Merger will become effective upon the filing of a certificate of merger relating thereto with the Secretary of State of the State of Delaware (the "Effective Time of the Merger"). The Merger Agreement provides that the parties thereto will cause such certificate of merger to be filed as soon as practicable after all of the conditions to the consummation of the Merger have been satisfied or waived. See "The Merger -- Effective Time of Merger."

     Prior to the Effective Time of the Merger, instructions and a letter of transmittal will be furnished to all holders of QSM Common Stock for use in exchanging their stock certificates for certificates evidencing the shares of HMS Common they will be entitled to receive as a result of the Merger. HOLDERS OF QSM COMMON STOCK SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES FOR EXCHANGE UNTIL INSTRUCTIONS AND THE LETTER OF TRANSMITTAL ARE RECEIVED. See "The Merger Agreement -- Exchange Procedures."

     Conditions to the Merger. In addition to approval of the Merger Agreement by the holders of QSM Common Stock and certain customary conditions, consummation of the Merger is subject to the satisfaction or waiver of, among others, the following conditions: (i) that QSM shall have received fully executed consents from the holders of the QSM Preferred Stock, Warrants and Notes with respect to the transactions contemplated by the Merger Agreement;
(ii) that the holders of all outstanding $.25 QSM Warrants and vested $.25 QSM Stock Options shall have fully exercised their respective instruments prior to the Closing Date; and (iii) that the Registration Statement of which this Information Statement/Prospectus forms a part shall be effective. See "The Merger Agreement -- Conditions of the Merger."

     Termination. The Merger Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of matters presented in connection with the Merger by the stockholders of QSM: (i) by mutual written consent of QSM and HMS; (ii) by HMS or QSM, as the non-defaulting party, if there has been a material breach of any material representation, warranty, covenant or agreement contained in the Merger Agreement on the part of the other party and, if such breach is curable, such breach has not been cured within a ten day period after written notice of such breach; (iii) by either HMS or QSM if the Merger is not consummated on or before November 30, 1996, provided the failure of the Merger to have been consummated by such date was not the result of the party seeking to terminate the Merger Agreement to perform or fulfill any of its obligations thereunder; (iv) by either HMS or QSM if (a) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger or (b) there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental entity which would make consummation of the Merger illegal; and (v) by either HMS or QSM if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental entity, which would (a) prohibit HMS's or QSM's ownership or operation of all or a material portion of the business or assets of HMS or QSM, or compel HMS or QSM to dispose of or hold separate all or a material portion of the business or assets of HMS or QSM as a result of the Merger or (b) render HMS or QSM unable to consummate the Merger, except for any waiting period provisions. See "The Merger Agreement -- Termination."

     Amendment. The Merger Agreement may be amended by mutual agreement of the parties thereto. Any amendment to the Merger Agreement must be in writing and signed by the parties to the Merger Agreement. See "The Merger
Agreement -- Amendment."

     Expenses. The parties will each pay their own out-of-pocket expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby, except as specifically set forth below. At the closing (the "Closing") of the Merger, HMS will pay a brokerage fee in the amount of $150,000 incurred by QSM. In addition, unless the Merger is not consummated because (a) QSM fails to meet the accounting criteria for pooling transactions, as described below, and/or (b) QSM affirmatively decides not to consummate the Merger, HMS will reimburse QSM its actual and reasonable accounting, legal and independent appraisal fees up to a maximum of $90,000. See "The Merger Agreement -- Expenses."

     Interests of Certain Persons in the Merger. In considering the Merger, holders of QSM Common Stock should be aware that certain executive officers and directors of QSM have certain interests that may present them with potential conflicts of interest with respect to the Merger. See "The Merger -- Interests of Certain Persons in the Merger; Conflicts of Interest."

     Ownership of QSM Common Stock. As of the date of this Information Statement/Prospectus, executive officers and directors of QSM beneficially owned an aggregate of 6,525,158 shares of QSM Common Stock (including shares which might be deemed to be beneficially owned on account of outstanding QSM Stock Options). If the Special Meeting had been held on October 10, 1996, the next to last trading day before the date of this Information Statement/Prospectus (the "Trading Date"), executive officers and directors of QSM would have been entitled to receive in the Merger an aggregate of approximately 102,797 shares of HMS Common having an aggregate market value of approximately $2,942,565 based on the closing price per share of HMS Common reported on the Nasdaq National Market on the Trading Date. See "Ownership of QSM Capital Stock."

     Employment Agreements. In connection with the Merger, William B. Munier, Ira Yanowitz, Susan Terrillion, Lori Blades and Kenneth Housely (collectively, the "Key Employees" and individually a "Key Employee") will enter into employment agreements (the "Employment Agreements") pursuant to which QSM will agree to employ each of them through December 31, 1997. Each Key Employee entering into an Employment Agreement will be paid an agreed upon monthly salary and will be entitled to certain other benefits afforded to employees of HMS and its subsidiaries. Each Key Employee will also enter into a separate Confidentiality and Not-to-Compete Agreement with QSM and a Confidentiality and Non-competition Agreement with HMS. In addition, in consideration of HMS's completion of the Merger, Rodrigo Rocha, who is a director and a principal securityholder of QSM, has agreed to enter into a Not-to-Compete Agreement with QSM. See "The Merger -- Employment Agreements."

     Accounting Treatment. The Merger is intended to be accounted for as a pooling of interests. See "The Merger -- Accounting Treatment."

     Certain Federal Income Tax Consequences. HMS and QSM expect the Merger to be a tax-free reorganization for federal income tax purposes, pursuant to the Internal Revenue Code of 1986, as amended (the "Code"), so that no gain or loss will be recognized by HMS, Sub or QSM or their respective stockholders with respect to QSM Capital Stock that is exchanged for HMS Common. However, certain exchanges of HMS Common for accrued dividends on QSM Preferred Stock, accrued interest on QSM Notes, and QSM Warrants may give rise to a taxable exchange, the exercise of vested $.25 QSM Stock Options may result in ordinary income, and the exchange of HMS Stock Options for vested $1.00 and all other non-vested QSM Stock Options may result in gain. Each holder of QSM Capital Stock, Notes, Warrants and Stock Options should consult with their respective tax advisors regarding potential tax implications of receiving HMS Common and/or Stock Options for their interests in QSM. See "The Merger -- Certain Federal Income Tax Consequences."

     Dissenters' Rights. Under the Delaware Act, holders of QSM Capital Stock are not entitled to dissenters' rights of appraisal in connection with the Merger, because at the Record Date shares of HMS Common were and, as of the date of this Information Statement/Prospectus, are, quoted on the Nasdaq National Market. See "The Merger -- No Dissenters' Rights of Appraisal."

     Comparison of Rights of HMS Stockholders and Holders of QSM Capital
Stock. If the Merger Agreement is consummated, holders of QSM Capital Stock and Notes and Warrants will become HMS stockholders. Accordingly, the rights of such QSM securityholders will be governed by New York law, which differs in several respects from Delaware law, and by HMS's Certificate of Incorporation and By-laws, which differ in a number of respects from QSM's Certificate of Incorporation and By-laws. See "Comparison of Rights of Holders of QSM Capital Stock and HMS Common."

     Resales of HMS Common. The shares of HMS Common to be issued pursuant to the Merger Agreement have been registered under the Securities Act, and therefore may be resold without restriction by persons who are not deemed to be "affiliates" (as such term is defined under the Securities Act) of either HMS or QSM. See "The Merger -- Resale Restrictions."

     Risk Factors. HMS is subject to a number of factors which may affect its future operating results. These factors include, among others: (i) the adverse effects of possible health care reform; (ii) the regulatory environment in which HMS operates; and (iii) increasing competition in providing accounts receivable and health care reimbursement management services. See "Risk Factors" for a more complete discussion of the factors which should be considered in evaluating the Merger and the securities offered hereby.

SUMMARY HISTORICAL FINANCIAL DATA

     The following respective summary historical financial data have been derived from HMS's Consolidated Financial Statements and the notes thereto, which are incorporated by reference herein, and QSM's Financial Statements and the notes thereto, which are included elsewhere herein, and should be read in conjunction therewith.

     HMS. The selected consolidated financial and operating data under the captions "Selected Consolidated Financial and Operating Data -- HMS" for, and as of the end of, each of the years in the five-year period ended October 31, 1995, are derived from the consolidated financial statements of HMS, which financial statements have been audited by KPMG Peat Marwick L.L.P., independent certified public accountants. The consolidated financial statements as of October 31, 1995, 1994, and 1993, and for each of the years in the three-year period ended October 31, 1995, and the report thereon, which is based partially upon the report of other auditors are incorporated by reference elsewhere in this Information Statement/Prospectus. The selected data presented below for the nine-month period ended July 31, 1996 and 1995 and as of July 31, 1996 and as of July 31, 1995, are derived from and should be read in conjunction with the unaudited consolidated financial statements of HMS incorporated by reference elsewhere in this Information Statement/ Prospectus. The Unaudited Consolidated Financial Statements include all adjustments, consisting of normal, recurring accruals, which HMS management considers necessary for a fair presentation of the consolidated financial position and consolidated results of operations for these periods. Operating results for interim periods are not necessarily indicative of the results that may be expected for the full year. See "Incorporation of Certain Documents by Reference."

           SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA -- HMS
              (IN THOUSANDS, EXCEPT PER SHARE AND PERCENTAGE DATA)

                                                                                                       NINE MONTHS ENDED
                                                       YEARS ENDED OCTOBER 31,                              JULY 31,
                                     -----------------------------------------------------------      --------------------
                                      1991        1992(1)       1993         1994         1995         1995        1996(2)
                                     -------      -------      -------      -------      -------      -------      -------
STATEMENT OF OPERATIONS DATA:
Revenue............................  $38,838      $47,468      $59,949      $73,176      $89,727      $65,046      $76,752
Cost of services...................   33,798       39,420       48,989       59,314       71,627       52,029       67,565
                                     -------      -------      -------      -------      -------      -------      -------
Operating margin before
  amortization of intangibles......    5,040        8,049       10,960       13,862       18,100       13,037        9,187
Amortization of intangibles(3).....    4,820        3,166          303          190          243          189          161
                                     -------      -------      -------      -------      -------      -------      -------
Operating income...................      220        4,883       10,657       13,672       17,857       12,848        9,026
Net interest (expense) income......   (2,576)      (2,586)        (114)         464          942          674          665
Loss on investment.................       --           --           --           --           --           --         (927)
Merger related costs...............       --       (7,133)          --          (59)(4)   (1,045)(5)   (1,045)        (489)(6)
Equity in earnings of
  affiliate(7).....................       --           --           --           --           --           --          188
                                     -------      -------      -------      -------      -------      -------      -------
Income (loss) before income taxes
  and extraordinary item...........   (2,357)      (4,837)      10,543       14,077       17,754       12,477        8,463
Income tax benefit (expense).......      595       (1,280)      (4,766)      (6,353)      (8,152)      (5,840)      (3,209)
(loss) Income before extraordinary
  item.............................   (1,761)      (6,117)       5,777        7,724        9,602        6,637        5,254
Extraordinary loss, net of tax
  benefit..........................       --           --         (306)(8)       --           --           --           --
                                     -------      -------      -------      -------      -------      -------      -------
Net (loss) income..................   (1,761)      (6,117)       5,471        7,724        9,602        6,637        5,254
                                     -------      -------      -------      -------      -------      -------      -------
Accretion of preferred stock
  redemption value.................     (150)        (185)         (33)          --           --           --           --
Net (loss) income attributable to
  common shareholders..............  $(1,911)     $(6,302)     $ 5,438      $ 7,724      $ 9,602      $ 6,637      $ 5,254
                                     =======      =======      =======      =======      =======      =======      =======
PER COMMON SHARE DATA:
(Loss) income (before extraordinary
  item)............................  $ (0.20)     $ (0.63)     $  0.37      $  0.46      $  0.55      $  0.38      $  0.29
Net (loss) income..................  $ (0.20)     $ (0.63)     $  0.35      $  0.46      $  0.55      $  0.38      $  0.29
Weighted average shares
  outstanding(9)...................    9,401        9,967       15,508       16,674       17,407       17,322       18,276
SELECTED OPERATING DATA:
Operating margin as a percentage of
  revenue..........................       13%          17%          18%          19%          20%          20%          12%
Operating income as a percentage of
  revenue..........................        1%          10%          18%          19%          20%          20%          12%

                                                                              OCTOBER 31,
                                                            -----------------------------------------------       JULY 31,
                                                             1991     1992(1)    1993      1994      1995         1996(2)
                                                            -------   -------   -------   -------   -------       --------
BALANCE SHEET DATA:
Cash and short-term investments...........................  $ 3,577   $ 7,792   $26,447   $27,760   $30,088         30,054
Working capital...........................................    6,394    13,128    28,319    35,942    41,643         55,828
Total assets..............................................   31,021    37,592    60,802    69,777    87,384        108,793
Long-term debt obligations................................   20,268    18,971        --        --        --             --
Redeemable preferred stock................................      949     1,134        --        --        --             --
Common shareholders' (deficiency) equity..................     (792)      273    38,181    47,043    59,224         72,827

---------------
(1) The financial results as of and for the year ended October 31, 1992 reflect the effects of a merger termination agreement between HMS and HHL Financial Services, Inc. ("HHL").

(2) The financial results as of and for the nine months ended July 31, 1996 reflect the effects of a one-time charge and revenue reversal related to HMS's termination of its contracts with HHL.

(3) Intangible assets were principally recorded in connection with HMS's 1989 recapitalization and its acquisition in 1990 of Quality Medi-Cal Adjudication, Incorporated. See Notes 1(a), 1(b), and 5 of Notes to Consolidated Financial Statements.

(4) Includes costs of an acquisition consummated by the Company's Health Care microsystems, Inc. ("HCm") subsidiary prior to its merger with HMS.

(5) Includes costs associated with HMS's acquisition of HCm. See Note 1(d) of Notes to Consolidated Financial Statements.

(6) Includes costs associated with HMS's acquisition of CDR Associates, Inc. See
    Note 1(f) of Notes to Consolidated Financial Statements.

(7) HMS has an investment in Health Information Systems Corporation, a joint venture company, which is accounted for under the equity method of accounting. See Note 1(e) to the Notes to Consolidated Financial Statements.

(8) The extraordinary loss of $306,000, net of income tax benefit of $257,000, reflects the write-off of the unamortized debt discount attributable to the prepayment of subordinated debentures.

(9) Common stock equivalents have not been included in the computation of weighted average number of shares outstanding in 1991 and 1992 since the effect would have been antidilutive, except for 234,698 common stock equivalents that have been included in 1992 related to stock options issued during 1992 at an exercise price deemed, for financial reporting purposes, to be below fair market value.

     QSM. The selected financial data set forth below with respect to QSM's statements of operations for the years ended December 31, 1993, 1994 and 1995 and with respect to QSM's balance sheet at December 31, 1995 and 1994 have been derived from the financial statements of QSM and the notes thereto included elsewhere in this Information Statement/Prospectus and have been audited by Ernst & Young LLP, independent auditors. The selected financial data set forth below with respect to QSM's statements of operations for the years ended December 31, 1991 and 1992 and with respect to QSM's balance sheets as of December 31, 1991, 1992 and 1993 have been derived from QSM's financial statements, which are not included herein. The selected financial data as of June 30, 1995 and 1996 and for the six months ended June 30, 1995 and 1996 have been derived from the unaudited financial statements of QSM. The unaudited financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth therein. The results of operations for the six months ended June 30, 1996 are not necessarily indicative of future operating results. The financial data set forth below is qualified in its entirety by and should be read in conjunction with QSM Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements and notes thereto included elsewhere in this Information Statement/Prospectus.

                   SELECTED FINANCIAL AND OPERATING DATA--QSM
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                        SIX MONTHS ENDED JUNE 30,
                                               YEAR ENDED DECEMBER 31,
                                   ------------------------------------------------     -------------------------
                                    1991      1992       1993       1994      1995         1995          1996
                                   ------    -------    -------    ------    ------     -----------   -----------
STATEMENT OF OPERATIONS DATA:
System licensing sales...........  $  178    $   467    $   466    $  813     $ 840         $ 297          $271
Operating and research and
  development expense............     855      1,311      1,489     1,280     1,359           653           681
Amortization of intangibles......     311        336        103        26         0             0             0
                                    -----    -------    -------    ------    ------         -----         -----
Operating loss...................    (988)    (1,180)    (1,126)     (493)     (519)         (356)         (409)
Interest expense.................       4        106        212       255        95            37            72
                                    -----    -------    -------    ------    ------         -----         -----
Net loss.........................  $ (992)   $(1,286)   $(1,338)   $ (748)   $ (614)      $  (393)      $  (481)
                                    =====    =======    =======    ======    ======         =====         =====
PER COMMON SHARE DATA:
Net loss.........................  $(0.23)   $ (0.28)   $ (0.24)   $(0.11)   $(0.07)      $ (0.04)      $ (0.05)
Weighted average shares
  outstanding....................   4,352      4,627      5,512     6,628     9,024         8,990         9,062

                                                                DECEMBER 31,
                                               -----------------------------------------------      JUNE 30,
                                               1991      1992       1993      1994      1995          1996
                                               -----    -------    -------    -----    -------     -----------
BALANCE SHEET DATA:
Cash and cash equivalents....................  $ 122    $    42    $    35    $  43    $    40       $    13
Working capital deficiency...................   (143)      (269)      (568)     (65)      (230)         (481)
Total assets.................................    636        412        702      981        778           924
Long-term debt and deferred income...........    510      1,444      2,186      913      1,128         1,554
Redeemable preferred stock...................      8          5          5        5          5             5
Common stockholders' deficit.................   (159)    (1,442)    (2,395)    (591)    (1,105)       (1,581)

                                  RISK FACTORS

     The following factors, in addition to the other information contained or incorporated by reference in this Information Statement/Prospectus, should be considered carefully by the securityholders of QSM in evaluating the Merger and the shares of HMS Common offered hereby.

     Certain statements set forth below under this caption constitute "forward-looking statements" within the meaning of the Reform Act. See "Special Note Regarding Forward-Looking Statements" on page iv for additional factors relating to such statements.

RISKS RELATING TO AN INVESTMENT IN HMS

HHL FINANCIAL SERVICES, INC.

     HHL Financial Services, Inc. ("HHL") has been a significant client of HMS since 1993, accounting for 10%, 13% and 10% of HMS's total revenue in fiscal years 1993, 1994 and 1995, respectively, and 5% of HMS's total revenue in first nine months of 1996. HHL is in default of its contractual obligations to HMS. As a result, HMS expects to receive substantially reduced revenue from HHL in the future and on August 21, 1996 announced that it had taken a charge to cover a write-off of (i) prior period accounts receivable of $2.881 million, (ii) estimated net costs relating to HMS's continued contractual obligations to HHL of $3.823 million, and (iii) HMS's investment in HHL of $0.927 million, resulting in a total write-off of $7.631 million. Additionally, revenue of $2.180 million relating to HMS's third fiscal quarter was reversed. HMS intends to reallocate a substantial portion of the resources heretofore used to fulfill HMS's contractual obligations to HHL to support other segments of HMS's business. The impact on net income after taxes of the one-time charge and revenue reversal was $5,514 million. HMS does not believe that the loss of HHL's business will degrade HMS's future performance to any substantial degree. See "HMS Management's Discussion and Analysis of Financial Condition and Results of Operations."

ACQUISITIONS AND EXPANSION

     HMS's strategy includes the expansion of its business through selective acquisitions. In pursuing such acquisitions, HMS competes with other prospective acquirors, some of which may have greater financial resources than HMS. There can be no assurance that suitable acquisition opportunities will be identified or that acquisitions can be consummated or integrated successfully into HMS's operations. In addition, future acquisitions by HMS could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities and amortization expenses related to goodwill and other tangible assets, any of which could materially adversely affect HMS's operating results and financial position. See "Business of HMS -- Business Strategy."

     Growth through acquisition entails certain risks in that acquired operations could be subject to unanticipated business uncertainties or legal liabilities. HMS seeks to minimize these risks through investigation and evaluation of the operations proposed to be acquired and through transaction structure and indemnification. Further, HMS may use its affiliate, Health Information Systems Corporation ("HISCo"), to make acquisitions that do not fully satisfy the criteria mandated for acquisitions made directly by HMS. The various risks associated with the operational integration of future acquisitions and the subsequent performance of such acquired operations may adversely affect HMS's results of operations. The ability of HMS to acquire additional operations may depend upon its ability to obtain appropriate financing and personnel.

INDUSTRY AND MARKET CHANGES; COMPETITION

     The market for providing accounts receivable and health care reimbursement management services to hospitals is emerging rapidly, primarily because of the increasing recognition by hospitals of the need for revenue enhancement services. HMS's proprietary data processing services respond to a need caused primarily by the complexity and magnitude of the information demands made on hospitals and other providers of health care services by government and private health insurance programs. The demand for HMS's services may be adversely affected by advances in data processing technology that reduce the cost and complexity of accurate data collection by hospitals and government agencies, as well as by regulatory changes aimed at simplifying the health care reimbursement process. Potential developments that could simplify the reimbursement process and adversely affect HMS's business include (i) a significant increase in reimbursement to health care service providers based on a fee for each patient enrolled, regardless of the cost of the services performed in the course of treatment, relative to conventional fee-for-service arrangements and (ii) the development of direct technological interfaces between third party payors and providers of health care services. At the same time, HMS believes that any changes in the health care reimbursement system will create opportunities to provide data management services to meet the information requirements of such changes.

     Although HMS's data processing services involve certain unique aspects, the business of providing accounts receivable and health care reimbursement management services to hospitals and governmental health care agencies is highly competitive. Various companies compete with HMS in providing one or more aspects of HMS's services. HMS may also encounter increased competition from companies attempting to expand the scope of their health care management services.

PROPRIETARY TECHNOLOGY

     The fields of data processing and related computer software have undergone, and are expected to continue to undergo, rapid and significant technological change. HMS expects that the technology associated with its data processing services will continue to develop rapidly, and HMS's success will depend, in large part, on its ability to maintain a competitive position with respect to such technology.

     HMS's success is dependent to a significant extent on its ability to maintain the proprietary and confidential aspects of its data processing and computer software technology. HMS relies on a combination of copyright and contractual protections to establish and protect its proprietary rights. However, there can be no assurance that such measures will be adequate to prevent misappropriation of HMS's technology. In addition, these protections do not prevent independent third party development of competitive technologies or services.

HEALTH CARE PAYMENT COMPLEXITY

     The complexity of the health care payment process, and the experience of HMS in offering services that improve the ability of its customers to recover incremental revenue through that process, have been contributing factors to the success of HMS's service offerings. Complexities of the health care payment process include multiple payors, the coordination and utilization of review and other administrative procedures instituted by third-party payors in an effort to control costs and manage care. If the payment processes associated with the health care industry are simplified, the need for services such as those offered by HMS could be reduced, and there could be a resulting adverse effect on HMS's business, results of operations or financial condition.

HEALTH CARE REGULATION AND REFORM

     Government regulation can adversely affect HMS's business by, among other things, reducing the amount of reimbursement HMS's hospital clients are entitled to receive for providing health care services. During the past decade, federal and state governments have implemented legislation designed to contain the increase in health care costs, and it is anticipated that such legislative initiatives will continue. Proposals to reduce the rate of growth in Medicare and Medicaid expenditures are currently being actively considered by the executive and legislative branches of government. Future legislation initiatives, such as a nationalized health insurance system, could, if implemented, simplify the health care reimbursement process and adversely affect the demand for HMS's services. HMS is unable to predict the effect, if any, that future legislation would have on its business. HMS's operations are not subject to laws and regulations dealing with collection agency activities because HMS's services do not deal with the collection of delinquent accounts receivable and do not involve any contact with patients, but are directed exclusively towards the transfer of medical payments between providers and payors of health care. A substantial portion of HMS's activities are subject to laws and regulations of the federal and state agencies that administer the Medicare and Medicaid programs.

     While it is not expected that federal legislation regarding health care reform will be enacted in the near future, it is uncertain at this time what legislation on health care reform will ultimately be enacted or whether other changes in the administration or interpretation of governmental health care programs will occur. There can be no assurance that future health care legislation or other changes in the administration or interpretation of governmental health care programs will not have an adverse effect on the business, results of operations or financial condition of HMS.

DEPENDENCE UPON KEY PERSONNEL

     As HMS's success depends upon the continued contributions of its senior management, the loss of services of certain of HMS's executive officers could have an adverse effect on HMS's business. Accordingly, although HMS does not have long term service agreements with most of its executive officers, HMS does have confidentiality, non-compete and non-solicitation agreements with each of its executive officers and certain other employees. In general, such agreements
(i) require the employee to protect the confidential and proprietary information of HMS and (ii) preclude the employee from soliciting other employees of HMS or competing with HMS for periods of up to three years following termination of employment.

POSSIBLE VOLATILITY OF STOCK PRICES

     The market price of HMS Common could be subject to significant fluctuations in response to variations in quarterly operating results and other factors, such as announcements of technological innovations or new products by HMS or by HMS's competitors, adoption of new or amended government regulations, changes in patent or other proprietary rights, and developments in HMS's relationships with its customers. In addition, the stock market has in recent years experienced significant price fluctuations. These fluctuations often have been unrelated to the operating performance of the specific companies whose stock is traded. Broad market fluctuations, as well as fluctuating economic conditions generally, may adversely affect the market price of HMS Common.

CERTAIN ANTI-TAKEOVER PROVISIONS

     HMS's Certificate of Incorporation, as amended, authorizes the issuance of up to 5,000,000 shares of "blank check" Preferred Stock with such designations, rights and preferences as may be determined by HMS's Board of Directors. Accordingly, HMS's Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of holders of the HMS Common. In the event of issuance, Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of HMS. Although HMS has no present intention to issue any shares of Preferred Stock, there can be no assurance that HMS will not do so in the future. In addition, HMS's By-laws provide for a classified Board of Directors, which provision could also have the effect of discouraging a change of control of HMS.

RISKS RELATING TO THE MERGER

NO ASSURANCE THAT HMS WILL REALIZE ANTICIPATED BENEFITS FROM THE MERGER

     The Merger involves the combination of certain aspects of two companies that have operated independently. Accordingly, there can be no assurance that QSM can be successfully integrated into HMS or that HMS and its stockholders (including persons who become stockholders as a result of the Merger) will ultimately realize any of the anticipated benefits of the Merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER; CONFLICTS OF INTEREST

     In considering the recommendation of the Board of Directors of QSM with respect to the Merger Agreement and the transactions contemplated thereby, QSM's securityholders should be aware that certain members of QSM's management and QSM's Board of Directors have interests in the Merger that are in addition to and may conflict with the interests of securityholders of QSM generally. The Board of Directors of

QSM was aware of these interests and considered them, among other factors, in approving the Merger Agreement and the transactions contemplated thereby. See "The Merger -- Interests of Certain Persons in the Merger; Conflicts of Interest" and "The Merger Agreement -- Treatment of Stock Options."

ISSUANCE OF HMS COMMON IN THE MERGER

     Pursuant to the Merger Agreement, the number of shares of HMS Common to be received by each holder of QSM Common Stock, Preferred Stock, Warrants and Notes will be based on the Fair Value of the HMS Common. If the Fair Value of HMS Common is less than $27.00 per share, the Exchange Ratio will be adjusted by substituting 233,000 shares of HMS Common in place of 228,000 shares. Accordingly, the aggregate number of shares of HMS Common issuable in the Merger, and the actual number of shares of HMS Common to be issued to each QSM securityholder in connection therewith, will not be determinable (based on the price of HMS Common during the relevant five business day period) until the second business day prior to the Closing Date, which date may be after the date of the Special Meeting. See "The Merger Agreement -- Conversion of Securities."

FEDERAL INCOME TAX

     If the Merger were not to constitute a tax-free reorganization under
Section 368(a)(1) of the Code, each holder of QSM Capital Stock, Notes and Warrants would recognize gain or loss equal to the difference between the fair market value of the HMS Common Stock received and such holder's basis in the QSM securities exchanged therefor. Such gain or loss would be long-term capital gain or loss, provided such securities had been held for more than one year. See "The Merger -- Certain Federal Income Tax Consequences", "-- Accounting Treatment" and "The Merger -- Conditions of the Merger."

                       COMPARATIVE PER SHARE INFORMATION

     The following table sets forth certain per common share information for HMS and QSM on both historical and pro forma combined bases (giving effect to the Merger using the pooling-of-interests method of accounting) and certain information on an equivalent pro forma combined basis for each share of QSM Common Stock. No cash dividends have ever been declared or paid on HMS Common or QSM Common Stock.

                                                            PER SHARE OF COMMON STOCK
                                                        ----------------------------------
                                                        INCOME         CASH          BOOK
                                                        (LOSS)     DIVIDENDS(8)     VALUE
                                                        ------     ------------     ------
        HMS -- Historical(1)(2)(3)
          Year ended October 31, 1993.................  $ 0.69          $--         $ 2.46
          Year ended October 31, 1994.................    0.82          --            2.82
          Year ended October 31, 1995.................    1.03          --            3.40
          Nine months ended July 31, 1996.............    0.70          --            3.98
        HMS -- Pro Forma Combined(1)(2)(3)(4)(5)
          Year ended October 31, 1993.................  $ 0.61          $--         $ 2.27
          Year ended October 31, 1994.................    0.78          --            2.87
          Year ended October 31, 1995.................    0.98          --            3.50
          Nine months ended July 31, 1996.............    0.47          --            4.06
        QSM -- Historical(6)
          Year ended December 31, 1993................  $(0.20)         $--         $(0.43)
          Year ended December 31, 1994................   (0.07)         --           (0.09)
          Year ended December 31, 1995................   (0.06)         --           (0.12)
        QSM -- Equivalent Pro Forma Combined(7)
          Year ended October 31, 1993.................  $ 0.02          $--         $ 0.08
          Year ended October 31, 1994.................    0.02          --            0.07
          Year ended October 31, 1995.................    0.02          --            0.08
          Nine months ended July 31, 1996.............    0.01          --            0.10

---------------
(1) Income (loss) represents income (loss) from continuing operations.

(2) Historical book value per share information for HMS as of the end of each period presented is computed by dividing historical stockholders' equity by the number of shares of HMS Common outstanding at the end of each period presented, excluding common stock equivalents. Pro forma combined book value per share information as of the end of each period presented is computed by dividing pro forma stockholders' equity by the number of shares of HMS Common outstanding on such dates and the 228,000 shares of HMS Common to be issued in the Merger.

(3) In February 1995, HMS acquired Health Care microsystems, Inc. ("HCm") in a merger transaction accounted for as a pooling-of-interests. Subsequently, in April 1996, HMS acquired CDR Associates, Inc. ("CDR") in a merger transaction accounted for as a pooling-of-interests. Accordingly, the historical financial statements of HMS have been restated to reflect these mergers.

(4) The HMS Pro Forma Combined Income (Loss) per share amounts for the years ended October 31, 1993, 1994 and 1995 and the nine months ended March 31, 1996 give effect to (i) the Merger as if it had occurred on November 1, 1992 and (ii) certain pro forma adjustments related to the mergers with HCm and CDR.

(5) For purposes of preparing Pro Forma Combined per share information, QSM's operating results for the years ended December 31, 1993, 1994 and 1995 were combined with HMS's operating results for the years ended October 31, 1993, 1994 and 1995.

(6) Historical book value per share information for QSM as of the end of each period presented is computed by dividing historical stockholders' equity attributable to holders of QSM Common Stock by the number of shares of QSM Common Stock outstanding at the end of the period.

(7) Equivalent pro forma combined per share information for QSM is determined by multiplying the HMS's pro forma combined amounts (which are based on HMS's October 31 fiscal year results and QSM's calendar year results) by an assumed Exchange Ratio of approximately .014 to 1, .013 to 1 and .013 to 1 for the years ended October 31, 1993, 1994 and 1995 and .012 to 1 for the nine month period ended July 31, 1996 to represent equivalent per share amounts to common stockholders of QSM.

(8) Distributions made by CDR while it was an "S" corporation prior to its merger with HMS are not included in Cash Dividends Per Share.

                           PRICE RANGE OF HMS COMMON

     The HMS Common is traded on the Nasdaq National Market under the symbol "HMSY." The table below sets forth the high and low sales prices for the Common Stock as reported on the Nasdaq National Market for the periods indicated.

                                                                      HIGH       LOW
                                                                     ------     ------
        1994
          First Quarter............................................  $12.00     $ 7.55
          Second Quarter...........................................   11.55       9.55
          Third Quarter............................................   11.78       9.55
          Fourth Quarter...........................................   12.78       9.89
        1995
          First Quarter............................................   15.33      11.11
          Second Quarter...........................................   17.17      12.55
          Third Quarter............................................   22.83      14.09
          Fourth Quarter...........................................   23.67      17.17
        1996
          First Quarter............................................   26.83      17.17
          Second Quarter...........................................   31.75      24.50
          Third Quarter............................................   37.00      21.75
          Fourth Quarter (through October 3, 1996).................   29.75      25.67

     As of the date of this Information Statement/Prospectus, HMS had approximately 748 stockholders of record.

     On (i) September 3, 1996, the last trading date prior to public announcement of the Merger, and (ii) October 10, 1996, the closing sale price of HMS Common, as reported on the Nasdaq National Market, was $28.00 and $28.63 per share, respectively.

     QSM is privately held and there is no established public market for the QSM Common Stock or QSM Preferred Stock. As of the date of this Information Statement/Prospectus, there were 33 holders of record of QSM Common Stock and one holder of record of QSM Preferred Stock.

                                DIVIDEND POLICY

     HMS has never paid any cash dividends on its capital stock and does not anticipate paying cash dividends in the foreseeable future. It is the present intention of HMS's Board of Directors to retain all earnings in HMS in order to support the future growth of its business. HMS's existing bank credit facility prohibits the payment of cash dividends.

                              THE SPECIAL MEETING

DATE, TIME, PLACE AND PURPOSE

     The Special Meeting will be held at the offices of QSM's legal counsel, Leboeuf, Lamb, Greene & MacRae, L.L.P., at 260 Franklin Street, Boston, Massachusetts 02110, on Friday, November 20, 1996, at 9:30 a.m., local time. At the Special Meeting and any adjournments or postponements thereof, the holders of QSM Common Stock will be asked to consider and vote upon (i) a proposal to ratify and approve the Merger Agreement, pursuant to which, among other things, Sub will be merged with and into QSM, and QSM will become a wholly-owned subsidiary of HMS, and (ii) such other business as may properly come before the Special Meeting. The text of the Merger Agreement is attached as Appendix A to this Information Statement/Prospectus.

RECORD DATE

     The Board of Directors of QSM has fixed the close of business on October 11, 1996, as the Record Date for the Special Meeting, and only holders of record of QSM Common Stock and Preferred Stock at the close of business on the Record Date will be entitled to notice of, and only holders of Common Stock will be entitled to vote at, the Special Meeting. As of the Record Date, there were 9,061,992 shares of Common Stock outstanding and entitled to vote, which shares were held by approximately 33 holders of record.

VOTE REQUIRED

     The affirmative vote of the holders of a majority of the issued and outstanding shares of QSM Common Stock entitled to vote at the Special Meeting is required to adopt and approve the Merger Agreement and the transactions contemplated thereby. Any abstentions will have the same effect as a vote against the proposal to adopt and approve the Merger Agreement.

     Concurrent with the execution of the Merger Agreement, each of the QSM Principals has executed an irrevocable proxy in favor of designees of HMS, authorizing such proxies to vote in favor of the Merger Agreement and the transactions contemplated thereby at the Special Meeting. Such irrevocable proxies represent in excess of 50% of the shares of QSM Common Stock outstanding as of the Record Date and entitled to vote on the Merger at the Special Meeting. Accordingly, the approval of the Merger Agreement is assured without the vote of any other QSM stockholder.

                                   THE MERGER

BACKGROUND OF THE MERGER

     In May 1996, HMS approached QSM regarding the possible acquisition of QSM through a pooling of interests. Both QSM and HMS's wholly-owned subsidiary, HCm, support the financial survival of health care providers having to cope with the complexities of the health care delivery system by applying data, analytics, and process improvement to the health care provider's clinical and financial business processes. QSM furnishes clinical quality management and improvement systems to hospital providers in the United States and the United Kingdom, offering a product solution tailored to address the unique requirements of the clinical quality management and improvement processes. In turn, HMS, and particularly HCm, deliver financial and clinical management systems and services across the United States and in Europe (including the United Kingdom) and Asia to hospitals and other health care providers and to third party and self-insured payors. Given the current position of QSM and HCm, HMS expressed the belief that a combined entity comprised of QSM and HCm could: (a) expand QSM's current market; (b) augment QSM's current product set for hospitals; (c) facilitate the introduction of QSM into other segments of the provider marketplace (e.g., managed health care organizations, larger proprietary hospital chains, third party payors and self-insured payors, etc.); (d) accrete QSM software offerings to HCm systems and services; (e) accrete HCm systems and services to QSM systems, enabling HCm and QSM to offer more fully expansive capabilities for clinical and financial management of the health care provider's business; (f) afford QSM the benefit of HCm and HMS's corporate infrastructure -- comprised of effective processes directed at marketing, planning, budgeting, personnel administration, system development, client support, recruiting, and training;
(g) support QSM's technological migration from its character-based DOS software to a platform better suited to the demands of today's market place; and (h) afford HCm the benefit of QSM's considerable clinical skills, thereby furthering the maturation and efficacy of the HCm applications development process.

     HMS's initial approach was followed by a preliminary letter of interest dated June 3, 1996. On June 4, 1996, the Board of Directors of QSM met to discuss the letter of interest from HMS and passed a resolution authorizing William B. Munier to negotiate an agreement with HMS for the merger of the two companies, subject to final approval by the QSM Board of Directors prior to being submitted to the holders of QSM Common Stock for their consideration and approval.

     On June 10, 1996, HMS and QSM signed a letter of interest covering the proposed merger and in late August and early September, a final agreement was negotiated and the Boards of Directors of HMS and QSM voted unanimously for adoption of the Merger Agreement.

     On September 3, 1996, HMS and QSM executed an Agreement and Plan of Merger and holders of more than 50% of the outstanding Common Stock of QSM on the record date delivered their irrevocable proxies to designees of HMS, to vote all of their shares of QSM Common Stock for ratification and approval of the Merger Agreement.

QSM'S REASONS FOR THE MERGER; RECOMMENDATION OF THE QSM BOARD OF DIRECTORS

     In reaching its determination that the Merger is fair to and in the best interests of all securityholders of QSM, the Board of Directors of QSM consulted with QSM's management and legal counsel. Set forth below are the material factors that the QSM Board considered in reaching this determination:

          (i) the QSM Board's review and analysis of QSM's business, operations, financial condition, competitive position, earnings and prospects. Following its review of such factors, the QSM Board made the determination that the consideration to be received by the holders of QSM's Common Stock, Preferred Stock, Notes and Warrants reflected an appropriate valuation of QSM;

          (ii) the current and prospective economic and competitive environment in the health care industry. The QSM Board recognized a trend toward consolidation in the health care industry and took note of certain factors responsible for the trend. The QSM Board noted, for example, a drive toward greater efficiency resulting in lower cost operations and the advantages of greater geographic diversification. The

     Board believed that the Merger would result in cost savings because certain duplicative administrative expenses would be eliminated. As a result, the QSM Board determined that the combined company would be better equipped to compete in a rapidly consolidating health care industry;

          (iii) the possible alternatives to the Merger, including the prospects of continuing to operate QSM, the value to QSM's securityholders of such alternatives and the timing and likelihood of actually achieving additional value from these alternatives. The Board determined, based on a review of such alternatives, that none of the alternatives appeared to offer the same prospects for success as the proposed combination with HMS;

          (iv) the possibility that, as a result of the Exchange Ratio, changes in the share price of HMS Common could materially affect, positively or negatively, the value of the consideration to be received in the Merger by QSM securityholders, but concluded that such risk was outweighed by the possible benefits to be obtained by QSM from the Merger;

          (v) the terms and conditions of the Merger Agreement;

          (vi) that certain members of QSM's management and QSM's Board have certain interests in the Merger that are in addition to their interests as securityholders of QSM generally. The QSM Board did not believe that such interests affected its evaluation of the Merger; and

          (vii) the expectation that the Merger will afford QSM securityholders the opportunity to receive HMS Common in a transaction that is nontaxable for federal income tax purposes to the maximum extent practicable.

     The foregoing discussion addresses several of the material factors considered by the QSM Board in connection with its evaluation of the Merger. In view of the wide variety of factors, the QSM Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the foregoing factors or determine that any factor was of particular importance. Rather, the QSM Board viewed its position and recommendation as being based on the totality of the information presented to and considered by it.

     THE BOARD OF DIRECTORS OF QSM UNANIMOUSLY RECOMMENDS THAT HOLDERS OF QSM COMMON STOCK VOTE TO RATIFY AND APPROVE THE MERGER AGREEMENT.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion relates to the material federal income tax consequences of the Merger to holders of QSM Capital Stock who hold their shares as capital assets. The discussion is based on the current provisions of the Code, applicable Treasury Regulations, judicial authority and administrative rulings and practice. It does not address all aspects of federal income taxation that may be relevant to particular QSM stockholders in light of their personal investment circumstances, or to certain types of stockholders subject to special treatment under the federal income tax laws, including, without limitation, insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign persons, and stockholders who acquired QSM Capital Stock pursuant to the exercise of employee stock options or otherwise as compensation. In addition, this discussion does not address the state, local or foreign tax consequences of the Merger. There can be no assurance that the Internal Revenue Service will not take a contrary view to those expressed herein. No rulings have been or will be requested from the Internal Revenue Service with respect to the tax consequences of the Merger. Moreover, legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein.

     HOLDERS OF QSM CAPITAL STOCK, NOTES, WARRANTS AND STOCK OPTIONS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS, AND OF ANY CHANGES IN APPLICABLE TAX LAWS.

     Assuming the Merger is consummated at the Effective Time of the Merger pursuant to the terms of the Merger Agreement, the Merger will qualify as a tax-free reorganization under Section 368(a)(1) of the Code and no gain or loss will be recognized by a holder whose shares of QSM Capital Stock are converted into and exchanged for shares of HMS Common. In addition, as a result of the Merger: (i) the tax basis of the HMS Common received by the holders of QSM Capital Stock will be equal to the basis of the QSM Capital Stock exchanged therefor; and (ii) the holding period of the HMS Common received by the holders of QSM Capital Stock will include the holding period of the QSM Capital Stock surrendered in exchange therefor.

     The preceding discussion assumes that: (i) the Merger will be consummated in accordance with the Merger Agreement; (ii) following the Merger, QSM will continue its historic business or use a significant portion of its historic business assets in a business; and (iii) the management of QSM knows of no plan or intention on the part of the QSM stockholders to dispose of a number of shares of HMS Common received in the Merger that would reduce the QSM stockholders' ownership of HMS Common to a number of shares having a value, as of the Effective Time of the Merger, of less than 50% of the value of all of the formerly outstanding QSM Capital Stock as of the Effective Time of the Merger.

     If the Merger were not to constitute a reorganization under Section 368(a)(1) of the Code, each holder of QSM Capital Stock would recognize gain or loss equal to the difference between the fair market value of the HMS Common received and such holder's basis in the shares of QSM Capital Stock exchanged therefor. Such gain or loss would be long-term capital gain or loss, provided such shares had been held for more than one year.

     In addition to the foregoing: (i) holders of QSM Preferred Stock and Notes may recognize taxable income in the exchange for shares of HMS Common to the extent of accrued dividends or interest; (ii) holders of QSM Warrants may recognize a taxable gain on the exchange for shares of HMS Common; (iii) holders of vested $.25 QSM Stock Options may recognize ordinary income upon the exercise of their options for shares of QSM Common Stock, which are then converted into shares of HMS Common in the Merger; and (iv) holders of Assumed QSM Stock Options may recognize gain upon the exchange of HMS Stock Options for their Assumed QSM Stock Options. SUCH HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS.

INTERESTS OF CERTAIN PERSONS IN THE MERGER; CONFLICTS OF INTEREST

     Certain members of QSM's management and QSM's Board of Directors have certain interests in the Merger that are in addition to and may conflict with the interests of stockholders of QSM generally. QSM's Board was aware of and discussed these interests in connection with its consideration and approval of the Merger Agreement. In considering the recommendation of the QSM Board in respect of the Merger Agreement and the transactions contemplated thereby, QSM's stockholders should be aware of these interests which may present actual or potential conflicts of interest with respect to the Merger.

     Pursuant to the QSM Stock Option Plan and under the terms of the Merger Agreement, all outstanding vested $.25 QSM Stock Options will be exercised immediately prior to the Closing Date of the Merger and an aggregate of 58,500 shares of QSM Common Stock will be issued to the holders of these QSM Stock Options. As of the Effective Time of the Merger, all outstanding $1.00 QSM Stock Options and all non-vested QSM Stock Options (collectively, the "Assumed QSM Stock Options") will be assumed by HMS and converted into identical HMS Stock Options having a Fair Value equal to the Fair Value of the respective QSM Stock Options. As of September 3, 1996, there were issued and outstanding options to acquire 430,000 shares of QSM Common Stock under the QSM Stock Option Plan. As of such date, directors and executive officers of QSM did not hold any QSM Stock Options.

     In addition, HMS will grant to certain members of senior management and certain employees of QSM up to 40,000 HMS Stock Options minus the amount of Assumed QSM Stock Options. These options will be fully vested by October 31, 1999.

EMPLOYMENT AGREEMENTS

     In connection with the Merger, William B. Munier, Ira Yanowitz, Susan Terrillion, Lori Blades and Kenneth Housely (collectively, the "Key Employees" and individually a "Key Employee") will enter into employment agreements (the "Employment Agreements") pursuant to which QSM will agree to employ each of them through December 31, 1997. Each Key Employee entering into an Employment Agreement will be paid an agreed upon annual salary and will be entitled to certain other benefits afforded to employees of HMS and its subsidiaries. Each Key Employee will also enter into a separate Not-to-Compete Agreement with QSM and a Confidentiality and Non-competition Agreement with HMS. In addition, Rodrigo Rocha, who is a director and a principal securityholder of QSM, has agreed to enter into a Not-to-Compete Agreement with QSM in consideration of HMS's effecting the Merger.

NO DISSENTERS' RIGHTS OF APPRAISAL

     Under Section 262(b) of the Delaware Act, holders of QSM Capital Stock are not entitled to dissenters' rights of appraisal in connection with the Merger because, at the QSM Record Date, shares of HMS Common were quoted on the Nasdaq National Market. The HMS Common is currently quoted on the Nasdaq National Market.

REGULATORY APPROVALS

     HMS and QSM are not aware of any license or regulatory permit which is material to the business of HMS or QSM and which is likely to be adversely affected by consummation of the Merger or any approval or other action by any state, federal or foreign government or governmental agency (other than routine relicensing procedures) that would be required prior to the Merger.

ACCOUNTING TREATMENT

     The Merger is intended to qualify as a pooling of interests for accounting and financial reporting purposes. Under the pooling of interests accounting method, (i) the recorded historical cost basis of the assets and liabilities of both HMS and QSM will be carried forward to the operations of HMS generally at their recorded amounts and (ii) financial statements of HMS issued subsequent to the consummation of the Merger will be restated to include the combined financial position, results of operations and cash flows for HMS and QSM for all periods presented therein. Certain events, including certain transactions with respect to HMS Common or QSM Capital Stock by affiliates of HMS or QSM, respectively, may prevent the Merger from qualifying as a pooling of interests for accounting and financial reporting purposes. See "The Merger -- Resale Restrictions."

RESALE RESTRICTIONS

     All shares of HMS Common received by holders of QSM Capital Stock, Notes and Warrants in the Merger (other than those to be held in escrow pursuant to the Terms of the Merger Agreement) will be freely transferable, except that (i) shares of HMS Common received by persons who are deemed "affiliates" (as such term is defined under the Securities Act) of HMS or QSM prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 in the case of such persons who become affiliates of HMS or as otherwise permitted under the Securities Act) and (ii) executive officers of QSM after the Merger shall be subject to the "window period" resale restrictions applicable to all HMS directors and executive officers of HMS (including its subsidiaries). Persons who may be deemed to be affiliates of HMS or QSM generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal stockholders of such party. The Merger Agreement requires QSM to use all reasonable efforts to cause each of its affiliates to execute a written agreement to the effect that such person will not offer to sell, transfer or otherwise dispose of any of his or her shares of HMS Common until such time as financial results covering at least 30 days of combined operations of the Surviving Corporation and HMS after the Effective Time of the Merger have been published by HMS, either by issuance of a quarterly earnings report, an effective registration statement filed with the Commission, a report filed with the Commission on Form 10-K, 10-Q or 8-K or any other public filing or announcement which includes such information.

                              THE MERGER AGREEMENT

     THE DETAILED TERMS AND CONDITIONS TO THE MERGER ARE CONTAINED IN THE MERGER AGREEMENT, WHICH IS INCLUDED IN FULL AS APPENDIX A TO THIS INFORMATION STATEMENT/PROSPECTUS AND INCORPORATED HEREIN BY REFERENCE. THE FOLLOWING SUMMARY OF THE MATERIAL TERMS OF THE MERGER AGREEMENT IS QUALIFIED IN ITS ENTIRETY BY, AND MADE SUBJECT TO, THE MORE COMPLETE INFORMATION SET FORTH IN THE MERGER AGREEMENT.

THE MERGER

     Subject to the terms and conditions of the Merger Agreement, at the Effective Time of the Merger, Sub will be merged with and into QSM and thereupon the separate existence of Sub will cease and QSM will become a wholly-owned subsidiary of HMS. The Merger will have effects specified in the Delaware Act.

EFFECTIVE TIME OF THE MERGER

     Upon the satisfaction or waiver of all conditions to the Merger, and provided that the Merger Agreement has not been terminated or abandoned, HMS and QSM will cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware. The Merger will become effective upon the filing of the Certificate of Merger or at such later time as HMS and QSM have agreed upon and designated in such filing as the Effective Time of the Merger.

CONVERSION OF SECURITIES

     Pursuant to the Merger Agreement, as of the Effective Time of the Merger:

          (a) with the consent of the QSM Noteholders, the QSM Notes, including accrued interest thereon through the Closing Date, will be exchanged for shares of HMS Common having a Fair Value equal to the Fair Value of the respective QSM Notes;

          (b) with the consent of the QSM Warrantholders, the QSM Warrants will be exchanged for shares of HMS Common having a Fair Value equal to the Fair Value of the respective QSM Warrants;

          (c) all outstanding QSM Stock Options will be assumed by HMS and converted into HMS Stock Options having a Fair Value equal to the Fair Value of the respective QSM Stock Options;

          (d) with the consent of the holders thereof, each share of QSM Preferred Stock will be exchanged for shares of HMS Common having a Fair Value equal to the Fair Value of the QSM Preferred Stock plus accrued dividends; and

          (e) without any action on the part of any holder of QSM Common Stock, each share of QSM Common Stock (other than shares of QSM Common Stock that are owned by HMS or are held by QSM as treasury shares) will be converted into shares of HMS Common in accordance with the Exchange Ratio.

     Each of the issued and outstanding shares of capital stock of Sub immediately prior to the Effective Time of the Merger will be converted into one share of QSM issued and outstanding Capital Stock, all of which will be owned by HMS.

     "Fair Value" is defined in the Merger Agreement to mean (i) with respect to HMS Common, the average closing price of HMS Common on the Nasdaq National Market for a period of five consecutive business days ending two business days prior to the Closing Date, (ii) with respect to HMS Stock Options, the value thereof as of two business days prior to the Closing Date as determined by HMS in accordance with the Black-Scholes pricing model, and (iii) with respect to QSM Preferred Stock, Notes, Warrants and Stock Options, the appraised values thereof as of two business days prior to the Closing Date as determined by Fechtor, Detwiler & Co., Inc. The Merger Agreement provides that if the Fair Value of HMS Common is less than $27.00 per share, the Exchange Ratio will be adjusted by substituting 233,000 shares of HMS Common in place of 228,000 shares.

     HMS Common is quoted on the Nasdaq National Market under the symbol "HMSY." All shares of QSM Capital Stock converted in the Merger will no longer be outstanding and will automatically be canceled and retired and will cease to exist. Each holder of a certificate formerly representing shares of QSM Capital Stock will cease to have any rights with respect thereto, except the right to receive, without interest, certificates representing shares of HMS Common upon surrender of such certificate representing shares of QSM Capital Stock.

TREATMENT OF STOCK OPTIONS

     The Merger Agreement provides that, in the case of any Assumed QSM Stock Option to which Section 421 of the Code applies by reason of its qualifications under Section 422 or Section 423 of the Code ("Qualified Stock Options"), the option price, the number of shares purchasable pursuant to such Assumed QSM Stock Options and the terms and conditions of exercise of such Assumed QSM Stock Options will be determined in order to comply with Section 424 of the Code. As soon as practicable after the Effective Time of the Merger, HMS is required to deliver to holders of Assumed QSM Stock Options appropriate option agreements under the HMS Stock Option and Restricted Stock Purchase Plan (the "HMS Stock Option Plan") representing the right to acquire shares of HMS Common.

     HMS is required to take all corporate action necessary to reserve for issuance a sufficient number of shares of HMS Common for delivery upon exercise of the Assumed QSM Stock Options. The shares of HMS Common subject to such Assumed QSM Stock Options were included in a Registration Statement on Form S-8 previously filed by HMS and declared effective by the Commission. HMS has agreed to use all reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Assumed QSM Stock Options remain outstanding.

EXCHANGE PROCEDURES

     QSM Common Stock. As soon as practicable after the Closing Date, HMS will deliver to each holder of record of a certificate or certificates (the "Certificates") representing outstanding shares of QSM Common Stock, a Letter of Transmittal or similar instrument for use in effecting the surrender of the Certificates in exchange for HMS Common pursuant to the Merger Agreement. Upon surrender to HMS of a Certificate for cancellation after the Effective Time of the Merger, the holder of such Certificate shall be entitled to receive in exchange therefor the number of shares of HMS Common to which the holder of QSM Capital Stock is entitled pursuant to the Merger Agreement and is represented by the Certificate so surrendered. The Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of QSM Common Stock which is not registered in the transfer records of QSM, the appropriate number of shares of HMS Common may be delivered to a transferee if the Certificate representing the right to receive such HMS Common is presented to HMS and accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered, each Certificate will be deemed at any time after the Effective Time of the Merger to represent the right to receive upon such surrender the number of shares of HMS Common as provided by the Merger Agreement and the provisions of the Delaware Act.

     QSM Preferred Stock, Notes and Warrants. As soon as practicable after the Closing Date, HMS shall deliver to all holders of QSM Preferred Stock, Notes and Warrants, certificates representing the QSM Preferred Stock Exchange Shares, Note Shares and Warrant Exchange Shares.

     QSM STOCKHOLDERS ARE REQUESTED NOT TO SURRENDER THEIR CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE A NOTICE AND TRANSMITTAL FORM FROM HMS.

     No fractional shares of HMS Common will be issued in the Merger. The number of shares of HMS Common each holder of shares of QSM Capital Stock, Notes and Warrants will be entitled to receive under the Merger Agreement will be rounded up or down to the nearest whole share.

     In the event any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by HMS, the posting by such person of a bond in such amount, form and with such surety as HMS may direct as indemnity against any claim that may be made against it with respect to such Certificate, HMS will issue in exchange for such lost, stolen or destroyed Certificate the appropriate number of shares of HMS Common in respect of such Certificate.

ESCROW FUND

     To secure the obligations of QSM to HMS under the Merger Agreement, and to provide for the payment of certain expenses incurred by QSM in connection with the Merger (see "Expenses" below), the holders of QSM Capital Stock, Notes and Warrants immediately prior to the Effective Time of the Merger are required to deliver to the Escrow Agent an aggregate of 10% of the shares of HMS Common to be issued to such holders in the Merger, to be held in escrow by the Escrow Agent in accordance with the terms of the Escrow Agreement. The term of the escrow is for a period of nine months. Claims against the Escrow Fund are subject to a Threshold (as defined) of $100,000, with certain exceptions, and William B. Munier, Rodrigo Rocha and Peter B. Stovell are designated as the QSM Representatives. Reference is made to the Escrow Agreement attached hereto as Appendix B for a complete description thereof.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various customary representations and warranties relating to, among other things, HMS's and/or QSM's: (i) organization and similar corporate matters; (ii) capital structure and the ownership of subsidiaries; (iii) other material investment interests; (iv) authorization, execution, delivery, performance and enforceability of the Merger Agreement; (v) conflicts under certificates of incorporation or by-laws or comparable organizational documents, required consents and approvals, and breaches of material contracts; (vi) compliance with material laws and regulations; (vii) documents filed by HMS with the Commission and the accuracy of information contained therein; (viii) litigation; (ix) absence of certain material changes;
(x) tax matters; (xi) employee benefit plans; (xii) labor matters; (xiii) proprietary rights; (xiv) absence of actions preventing the accounting for the Merger as a pooling of interests; (xv) the use of brokers in arranging the Merger; (xvi) related party transactions; and (xvii) undisclosed material liabilities.

COVENANTS; CONDUCT OF BUSINESS PRIOR TO EFFECTIVE TIME OF THE MERGER

     QSM has agreed, among other things, prior to the Effective Time of the Merger, unless HMS agrees in writing or as otherwise required to consummate the transactions contemplated by the Merger Agreement: (i) to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and consistent with such business; (ii) to preserve intact its present business organization; (iii) to keep available the services of its present officers, key employees and members of its Medical Advisory Panel and preserve its relationship with customers, suppliers and others having business dealings with it; and (iv) to maintain continuous insurance coverage substantially equivalent to the insurance coverage in existence at the date of the Merger Agreement.

     In addition, QSM will not engage in any transaction not in the ordinary course consistent with its past practices, nor will QSM enter into any new material agreement or amend any existing material agreement (other than minor modifications) without the prior written consent of HMS.

     Furthermore, QSM will not: (i) declare, pay or promise to pay any dividends on or make other distributions in respect of any of its capital stock; (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of QSM; or (iii) repurchase or otherwise acquire any shares of its capital stock.

     QSM will not issue, deliver or sell or authorize, promise or propose the issuance, delivery or sale of, or purchase or promise or propose the purchase of, any shares of its capital stock or any class of securities exercisable or convertible into or exchangeable for, or rights, warrants or options to acquire, any such shares or other convertible securities.

     QSM has agreed not to amend its Certificate of Incorporation or By-laws, except as contemplated in the Merger Agreement.

     QSM will not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business of any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to QSM.

     QSM has agreed not to sell, lease or otherwise dispose of any of its assets except in the ordinary course of business consistent with QSM's prior practices.

     Except for certain working capital loans made or to be made to QSM by HMS prior to the Effective Time of the Merger, QSM will not incur any indebtedness for borrowed money, or guarantee any such indebtedness or issue or sell or promise to issue or sell, any debt securities of QSM or guarantee any debt securities of others.

     QSM will not adopt or amend in any material respect any agreement with employees, other than as provided in the Merger Agreement.

     QSM has agreed not to alter the manner of keeping its books, accounts or records, or change in any manner the accounting practices therein reflected.

NEGOTIATIONS WITH OTHERS

     The Merger Agreement provides that, prior to the Effective Time of the Merger, QSM will not, and will cause each of its officers, directors, employees, agents, legal and financial advisors and affiliates not to, directly or indirectly, (i) solicit, initiate, encourage or participate in any discussions or negotiations with respect to, or to take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any offer or proposal to directly or indirectly acquire outside the ordinary course of business any of the business or properties of QSM or the QSM Capital Stock, whether by merger, consolidation, proxy solicitation, tender or exchange offer, business combination, purchase of assets or otherwise, other than the transactions contemplated by the Merger Agreement, or (ii) except as required by law, to furnish or disclose to any person, other than HMS or its agents, any information not customarily disclosed concerning the business, assets, liabilities, properties and personnel of QSM, or afford to any person other than HMS and its agents access to the properties, books or records of QSM. If QSM receives any offer or proposal, written or otherwise, of the type referred to above, QSM promptly will inform HMS of such offer or proposal and furnish HMS with a copy thereof if such offer or proposal is in writing.

MANAGEMENT, NAME AND LOCATION AFTER THE MERGER

     After the Effective Time of the Merger, QSM will be a wholly-owned subsidiary of HMS. QSM's Board of Directors will be comprised of individuals designated by HMS. The name of the Surviving Corporation will continue to be Quality Standards in Medicine, Inc. and the location of its principal office will be 581 Boylston Street, Suite 250, Boston, Massachusetts 02116.

CONDITIONS OF THE MERGER

     The respective obligations of HMS and QSM to consummate the Merger are subject to the fulfillment of certain conditions, some of which may be waived by the mutual consent of QSM and HMS, including, without limitation, the following:
(i) the Registration Statement, of which this Information Statement/ Prospectus forms a part, shall have become effective and no stop order with respect thereto shall be in effect; (ii) the Merger Agreement and the transactions contemplated thereby shall have been approved and adopted in the manner required by applicable law by the holders of the issued and outstanding shares of QSM Common Stock entitled to vote thereon; (iii) all necessary approvals under state securities laws relating to the issuance or trading of the HMS Common to be issued in connection with the Merger shall have been received; (iv) all consents or approvals from third parties shall have been obtained; (v) neither HMS nor QSM shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by the Merger Agreement; (vi) no statute, rule or regulation shall been enacted which would make the consummation of the Merger illegal; (vii) the shares of HMS Common to be issued in the Merger shall be authorized for listing on the Nasdaq National Market; (viii) HMS shall have received the opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P., counsel to QSM, and QSM shall have received the opinion of Coleman & Rhine LLP, counsel to HMS, each in a form acceptable to HMS and QSM, respectively; (ix) holders of Preferred Stock, QSM Notes and Warrants shall have consented to the Merger and the transactions thereunder; and (x) the other party shall have performed in all material respects its agreements contained in the Merger Agreement required to be performed by it and the representations and warranties of the other party contained in the Merger Agreement shall be true and correct. There is currently no intention on the part of either QSM or HMS to waive any of the conditions set out above.

TERMINATION

     The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time of the Merger, before or after approval by the stockholders of QSM:

          (a) by mutual written consent of QSM and HMS;

          (b) by HMS or QSM, as the non-defaulting party, if there has been a material breach of any material representation, warranty, covenant or agreement contained in the Merger Agreement on the part of the other party set forth in the Merger Agreement and, if such breach is curable, such breach has not been cured within a ten day period after written notice of such breach;

          (c) by either HMS or QSM if the Merger shall not have been consummated on or before November 30, 1996; provided, the failure of the Merger to have been consummated by such date was not the result of the party seeking to terminate the Merger Agreement to perform or fulfill any of its obligations thereunder;

          (d) by either HMS or QSM if (i) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger or (ii) there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental entity which would make consummation of the Merger illegal; and

          (e) by either HMS or QSM if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental entity, which would (i) prohibit HMS's or QSM's ownership or operation of all or a material portion of the business or assets or HMS or QSM, or compel HMS or QSM to dispose of or hold separate all or a material portion of the business or assets of QSM, as a result of the Merger or (ii) render HMS or QSM unable to consummate the Merger, except for any waiting period provisions.

EFFECT OF TERMINATION

     In the event of termination of the Merger Agreement by either QSM or HMS, the Merger Agreement shall forthwith become void and there will be no liability or obligation on the part of HMS or QSM or their respective officers or directors except with respect to the payment of expenses and except to the extent that such termination results from the breach by a party hereto of any of its covenants or agreements in the Merger Agreement.

EXPENSES

     The parties will each pay their own out-of-pocket expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby, except as specifically set forth below. At the Closing of the Merger, HMS will pay a brokerage fee in the amount of $150,000 incurred by QSM. In addition, unless the Merger is not consummated because (a) QSM fails to meet the accounting criteria for pooling transactions, as described below, and/or (b) QSM affirmatively decides not to consummate the Merger, HMS will reimburse QSM its actual and reasonable accounting, legal and independent appraisal fees up to a maximum of $90,000. Any expenses incurred by QSM in connection with the Merger not reimbursable by HMS will be payable from the Escrow Fund.

AMENDMENT

     The Merger Agreement may be amended by the parties thereto, by action taken by their respective Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of QSM and Sub but, after any such stockholder approval, no amendment will be made which by law requires the further approval of stockholders without obtaining such further approval. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto.

EXTENSION; WAIVER

     At any time prior to the Effective Time of the Merger, any party to the Merger Agreement, by such corporate action as shall be appropriate, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant thereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained therein. Any agreement on the part of a party thereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

                       COMPARISON OF RIGHTS OF HOLDERS OF
                        QSM COMMON STOCK AND HMS COMMON

GENERAL

     As a result of the Merger, holders of QSM Capital Stock will become stockholders of HMS, and the rights of such former QSM stockholders will thereafter be governed by the HMS Certificate of Incorporation (the "HMS Charter") and By-laws (the "HMS By-laws"). The following summary, which does not purport to be a complete statement of the differences between the rights of the holders of QSM Capital Stock and the holders of HMS Common, is an explanation of the material differences between the QSM Common Stock and the HMS Common resulting from the differences between the HMS Charter and the QSM Certificate of Incorporation (the "QSM Charter"), the HMS By-laws and the QSM By-laws and New York and Delaware law. This summary is qualified in its entirety by reference to the full text of each of such documents and the applicable state statutes.

VOTING RIGHTS

  Generally

     Each holder of QSM Common Stock is entitled to one vote for each share held by such holder on all matters upon which holders of QSM Common Stock are entitled or afforded the opportunity to vote. Except where the Delaware Act prescribes a higher vote, to be effective, corporate action taken by vote of stockholders of a Delaware corporation must be authorized by the vote of the holders of a majority of the outstanding shares of all classes of stock entitled to vote thereon present in person or by proxy at the meeting.

     Each stockholder of record of HMS Common is entitled to one vote for every share of such stock. Except as otherwise provided by law, whenever any corporate action other then the election of directors is to be taken by vote of the shareholders of HMS, it must be authorized by a majority of the votes cast at a meeting of shareholders by the holders of shares entitled to vote thereon.

  Election of Directors

     The QSM Charter provides that the number of directors shall be fixed in the QSM By-laws, which provide that the number of directors cannot be less than three or more than nine.

     The HMS By-laws provide that the HMS Board of Directors shall consist of not less than three members.

  Approval of Certain Transactions

     The Delaware Act generally requires the affirmative vote of a majority of the outstanding stock entitled to vote thereon for the approval of any merger or consolidation. Unless required by the certificate of incorporation, no stockholder approval is required for certain mergers in which (i) there is no amendment to the certificate of incorporation of a corporation, (ii) each share of stock of such corporation is to be an identical outstanding or treasury share of the surviving corporation after the effective date of the merger and (iii) either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock will be issued or delivered in connection with the merger or the unissued shares or treasury shares of stock of the surviving corporation to be issued or delivered in connection with the merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered in connection with the merger do not exceed 20% of the shares of common stock of such corporation outstanding immediately prior to the effective date of the merger.

     The New York Business Corporation Law (the "NYBCL") requires the affirmative vote of two-thirds of all outstanding shares entitled to vote thereon to effect a merger, a consolidation, a share exchange or the sale, lease or disposition of all or substantially all of a corporation's assets. Notwithstanding any provision in the certificate of incorporation, the holders of shares of a class or series are entitled to vote as a class if the proposed transaction contains any provision which, if contained in an amendment to the certificate of incorporation, would entitle the holder of shares of such class or series to vote as a class thereon; in such a case, in addition to the required two-thirds vote of all outstanding shares, the merger must be authorized by a vote of the holders of a majority of all outstanding shares of each such class or series. The NYBCL does not contain a provision for mergers (other than those between a corporation and its 90% or more owned subsidiary) without the approval of shareholders similar to that in the Delaware Act.

     Accordingly, as opposed to the Delaware Act, the NYBCL would make approval of a merger, a consolidation, a share exchange or the sale, lease or disposition of all or substantially all of a corporation's assets more difficult to obtain.

     Because the Merger is structured as a merger of two Delaware corporations, the two-thirds affirmative vote requirement and the other procedures under New York law described in the preceding paragraph do not apply to HMS in connection with the Merger.

AMENDMENTS TO CERTIFICATE OF INCORPORATION

     Under both Delaware and New York law, amendments to a certificate of incorporation may be authorized by the vote of the holders of a majority of all outstanding shares entitled to vote thereon. Both state statutes also provide for approval by vote of the holders of a majority of outstanding shares of a particular class of stock in certain circumstances.

SPECIAL MEETINGS

     Under both Delaware and New York law, special meetings of stockholders may be called by the board of directors and by such other person or persons authorized to do so by the corporation's certificate of incorporation or by-laws. In addition, Delaware law provides that, if an annual meeting is not held within 30 days of the date designated for such a meeting, or is not held for a period of 13 months after the last annual meeting, the Delaware Court of Chancery may summarily order a meeting to be held upon the application of any stockholder or director. Under New York law, if there is a failure to elect a sufficient number of directors to conduct the business of the corporation for a period of one month after the date fixed by or under the by-laws for the annual meeting of stockholders or for a period of 13 months after the last annual meeting, the board of directors will call a special meeting for the election of directors. If the board fails to do so within 14 days of the expiration of such period or if a meeting is so called but the directors are not elected within two months, holders of 10% of the shares entitled to vote in an election of directors may demand the call of a special meeting of directors.

     Therefore, in comparison to Delaware law, New York law makes calling a special meeting a more difficult process for stockholders because of the 10% of stockholders requirement and other procedures under New York law described above.

STOCKHOLDERS' ACTION WITHOUT A MEETING

     The Delaware Act provides that stockholders may take any action without a meeting by written consent signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, unless otherwise provided in the certificate of incorporation. The QSM Charter contains no provision limiting the right to act by written consent. Prompt notice of the taking of any action by less than unanimous consent must be given to stockholders who did not consent to such action. The NYBCL, however, provides that stockholders may take any action without a meeting by written consent only if such consent is signed by the holders of all outstanding shares entitled to vote thereon, unless otherwise provided in the certificate of incorporation. The HMS Charter contains no provisions altering the provisions of the statute.

     Therefore, stockholders will find it more difficult to take any action without a meeting under the more restrictive NYBCL requirement that a written consent be signed by the holders of all of the shares entitled to vote.

PREEMPTIVE RIGHTS

     The Delaware Act allows for, but does not require, the grant of preemptive rights in a company's certificate of incorporation. Neither the QSM Charter nor the QSM By-laws provide preemptive rights to holders of QSM Capital Stock. The NYBCL provides, subject to certain exceptions, preemptive rights to stockholders upon an issuance of securities which would adversely affect certain specified interests of such stockholders, provided that the certificate of incorporation may provide otherwise. Under the HMS Charter there are no preemptive or other subscription rights.

     Therefore, stockholders are not entitled to receive preemptive rights under either Delaware or New York law.

DIVIDENDS

     Subject to any restrictions in a corporation's certificate of incorporation (which the QSM Charter does not include), the Delaware Act generally provides that the directors of a corporation may declare and pay dividends out of surplus (defined as the excess, if any, of the net assets over capital (defined as the aggregate par value of the outstanding stock, if par value stock, plus or minus any amount added or subtracted by resolution of the board, but in no event less than the aggregate par value)) or, when no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Dividends may not be paid out of net profits if the capital of the corporation is less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

     Under the NYBCL, a corporation may declare and pay dividends on its outstanding shares except when the corporation is insolvent or would thereby be made insolvent, or when the declaration, payment or distribution would be contrary to any restrictions contained in the certificate of incorporation. In general, dividends may be declared or paid out of surplus only. When any dividend is paid or any other distribution is made, in whole or in part, from sources other than earned surplus, it must be accompanied by a written notice disclosing the amounts by which such dividend or distribution affects stated capital, capital surplus and earned surplus, or, if such amounts are not yet determinable, disclosing the approximate effect of such dividend on stated capital, capital surplus and earned surplus and stating that such amounts are not yet determinable.

     Accordingly, although both Delaware and New York law will allow for a dividend to be declared, the NYBCL has heightened disclosure requirements with respect to a dividend paid out from sources other than surplus.

STOCK REPURCHASES

     The Delaware Act permits a corporation to repurchase or redeem its shares, except that a corporation may not do so when the capital of the corporation is impaired or when such purchase or redemption would cause any impairment of the capital of the corporation. A purchase or redemption out of capital of shares which are entitled upon any distribution of the corporation's assets, whether by dividend or liquidation, to a preference over another class or series of its stock, is permitted if such shares will be retired upon their acquisition and the capital of the corporation reduced in accordance with Delaware law.

     Under the NYBCL, a corporation may, subject to restriction imposed by law or its certificate of incorporation, repurchase or redeem its shares out of surplus except when the corporation is insolvent or would thereby be made insolvent. A corporation may repurchase its shares out of stated capital (with the foregoing exception) if the purchase is made for the purpose of (i) eliminating fractions of shares, (ii) collecting or compromising indebtedness to the corporation or (iii) paying shareholders the fair value of their shares in connection with the exercise of statutory appraisal rights.

     Accordingly, although both the Delaware Act and the NYBCL will allow a corporation to repurchase or redeem its shares from surplus, New York law is more restrictive regarding the use of stated capital for such purchases or redemptions in that the corporation must comply with the above stated purposes.

ISSUANCE OF RIGHTS OR OPTIONS TO PURCHASE SHARES TO DIRECTORS, OFFICERS AND EMPLOYEES

     The Delaware Act permits any corporation, either in its certificate of incorporation or by resolution of its board of directors, to create rights or options entitling the holders thereof to purchase from the corporation any shares of its capital stock of any class or classes. In the absence of actual fraud in the transaction, the judgment of the directors as to the consideration for the issuance of such rights or options and the sufficiency thereof shall be conclusive. The NYBCL requires that the issuance to officers, directors or employees of rights or options to purchase shares be authorized by a majority of all outstanding shares entitled to vote thereon, or authorized by and consistent with a plan adopted by such vote of stockholders. In the absence of preemptive rights, such authorization is not required in New York for the issuance of rights or options in substitution for or upon the assumption of rights or options of a corporation with which the issuing corporation is merging or consolidating.

     Accordingly, under the NYBCL it is more difficult to issue to directors, officers or employees rights or options to purchase shares than it would otherwise be under the DGCL.

LOANS TO DIRECTORS

     The Delaware Act permits any corporation to lend money to, or guarantee an obligation of, or otherwise assist any officer or other employee of the corporation or of any of its subsidiaries, including any officer or employee who is a director of the corporation or its subsidiaries, whenever, in the judgment of the directors, such loan, guaranty or assistance may reasonably be expected to benefit the corporation. Under New York law, any loan made by the corporation to any director must be authorized by a vote of the stockholders. For purposes of this authorization, the shares held by the director who would be the borrower are not entitled to vote.

     Therefore, under New York law, loans to directors will be more difficult to obtain than under Delaware law because New York requires a stockholder vote whereas Delaware relies solely on the directors' judgment.

CLASSIFICATION OF THE BOARD OF DIRECTORS

     Both the Delaware Act and the NYBCL provide that a corporation's board of directors may be divided into classes with staggered terms of offices. While neither the QSM Charter nor the QSM By-laws provide for a classified board, the HMS By-laws divide HMS's Board of Directors into two classes, each to serve alternate two year terms.

DUTIES OF DIRECTORS

     The NYBCL specifically permits a board of directors to consider constituencies other than the holders of a corporation's capital stock and to consider both the long-term and short-term interests of the corporation and such constituencies when taking any action, including action taken in connection with a change or potential change in the control of the corporation. The NYBCL permits directors to consider the effect that a corporation's action may have in the short-term and the long-term upon: (i) potential growth, development, productivity and profitability of the corporation; (ii) current employees; (iii) retired employees and other beneficiaries receiving or entitled to receive retirement, welfare or similar benefits from the corporation; (v) the corporation's customers and creditors; and (v) the ability of the corporation to provide continuously goods, services, employment opportunities and employment benefits and otherwise to contribute to the communities in which it does business. The Delaware Act contains no similar provision; however, Delaware case law has established that, in circumstances involving a potential change of control, directors may consider, among various other proper factors, the impact of both the bid and the potential acquisition on constituencies other than stockholders.

     Accordingly, although only the NYBCL allows a board of directors to consider constituencies other than the holders of a corporation's capital stock when taking any action, both Delaware and New York law allow such considerations when the action involves a potential change of control of the corporation.

INTERESTED DIRECTOR TRANSACTIONS

     Under the Delaware Act, no contract or transaction between a corporation and one or more of its directors or officers, or between a corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, is void or voidable solely for that reason or solely because the director or officer is present at or participates in the meeting of the board or committee which authorized the contract or transaction, or solely because his or their votes are counted for such purpose, provided that (i) the material facts concerning the individual's interest and the transaction are disclosed and the transaction is approved by a majority of the disinterested directors of the board or a committee of the board, or (ii) the material facts concerning the individual's interest and the transaction are disclosed and the transaction is approved in good faith by vote of the shareholders or (iii) the contract or transaction is fair to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof or the stockholders.

     The NYBCL provides that no transaction between a corporation and one or more of its directors or an entity in which one or more of its directors are directors or officers or have a substantial financial interest shall be void or voidable solely for that reason. In addition, no such transaction shall be void or voidable solely because the director is present at or votes at the meeting of the board of directors or committee which authorized the transaction. In order to avoid such a transaction being void or voidable, it must, after disclosure of material facts (unless such facts were known), (i) be approved by the disinterested directors or a committee of disinterested directors by a vote sufficient for such purpose without counting the vote of any interested director (or, if the vote of disinterested directors is insufficient to constitute an act of the board under New York law, by the unanimous vote of the disinterested directors) or (ii) be approved by a vote of the shareholders. Alternatively, the transaction will not be void or voidable if it is shown to have been fair to the corporation at the time it was approved by the board of directors, a committee thereof or the stockholders.

     Accordingly, although the Delaware Act may differ slightly from the NYBCL, Delaware and New York law contain substantially similar treatments of interested director transactions.

LIMITATIONS ON DIRECTORS' LIABILITY

     The Delaware Act permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for damages for breach of the director's fiduciary duty, subject to certain limitations. The QSM Charter contains no such provision limiting the liability of directors.

     The NYBCL permits a corporation to limit or eliminate a director's personal liability to the corporation or the holders of its capital stock for breach of duty. This limitation is generally unavailable for acts or omissions by a director which were (i) in bad faith, (ii) involved intentional misconduct or a knowing violation of law or (iii) involved a financial profit or other advantage to which such director was not legally entitled. The NYBCL also prohibits limitations on director liability for acts or omissions which resulted in a violation of a statute prohibiting certain dividend declarations, certain payments to stockholders after dissolution and particular types of loans.

     The HMS By-laws contain a provision limiting the liability of directors.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Delaware Act permits a corporation to indemnify directors, officers, employees and agents for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful. The Delaware Act also provides that a corporation may advance expenses of defense (upon receipt of a written undertaking to reimburse the corporation if it is ultimately determined that such individual is not entitled to indemnification) and must reimburse a successful defendant for expenses, including attorneys' fees, actually and reasonably incurred, and permit a corporation to purchase and maintain liability insurance for its directors and officers. The Delaware Act further provides that indemnification may not be made for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, except only to the extent a court determines that the person is entitled to indemnity for such expenses that such court deems proper.

     The QSM By-laws currently provide for indemnification of directors and officers to the full extent permitted by the Delaware Act.

     Under the NYBCL, indemnification of directors and officers may be provided to whatever extent shall be authorized by a corporation's certificate of incorporation or a by-law or vote adopted by the stockholders. However, the NYBCL does not permit indemnification with respect to any matter as to which the director or officer has been adjudicated not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation.

     The NYBCL provides that no indemnification of directors in stockholder derivative suits may be made in respect of (i) a threatened action, or a pending action which is settled or otherwise disposed of, or (ii) any claim, issue or matter as to which the director or officer has been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought or, if no action is brought, any court of competent jurisdiction, determines upon application that, in view of the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper. The statutory provisions for indemnification and advancement of expenses are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled independently of the applicable statutory provision.

     The HMS By-laws currently provide for indemnification of directors and officers and advancement of indemnified expenses to the full extent now or hereafter permitted by the NYBCL.

     Accordingly, although the Delaware Act may differ slightly from the NYBCL, Delaware and New York law contain substantially similar limitations on directors' liability.

REMOVAL OF DIRECTORS

     As permitted under the Delaware Act, directors of QSM may be removed, with or without cause, by the vote of the holders of a majority of the outstanding shares of all classes of stock entitled to vote at an election of directors. The Delaware Act imposes additional restrictions on the removal of directors for corporations with a classified board, cumulative voting or directors elected by the holders of a specific class or series of shares.

     The NYBCL provides that any or all of the directors of a corporation may be removed for cause by a vote of the stockholders and that the certificate of incorporation or by-laws may provide for removal without cause by vote of the stockholders. HMS's By-laws provide that any director may be removed, with or without cause, at any time by the stockholders. The NYBCL also imposes additional restrictions on the removal of directors of corporation with cumulative voting or directors elected by the holders of a specific class or series of shares.

     Accordingly, the removal of HMS directors would be treated in a substantially similar manner under Delaware and New York law.

                                BUSINESS OF HMS

     Certain statements set forth below under this caption constitute "forward-looking statements" within the meaning of the Reform Act. See "Special Note Regarding Forward-Looking Statements" on page iv for additional factors relating to such statements.

OVERVIEW

     HMS furnishes proprietary information management and data processing services and software to hospitals and other health care providers and to government health service agencies and other health care payors. These services address the various types of data generated by the interaction of the participants in the health care process: the health care provider; the third-party payor; and the patient. Through its retrospective, concurrent, and prospective service offerings, HMS acts as an outsourcer of information management processes encompassing the clinical, operational, administrative, and financial data which result from the rendering of health care services. HMS's service offerings benefit its clients by enhancing revenue and accelerating cash flow (achieved through improved reimbursability and collectibility), reducing operating and administrative costs (by supplying advanced information analytics), and enhancing decision making capabilities (by supplying previously unavailable information).

     The health care industry is undergoing significant and rapid change. As health care costs have increased more rapidly than inflation in recent years, there has been an increasing pressure on the health care system to contain costs, placing new burdens on providers and payors alike. Accordingly, the health care system has migrated towards managed care reimbursement, including discounted fee for service and capitation. Under capitation, providers of health care services are paid a predetermined fee per individual to provide all necessary services and effectively assume the financial risks associated with delivering a variable service at a fixed price. As a result, health care providers are attempting to rationalize and control costs by providing cost-effective care.

     Health care information systems are evolving to meet the needs of this changing marketplace. Initially, health care information systems were financially oriented, focusing on the ability to capture charges and generate bills. As cost containment has forced providers and payors to focus on their costs, manage risk, and provide outcomes and quality analysis, system needs have evolved from the traditional billing information to a wider range of needs, including enterprise wide systems capable of capturing and analyzing data of all points-of-care and data repositories for storage. Historically, cost containment efforts have been hampered by a lack of integrated clinical and financial information. As reimbursement is shifting more toward risk sharing and capitation, providers and payors need to better manage risk by controlling costs, demonstrating quality, measuring outcomes, and influencing utilization. Each of these goals requires the collection, analysis, interpretation, and application of clinical, operational, administrative, and financial information related to the provision of health care.

     HMS applies its information management services to this abundance of raw data to assist clients in meeting their goals of integrated decision making and cost effectiveness. HMS's services consist of information, analytics, and processor outsourcing. Each of these services is utilized by health care participants to manage a specific universe of data at a predetermined time in the course of a provider's relationship with the patient. HMS's services can manage information retrospectively (after the patient has been discharged and costs have been incurred), concurrently (while the provider and patient are interacting), or prospectively (prior to the provision of care and incurrence of particular costs). Thus, each of HMS's principal services provides a product (either information, analytics or process) to a health care participant (payor or provider) at a predetermined point in time (before, during, and/or after patient care).

BUSINESS STRATEGY

     Expansion of Client Base. HMS believes that the expertise it has developed over the last 22 years in the health care reimbursement arena provides a solid foundation for the expansion of HMS's services to nongovernmental payors (commercial insurance carriers and large self-insured corporations) and other companies servicing the health care industry (accounts receivable management companies and third-party claims administrators).

     HMS intends to expand its client base by continuing to offer technologically innovative, cost-effective services that increase the ability of health care providers to receive reimbursement for health care services for which they are otherwise eligible. HMS's strategy seeks to exploit its data processing skills and knowledge of the health care reimbursement process in providing value-added services to hospitals and third party payors and their intermediaries. HMS also intends to take advantage of the current trend among many hospitals to "outsource" data processing and patient accounting functions, as well as the recent growth in the volume of outpatient services as an alternative to inpatient treatment.

     New Services. In response to the varying needs of individual clients, HMS historically has devoted significant resources to expanding the range of its services and will continue to do so. As a result of these efforts, HMS expects to develop new services that will benefit existing as well as future hospital, large self-insured corporate, other health care provider, and government agency clients in managing the reimbursement process. This includes the utilization of the Electronic Data Interchange platform of its Quality Medi-Cal Adjudication, Incorporated ("QMA") subsidiary in jurisdictions outside California.

     Acquisitions. HMS's strategy includes the expansion of its business through selective acquisitions, and HMS continually explores possible acquisitions of complementary business and technologies. However, other than as set forth in this Information Statement/Prospectus with respect to QSM, HMS currently has no commitments or agreements with respect to any such transactions.

     In furtherance of its strategy, HMS may acquire companies that furnish health care providers with automated billing, electronic media claims transfer, accounts receivable management, and health care utilization management information services if the services or operations of such companies would benefit from access to HMS's proprietary computer technology or software applications. HMS believes that many such acquisition opportunities exist due, in part, to competitive pressures on local service businesses that lack adequate capital, technical, and management resources. HMS also believes that consolidation will continue to occur within the health care information services industry.

     In recent years, HMS has acquired HCm and CDR Associates, Inc. ("CDR") in furtherance of its acquisition strategy.

     HMS has invested in HISCo, which in turn has acquired Health Systems Architects, Inc., to enable HMS and its stockholders to benefit from strategic investments in health information systems and service companies whose product and service development is in an early stage or which possess other special characteristics that make a direct investment by HMS inadvisable.

                  HMS MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Certain statements set forth below under this caption constitute "forward-looking statements" within the meaning of the Reform Act. See "Special Note Regarding Forward-Looking Statements" on page iv for additional factors relating to such statements.

     HMS serves its clients in the health care industry by delivering proprietary information management services. Since 1993, HMS has achieved a compound annual revenue growth rate of 22% with over 90% of its revenue each year coming from entities that were clients in the previous year.

     During this period, HMS engaged in two mergers to expand its product offerings. Each of the mergers was accounted for using the pooling of interests method of accounting. Consequently, HMS's financial statements have been restated for all periods presented. Also, HMS accounts for its investment in HISCo using the equity method.

RESULTS OF OPERATIONS

     The table below summarizes HMS's results of operations and the percentage of total revenue of selected line items for the last three fiscal years and for the nine-month periods ended July 31, 1995 and 1996.

NINE MONTHS ENDED

                                                                                NINE MONTHS
                                                     YEARS ENDED OCTOBER           ENDED
                                                             31,                 JULY 31,
                                                    ----------------------     -------------
                                                    1993     1994     1995     1995     1996
                                                    ----     ----     ----     ----     ----
        Revenue:
          Proprietary Services
          RCR.....................................   26 %     26 %     26 %     26 %     29 %
          CAMS....................................   28       30       27       27       19
          TPLR....................................   13       16       21       20       25
                                                    ---      ---      ---      ---      ---
                                                     67       72       74       73       73
          EDI.....................................   13       11        9       10        9
          MCS.....................................   20       17       17       17       18
                                                    ---      ---      ---      ---      ---
                                                    100 %    100 %    100 %    100 %    100 %
        Cost of Services:
          Compensation............................   52 %     48 %     48 %     49 %     49 %
          Data Processing.........................    7        9        9        7       11
          Occupancy...............................    9        9        7        7        7
          Other...................................   13       15       15       15       21
                                                    ---      ---      ---      ---      ---
                                                     82       81       80       80       88
          Operating margin before amortization of
             intangibles..........................   18       19       20       20       12
          Amortization of intangibles.............   (1 )     --       --       --       --
                                                    ---      ---      ---      ---      ---
          Operating income........................   17 %     19 %     20 %     20 %     12 %
        Net interest and other income.............   --        1        1        1        1
        Equity in earnings of affiliate...........   --       --       --       --       --
        Merger related costs......................   --       --       --       (2 )     (1 )
                                                    ---      ---      ---      ---      ---
        Loss on investment........................   --       --       --       --       (1 )
        Income before income tax expense..........   17       20       20       19       11
                                                    ---      ---      ---      ---      ---
        Income tax expense........................   (9 )     (9 )     (9 )     (9 )     (4 )
                                                    ---      ---      ---      ---      ---
        Income before extraordinary item..........    9 %     11 %     11 %     10 %      7 %
                                                    ---      ---      ---      ---      ---

NINE MONTHS ENDED JULY 31, 1996 AND 1995

     Revenue for the nine months ended July 31, 1996 was $76,752,000, an increase of $11,706,000 or 18% over the comparable prior year period. During the nine months ended July 31, 1996, HMS recorded a reversal of $2,180,000 of HHL revenue recorded in the third quarter. Revenue for the nine months ended July 31, 1996 before the reversal was $78,932,000, an increase of $13,886,000 or 21% over the comparable prior year period. Revenue from proprietary services after the revenue reversal increased $8,801,000 or 18%, to $56,567,000, principally due to revenue generated by HMS's TPLR and RCR engagements. Revenue from MCS services was $13,643,000, an increase of $2,530,000 or 23% over the comparable prior year period. Revenue from EDI services was $6,542,000, an increase of $375,000 or 6% from last year.

     Cost of services for the nine months ended July 31, 1996 was $67,565,000, an increase of $15,556,000 or 30% over the comparable period in 1995. During the nine months ended July 31, 1996, HMS recorded a one-time charge pertaining to its relationship with HHL. This charge increased cost of services by $6,704,000 or 13% over the quarter ended July 31, 1995. The $6,704,000 charge was comprised of (i) $1,362,000 of net compensation costs, and (ii) $2,199,000 of net data processing costs associated with the continued servicing of the HHL data processing agreement, plus (iii) $3,143,000 of other operating costs, including $2,881,000 of bad debt expense related to HHL receivables and $262,000 of net other operating expenses associated with the continued servicing of the HHL data processing agreement.

     Compensation expense, HMS's largest component, totaled $37,325,000, an increase of $5,750,000 or 18% over the comparable prior year period. Compensation expense prior to the one-time charge of $1,362,000 was $35,963,000, an increase of $4,388,000 or 14%. Exclusive of the effect of the one-time charge, this increase reflected a 16% increase in the average number of employees in support of business growth and expansion, offset by salary savings associated with employee turnover.

     Data processing expense was $8,393,000, an increase of $2,778,000 or 49% over the comparable period in 1995. Data processing expense prior to the one-time charge of $2,199,000 was $6,194,000, an increase of $579,000 or 10%.
Exclusive of the effect of the one-time charge, this increase was attributable to costs associated with the continuing enhancement of HMS's data processing environments.

     Occupancy expense was $5,478,000, an increase of $631,000 or 13% over the comparable period in 1995. This increase was primarily due to the expansion of HMS's facilities, including HMS's headquarters.

     Other operating expense was $16,369,000, an increase of $6,397,000 or 64% over 1995. Other operating expense prior to the one-time charge of $3,143,000 was $13,226,000, an increase of $3,254,000 or 33%. Exclusive of the effect of the one-time charge, this increase was principally attributable to higher levels of direct project costs, including professional fees, employee related costs, and professional marketing fees.

     Operating margin before amortization of intangible assets for the nine months ended July 31, 1996 was $9,187,000, a decrease of $3,850,000 or 30% from the $13,037,000 amount realized in the comparable period in 1995. HMS's operating margin rate before amortization of intangible assets was 12%, compared to 20% in 1995. Operating margin before amortization of intangibles and prior to the one-time charge and revenue reversal was $18,071,000, an increase of $5,034,000 or 39%. Exclusive of the effect of the one-time charge and revenue reversal, the operating margin rate would have been 23%, an increase of 3 percentage points over the 20% realized in the comparable prior year period.

     Amortization of intangible assets for the nine months ended July 31, 1996 was $161,000, a decrease of $28,000 or 15% from the comparable prior year period. The decrease resulted from the full amortization of one of HMS's intangible assets.

     Net interest and other income of $665,000 in the nine months ended July 31, 1996 increased by $2,000 from $663,000 in the comparable period in 1995; the increase would have been $45,000 but for the loan origination fees associated with HMS's securing a new line of credit with a major money center financial institution. HMS wrote off its investment in HHL of $927,000 in the nine months ended July 31, 1996 as part of the one-time charge. Merger related costs of $489,000 were incurred in the nine months ended July 31,

1996 related to HMS's merger with CDR in April 1996. Merger related costs of $1,045,000 were incurred in the nine months ended July 31, 1995 related to HMS's merger with HCm in February 1995.

     HMS's income tax expense for the nine months ended July 31, 1996 was $3,209,000, resulting in an effective tax rate of approximately 37.9%. This compares to income tax expense of $5,840,000 and an effective tax rate of approximately 46.8% for the prior year period. The reduction in the effective tax rate results from the non-taxability of income from CDR for the first six months of the fiscal year due to its status as an S Corporation, and from the decrease of non-tax deductible merger costs from the comparable prior year period. Income tax expense without the HHL one-time charge and revenue reversal would have been $7,506,000, an increase of $1,666,000 or 29% over the comparable prior period.

     Net income and earnings per share for the nine months ended July 31, 1996 were $5,254,000 and $0.29, a 21% and 24% decrease, respectively, from net income of $6,637,000 and $0.38 in earnings per share reported in the comparable prior year period. Net income and earnings per share prior to the one-time charge, revenue reversal, and merger costs were $11,257,000 and $0.62 year to date, an increase of $3,575,000 and $0.18 over the same period last year, or 47% and 41%, respectively.

  Years Ended October 31, 1995 and 1994

     Revenue for the year ended October 31, 1995 was $89,727,000, an increase of $16,551,000 or 23% over 1994. Revenue from proprietary services grew $13,738,000 or 26%, to $66,385,000, reflecting strong performance in a number of RCR, TPLR, and CAMS engagements as well as the continued extension of services to existing clients. Revenue from EDI services was $8,222,000, an increase of $193,000 or 2% from 1994. Revenue from MCS services was $15,120,000, an increase of $2,620,000 or 21% over the prior year.

     Cost of services for the year ended October 31, 1995 was $71,627,000, an increase of $12,313,000 or 21% from 1994, trailing the rate of revenue growth for the same period. Compensation expense of $43,373,000 increased $8,018,000 or 23% compared to 1994. This increase reflected: (i) a 12% increase in the average number of employees, in support of business growth and expansion; (ii) a bonus accrual for the principals of CDR of approximately $1,067,000, an increase of $801,000 or over 300%; and (iii) routine salary and benefit cost increases. Processing expense was $8,144,000, an increase of $1,272,000 or 19% over 1994. This increase was attributable to costs associated with the continuing enhancement of HMS's data processing environments. Occupancy expense was $6,529,000, an increase of $609,000 or 10% over the comparable period in 1994, related primarily to the expansion of HMS's New York City facilities begun in the first quarter of 1994. Other operating expense of $13,581,000 represented an increase of $2,414,000 or 22% over 1994 and was principally attributable to higher levels of costs directly associated with professional fees and the increased number of employees over the prior year.

     Operating margin before amortization of intangibles for the year ended October 31, 1995 was $18,100,000, an increase of $4,238,000 or 31% over the
$13,862,000 amount realized in 1994. HMS's operating margin rate was 20%, as compared to 19% in 1994.

     Amortization of intangibles for the year ended October 31, 1995 was $243,000, an increase from $190,000 reported for the year ended October 31, 1994. This increase was primarily associated with amortization related to acquired EDI software rights.

     Net interest and other income of $942,000 for the year ended October 31, 1995 increased by $478,000 from $464,000 for 1994, due to the investment in higher interest yielding securities and implementation of an enhanced cash management system. Merger related costs of $1,045,000 were incurred in year ended October 31, 1995 related to the merger with HCm in February 1995. HMS reported no equity in earnings of affiliate during the year ended October 31, 1995 (see Note 1(e) of Notes to Consolidated Financial Statements).

     HMS's income tax expense for the year ended October 31, 1995 was $8,152,000, resulting in an effective tax rate of approximately 46%. This compares to income tax expense of $6,353,000 and an effective rate of approximately 45% for the prior year. The 28% increase in income tax expense in 1995 was primarily driven by

HMS's improved pre-tax profitability, which increased 26% from the prior year, and as a result of the non-deductibility of the costs incurred in connection with the merger with HCm.

     As a result of HMS's expanded revenue base, improved operating results, and increased interest income, net income for the year ended October 31, 1995 rose to $9,602,000, a 24% increase over the $7,724,000 reported for the prior year. HMS's performance translated to earnings per share for the year ended October 31, 1995 of $0.55, an increase of $0.09 or 20% from the $0.46 reported for the prior year.

  Years Ended October 31, 1994 and 1993

     Revenue for the year ended October 31, 1994 was $73,176,000, an increase of $13,227,000 or 22% over 1993. Revenue from proprietary services grew $12,675,000 or 32%, to $52,647,000, and reflected: (i) strong performance in a number of TPLR and RCR engagements; and (ii) a substantial increase in revenue due to the expansion of HMS's CAMS engagement for HHL to encompass various outsourcing services. See Note 15 of Notes to Consolidated Financial Statements. Revenue from EDI services was $8,029,000, an increase of $117,000 or 1% over 1993. HMS's EDI revenue has been restated to include in the years ended October 31, 1994 and 1993, respectively, $518,000 and $667,000 that were previously reported in the CAMS product line. Revenue from MCS services was $12,500,000, an increase of $435,000 or 4% over 1993.

     Cost of services for the year ended October 31, 1994 was $59,314,000, an increase of $10,325,000 or 21% over 1993. Compensation expense of $35,355,000 increased $3,976,000 or 13% compared to 1993. This increase reflected: (i) a 13% increase in the average number of employees, in support of business growth and expansion; and (ii) routine salary and benefit cost increases. Data processing expense was $6,872,000, an increase of $2,511,000 or 58% over 1993. This increase was primarily attributable to costs associated with the outsourcing services provided by HMS to HHL as well as the continuing enhancement of HMS's data processing environment. Occupancy expense was $5,920,000, an increase of $724,000 or 14% over 1993, related primarily to the expansion of HMS's New York City facilities begun in the first quarter of 1994. Other operating expense of $11,167,000 represented an increase of $3,114,000 or 39% over 1993 and was principally attributable to higher levels of costs directly associated with revenue-producing projects.

     Operating margin before amortization of intangibles for the year ended October 31, 1994 was $13,862,000, an increase of $2,902,000 or 27% over the
$10,960,000 amount realized in 1993. HMS's operating margin rate was 19%, as compared to 18% in 1993.

     Amortization of intangibles for the year ended October 31, 1994 was $190,000, a decrease from $303,000 reported in the year ended October 31, 1993. This reduction reflects the completion, in the first quarter of 1993, of the amortization of capitalized software costs arising from HMS's 1990 acquisition of its QMA subsidiary.

     Net interest and other income was $464,000 for the year ended October 31, 1994 compared with net interest and other expense of $114,000 in the year ended October 31, 1993. As a result of debt reduction effected with the proceeds of HMS's 1992 initial public offering, HMS realized a reduction of $514,000 in interest expense in 1994 compared to 1993. Enhanced levels of investable funds, principally resulting vfrom HMS's initial public offering, yielded an increase in interest income of $64,000 for the year ended October 31, 1994 compared to the prior year.

     HMS's income tax expense for the year ended October 31, 1994 was $6,353,000, resulting in an effective tax rate of approximately 45%. This compares to income tax expense of $4,766,000 and an effective tax rate of approximately 45% for the prior year. The 33% increase in income tax expense approximated HMS's improved pre-tax profitability, which increased 34% from the prior year.

     As a result of HMS's expanded revenue base, improved operating results, and reduced levels of amortization of intangibles and debt service, income before extraordinary item for the year ended October 31, 1994 rose to $7,724,000, a 34% increase when compared to $5,777,000 reported in the prior year. An extraordinary loss of $306,000, net of income tax benefit of $251,000, was recognized in the year ended October 31, 1993. This reflected the write-off of the unamortized debt discount attributable to the subordinated debentures issued in connection with HMS's 1989 recapitalization that were prepaid with a portion of the proceeds of the initial public offering. As a result, net income for the year ended October 31, 1994 was $7,724,000, an increase of $2,253,000 or 41% over net income of $5,471,000 for the prior year.

LIQUIDITY AND CAPITAL RESOURCES

     At July 31, 1996, HMS had $55,828,000 in net working capital, $14,185,000 greater than net working capital at October 31, 1995. HMS's principal sources of liquidity at July 31, 1996 consisted of cash, cash equivalents, and short-term investments aggregating $30,054,000 and net accounts receivable of $47,505,000. Accounts receivable at July 31, 1996 reflected an increase of $15,875,000 or 50% over the October 31, 1995 balance. This increase is due to revenue growth, delays in processing payments through a government client, and changes in HMS's product revenue mix which serve to elongate HMS's liquidation cycle. Management does not believe that this increase reflects adversely on the quality or collectibility of HMS's accounts receivable.

     On July 15, 1996, HMS entered into a $40,000,000 unsecured revolving credit facility with a major money center financial institution. The credit facility, which is fully available as of this date, has a term of three years, carries an unused commitment fee of 20 basis points, and bears interest at the institution's prime lending rate, or LIBOR plus 5/8%, at HMS's option. HMS has advised the bank that, as a result of the one-time charge and revenue reversal recorded for HHL in the quarter ended July 31, 1996, HMS was not in compliance with one of the financial covenants of the Credit Agreement. The bank has waived HMS's compliance with this covenant for such quarter and amended the Credit Agreement changing the covenant. Under the revised covenant, HMS would have been in compliance.

                                BUSINESS OF QSM

OVERVIEW

     QSM has developed and maintains a system for abstracting and analyzing clinical data in support of quality management of physician performance and patient outcomes in hospital settings (the "System"). The System is used by clients to improve quality, lower costs, demonstrate value to payors, meet regulatory requirements and lower malpractice risk. The System incorporates 2,500 clinical standards, record abstracting functionality, and a proprietary database of clinical information. QSM provides comparative information to clients using the System, allowing all QSM clients to compare performance and benchmark against best practices with respect to the 2,500 clinical parameters. Data generated by the System have revealed significant variation in clinical practice never before documented, pointing to significant opportunities to improve quality and reduce cost on an on-going basis.

     Dr. William B. Munier, the founder and Chief Executive Officer of QSM, was formerly Executive Vice President of the Massachusetts Medical Society (publishers of the New England Journal of Medicine). He also directed the first Medicare quality control program ("PSRO"); in addition, he designed and implemented an automated quality measurement system which was used by all 170 United States Department of Defense hospitals worldwide. QSM had 1995 revenue of $0.8 million, and has clients in 13 states, the District of Columbia, and the United Kingdom.

     Measuring the quality of health care services has become an important subject in the health care industry. The heightened focus on quality is a result of three principal factors:

     1. Japanese-perfected techniques of continuous quality improvement ("CQI") have been widely and enthusiastically adopted within the health care industry.

     2. The Joint Commission on Accreditation of Healthcare Organizations ("JCAHO") has steadily increased hospital quality requirements, forcing hospitals to devote greater resources to quality improvement ("QI") and enhancing the appeal of systems that automate labor-intensive QI activities.

     3. There is increasing awareness that cost analysis, without examination of underlying clinical issues, is insufficient for managing costs effectively, creating a demand for more sophisticated clinical information.

     The primary market in the United States for automated quality tools includes hospitals and managed care organizations. There are also a number of secondary markets, including the long-term care, mental health, the entire spectrum of clinical modualities and the pharmaceutical and international markets.

THE QSM SYSTEM

     QSM has developed a system for IBM-compatible microcomputers which supports the definition and measurement of the quality of hospital care. Hospitals use the System to improve the quality of care they deliver, decrease the cost of care, meet regulatory requirements, and manage risk.

     QSM operates on two principal assumptions:

     1. To assess quality of care, both the process of delivering medical care and patient outcome must be examined simultaneously; and

     2. To assure objectivity, consistency, and efficiency, explicit medical criteria must be used in the assessment.

     The System provides the following five principal functions:

     1. Abstraction of medical record data;

     2. Computerized analysis of cases;

     3. Automated physician review of selected cases;

     4. Management of the QI process; and

     5. Reporting.

     Reports on performance are available institution-wide, by department, and by individual physician. They cover specialities, diagnoses, procedures, and user-defined topics. Cost and quality information can be arranged side-by-side. These reports are useful in identifying and correcting sub-standard medical practice, and are of substantial assistance in controlling costs and lessening the risks associated with malpractice.

     JCAHO. JCAHO requirements are of great concern to QSM clients and potential clients. QSM reports have been tailored to produce data required by JCAHO surveyors, such as transfusion reactions and nosocomial infections. Hospitals using the System have been very successful in securing multi-year JCAHO accreditation.

     Comparative Analysis and Benchmarking. The standard QSM license agreement requires submission of all data from clients to QSM, which agrees to keep individual institutional data confidential. Reports are provided back to clients for comparative purposes. QSM management believes that the process of "benchmarking" institutional performance against best practices of other hospitals is very appealing to QSM clients and potential clients and a unique advantage to QSM hospitals in an increasingly competitive environment.

     Medical Advisory Panel. QSM maintains a panel of advisory physicians. Panel responsibilities include both generation of new screening criteria and revision of existing criteria, based on advances in medical science as well as feedback from medical staffs using the System. Panel physicians come from both the United States and the United Kingdom.

     Business Strategy. The primary market for the System includes 5,500 acute-care hospitals in the United States, 1,000 acute-care hospitals in the United Kingdom, and over 500 managed care organizations in the United States. Secondary markets include long-term care, mental health, purchasers of information from QSM's comparative database (e.g., pharmaceutical manufacturers), and hospitals in other developed countries. The market is currently served by a variety of commercial software systems, home-grown programs, and manual systems.

     QSM's strategy has been to leverage its acceptance and credibility in the US and UK acute-care hospital markets rapidly to increase market share, and then expand into managed care and other markets. QSM targeted the hospital market as its point of entry, not only because the hospital is the most costly single focus for health care delivery, but also because it serves as the organizing vehicle for physicians, whose acceptance of the System is critical to maintaining and extending the Company's credibility.

     Market Segment Strategy. The key sales targets for the hospital segment are:

     1. Multi-hospital systems;

     2. Medium-sized and small hospitals; and

     3. UK hospitals.

     Multi-hospital systems now account for approximately one third of the nation's hospital beds, and they continue to grow through acquisition. While most multi-hospital systems are not highly centralized, reference sales within a "family" of hospitals will decrease the average sales cycle. QSM has sold its product in hospital systems and focuses significant sales effort on expanding its presence in this vital market sector.

     Medium-sized and small hospitals (those under 400 beds) make up 90% of the hospital market in the United States. They often do not have the resources to develop sophisticated quality assessment systems. QSM offers these hospitals a cost-effective way to meet their quality requirements. With demonstrable success on the part of current QSM clients in satisfying JCAHO surveyors, QSM plans to make reference-based selling to small and medium-sized hospitals facing increasing JCAHO requirements a key strategy.

     QSM has placed a significant emphasis on hospitals in the United Kingdom following an early, multiple-hospital, multiple-year sale to the largest district in the National Health Service ("NHS"). The UK represents an attractive opportunity for QSM, in that acceptance within several NHS districts carries with it the possibility of accelerated dissemination to NHS hospitals throughout the UK.

     QSM also plans to enter the managed care market, where need for automated quality management tools is expanding as cost pressures grow. With managed care penetration reaching 30 to 40 percent or more in some urban markets, successful health plans need differentiating features, one of which can be validation of high quality care. More directly, managed care organizations can use QSM to evaluate how their physicians and their hospitals should change practice patterns to deliver improved quality care at less cost, thus beginning truly to manage care.

     Sales and Marketing Strategy. The System is a new and innovative technology and, at least in the immediate future, needs to be sold and supported directly. Experience to date with direct sales has been positive. Sales leads are generated by a combination of marketing strategies, in addition to cold calling and referral selling by QSM sales representatives. National advertising, trade show participation, regional workshops, direct mail, and various other strategies have also proven effective.

     QSM charges an annual license fee to hospitals priced according to their size (average daily census). QSM offers an introductory discount for first-time purchasers (based on the number of license-years purchased) and negotiates discounts for multiple-hospital purchases by chains. This pricing structure rewards multiple-year commitments to QSM and provides a source for future revenue. Renewal licenses are written at list price, with protection from price increases available through multi-year licenses payable annually.

     The average license commitment for all sales to date is $65,000, with an average annual license fee of $25,000. The average license duration for all sales to date is 2.2 years. QSM's introductory prices are typically less than those of alternative systems. The license fee includes training (five days on-site per year), telephone and other client support, software maintenance services, and product upgrade.

     QSM's license fee also covers an annual comparative data/benchmarking release, allowing each client to compare its performance with that of other clients. In addition, QSM is developing a pricing structure for user-defined custom queries.

SYNERGY RESULTING FROM THE PROPOSED MERGER

     HMS, in combination with HCm, provides financial and clinical decision support systems to hospitals and other health care providers. These systems furnish detailed information on the composition of provider costs, the financial implications of internal management decisions, and the impact of managed care contracting alternatives. To maximize the value of this information, an institution must obtain the support of the medical staff, individuals whose behavior -- ordering tests, services, and procedures -- has enormous impact on costs. In the past, it has often been difficult to obtain cooperation from medical staffs in reducing costs because of the inability to demonstrate in concrete terms the connection between financial information and the clinical processes that generated costs in the first place. Physicians are concerned that cost-saving behavior may impair the quality of care, and they resist attempts to reduce costs in the absence of an understanding of the clinical consequences.

     As discussed above, QSM's System analyzes the quality of care, as defined by approximately 2,500 clinical standards developed by experts and tested through years of use. Physicians and other clinical personnel can identify deficient processes of care that lead to unacceptable outcomes and, by altering specific behavior, can improve those outcomes. QSM currently lacks the ability to tie costs to these clinical processes and patient outcomes, however.

     HCm's analytics are a sophisticated tool for quantitative analysis, while QSM's System facilitates qualitative assessments. By combining their complementary service offerings, HCm and QSM will be able to provide their institutional clients with sophisticated cost benefit and outcomes analyses. See "Business of QSM -- Synergy Resulting from the Proposed Merger."

                                   FACILITIES

     QSM currently maintains an office in Boston, Massachusetts consisting of approximately 4,000 square feet of leased space. The lease for this facility is on a year-to-year basis.

     QSM believes that its current facilities are adequate for its current level of business.

                               LEGAL PROCEEDINGS

     QSM is not a party to any material litigation and is not aware of any pending or threatened litigation that could have a materially adverse effect on QSM's business, financial condition, or operating results.

                    QSM MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Since its inception in 1986, QSM has been engaged in the development and marketing of the System, which is an automated computer software system for abstracting and analyzing clinical data in support of quality management of physician performance and patient outcomes in hospital settings. QSM has dedicated most of its financial resources to the development and marketing of the System. QSM has been unprofitable since its inception, and QSM's accumulated deficit was $6,534,632 as of June 30, 1996. QSM expects to incur continuing losses for at least the next year. QSM expects that losses will fluctuate from quarter to quarter and that the fluctuations may be substantial. Due to the anticipated continuation of operating losses for the foreseeable future, and QSM's current lack of capital and lines of credit (other than certain loans which have been made available to QSM by HMS in connection with the proposed Merger), QSM's ability to continue as a going concern in the absence of the proposed Merger is dependent upon QSM's ability to raise capital from third parties, either in the form of debt or equity. There can be no assurance that QSM will be able to raise such capital and continue as a going concern should the proposed Merger not be consummated.

RESULTS OF OPERATIONS

  Three Months Ended June 30, 1995, and June 30, 1996

     Total revenues declined from $194,213 for the three months ended June 30, 1995, to $150,956 for the three months ended June 30, 1996. Revenues were derived primarily from licensing fees for QSM's System. The decrease in revenues was due to the non-renewal by certain customers of their licensing arrangements for the System.

     Operating and administrative expenses increased from $206,965 for the three months ended June 30, 1995, to $239,266 for the three months ended June 30, 1996. The increase was principally due to legal and accounting expenses incurred largely in connection with the Merger. Research and development expense increased from $103,415 for the three months ended June 30, 1995, to $112,513 for the three months ended June 30, 1996, primarily due to the use of a technical writer in conjunction with a new release of the System.

     Net loss increased from $142,142 for the three months ended June 30, 1995, to $240,525 for the three months ended June 30, 1996. The increase in QSM's net loss during that period from the same period in the previous year was due both to decreased revenues and increased expenses.

  Six Months Ended June 30, 1995 and 1996

     Total revenues declined from $297,071 for the six months ended June 30, 1995, to $271,037 for the six months ended June 30, 1996. Revenues were derived primarily from licensing fees for the System. The decrease in revenues was due to the non-renewal by certain customers of their licensing arrangements for the System.

     Operating and administrative expenses increased from $448,521 for the six months ended June 30, 1995, to $463,820 for the six months ended June 30, 1996. The increase was principally due to legal and accounting expenses incurred largely in connection with the proposed Merger. Research and development expense increased slightly from $204,616 for the six months ended June 30, 1995 to $216,636 for the six months ended June 30, 1996, primarily due to use of a technical writer in conjunction with a new release of the System.

     Net loss increased from $393,417 for the six months ended June 30, 1995, to $480,872 for the six months ended June 30, 1996. The increase in QSM's net loss during that period from the same period in the previous year was due both to decreased revenues and increased expenses.

  Years ended December 31, 1993, 1994 and 1995

     Total revenues increased from $465,564 in 1993 to $812,783 in 1994, and increased again in 1995 to $840,074. Revenues in each of 1993, 1994 and 1995 were derived primarily from licensing fees for use of the System. The increase in revenues in each of 1994 and 1995 is attributable primarily to an increase in the number of customers paying license fees for the use of the System.

     Operating and administrative expenses decreased from $1,094,552 in 1993 to $817,335 in 1994, and increased to $945,790 in 1995. The decrease from 1993 to 1994 was primarily due to staff reductions and less use of outside consultants, and the increase from 1994 to 1995 was primarily due to greater use of consultants and salary adjustments. Research and development expenses increased from $394,143 in 1993 to $462,081 in 1994, and decreased to $413,318 in 1995.
The increase in research and development expense in 1994 was due primarily to the hiring of additional less experienced staff, and the decrease in such expense in 1995 was due primarily to the departure of an employee who had been hired in 1994.

  Net Operating Loss Carryforward

     As of December 31, 1995, QSM's reported federal net operating loss carryforwards were approximately $5,782,000. If not used, the tax loss carryforwards will begin to expire in 2002. QSM's ability to use these carryforwards is subject to limitations resulting due to "equity structure shifts" and "owner shifts" involving "5% shareholders", as those terms are defined in Section 382 of the Code. See Note 4 of Notes to QSM's Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES

     Since its inception, a principal source of cash for QSM has been from financing activities, which have consisted of private placements of equity securities and debt. These financing activities have provided QSM with aggregate proceeds of approximately $6,000,000 since QSM's inception through June 30, 1996. Over the past three years, revenues from licensing fees for the System have provided QSM with an increasing percentage of QSM's cash needs, and QSM's reliance on financing activities has decreased accordingly.

     Cash and cash equivalents were $39,627 at December 31, 1995, and were $12,560 at June 30, 1996. The decrease in cash and cash equivalents was due primarily to the use of cash in QSM's operating activities.

     QSM's current cash position and anticipated revenues through the end of the year are not sufficient to permit QSM to meet its cash needs during that period. Accordingly, QSM's ability to continue operating as a going concern is dependent upon either the consummation of the Merger or the securing of additional debt or equity financing should the Merger not be consummated. In connection with the proposed Merger, HMS has agreed to advance certain funds to QSM to cover QSM's operating deficits pending completion of the Merger. There can be no assurance that, should the proposed Merger not be consummated, QSM will be able to secure sufficient financing to repay to HMS the operating deficit loans provided by it, or to continue QSM as a going concern.

                         OWNERSHIP OF QSM CAPITAL STOCK

     The following table sets forth certain information regarding the beneficial ownership of QSM Common Stock and QSM Preferred Stock determined in accordance with Rule 13d-3 under the Exchange Act, as of October 11, 1996, by (i) each person who is known by QSM to own beneficially more than 5% of QSM Common Stock and QSM Preferred Stock; (ii) each of QSM's directors and executive officers; and (iii) all directors and executive officers of QSM as a group. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of QSM Common Stock or QSM Preferred Stock shown as beneficially owned by them, subject to community property laws where applicable.

     Application of Rule 13d-3 under the Exchange Act may have the effect of increasing the amount of securities required to be disclosed as beneficially owned by a person.

                                                        COMMON STOCK              PREFERRED STOCK
                                                 --------------------------     --------------------
                                                  NUMBER        APPROXIMATE     NUMBER       PERCENT
                                                    OF            PERCENT         OF           OF
                     NAME                        SHARES(1)      OF CLASS(2)     SHARES        CLASS
-----------------------------------------------  ---------      -----------     -------      -------
DIRECTORS AND EXECUTIVE OFFICERS
Peter G. Goldschmidt...........................    583,333           6%               0          0%
William B. Munier..............................  1,073,919(3)       10%               0          0%
Thomas C. Peebles..............................    200,000           2%               0          0%
Larry Robinson.................................    294,340           3%               0          0%
Rodrigo Rocha..................................  4,864,152(4)       47%         500,000(5)     100%
James Gellert..................................          0           0%               0          0%
5% STOCKHOLDERS
Peter B. Stovell...............................    805,627(6)        8%               0          0%
  164 Greenfield Hill Rd.
  Fairfield, CT 06430
Rosebery Capital Ltd. .........................  2,155,911(7)       21%               0          0%
  c/o Rodrigo Rocha
       203 Weaver Road
       Boulder, CO 80302
Queltun Ltd. ..................................  1,793,241          17%               0          0%
  c/o Rodrigo Rocha
       203 Weaver Road
       Boulder, CO 80302
Vernon Corp. ..................................    915,000(8)        9%         500,000        100%
  c/o Rodrigo Rocha
       203 Weaver Road
       Boulder, CO 80302
Rocha Trust 1992...............................  4,864,152(9)       47%         500,000(10)    100%
  c/o Fernando Perez-Verdia
       Perez-Verdia, Chavez y Associados, S.C.
       Rio Guadiana 23, 8(++) Piso
       Colonia, Cuauhtemoc 06500
       Mexico D.F.
All directors and executive officers as a group
  (6 persons)..................................  6,525,158(11)      63%         500,000(12)    100%

---------------
 (1) Unless otherwise indicated by footnote, the named individuals have sole voting and investment power with respect to the shares of QSM Capital Stock beneficially owned.

 (2) Represents the voting power as of October 11, 1996 held by each named person or group, expressed as a percentage of (a) all shares of QSM Capital Stock actually outstanding as of such date, plus (b) all outstanding options (including options which are currently vested or which will vest within 60 days of the date of this Information Statement/Prospectus) and all outstanding warrants to purchase QSM

     Capital Stock as of such date. The total number of shares of QSM Common Stock outstanding, including shares issuable upon exercise of vested options and warrants, as of October 11, 1996 was 10,276,197.

 (3) Dr. Munier is the record and beneficial owner of 583,333 shares of QSM Common Stock, and the beneficial owner of 490,586 shares of QSM Common Stock held of record by Rosebery Capital Ltd. with respect to which shares Dr. Munier has sole voting power. Such shares held of record by Rosebery Capital Ltd. are held as security for a promissory note issued by Dr. Munier to Rosebery Capital Ltd. in connection with the payment by Rosebery Capital Ltd. on behalf of Dr. Munier of the original purchase price for such shares.

 (4) Includes all QSM Common Stock and QSM Warrants held of record by Rosebery Capital Ltd., Queltun Ltd. and Vernon Corp. The Rocha Trust 1992, a British West Indies trust, owns 100% of the capital stock of each of Rosebery Capital Ltd., Queltun Ltd. and Vernon Corp. Joel Rivero Rocha (Mr. Rocha's brother) and Fernando Perez-Verdia are the trustees of such trust with sole discretion to name the beneficiaries of the trust and the extent of their beneficial interest. Mr. Rocha has been designated a beneficiary under the Rocha Trust 1992 and is the President of each of Rosebery Capital Ltd., Queltun Ltd. and Vernon Corp. Mr. Rocha disclaims beneficial ownership of the QSM Common Stock and Warrants held by each such company to the extent of any beneficial interest in the Rocha Trust 1992 which may be granted in the future by the trustees thereof to persons other than Mr. Rocha or members of his immediate family.

 (5) Includes 500,000 shares of QSM Preferred Stock held of record by Vernon Corp. See footnote 4.

 (6) Includes outstanding QSM Warrants to purchase 188,500 shares of QSM Common Stock.

 (7) Includes 490,586 shares of QSM Common Stock held of record by Rosebery Capital Ltd., but owned beneficially by William B. Munier. See footnote 3.

 (8) Includes outstanding QSM Warrants to purchase 415,000 shares of QSM Common Stock.

 (9) Includes all of the QSM Common Stock and Warrants owned of record by each of Rosebery Capital Ltd., Queltun Ltd. and Vernon Corp.

(10) Includes 500,000 shares of QSM Preferred Stock owned by Vernon Corp.

(11) Includes an aggregate of 4,864,152 shares of QSM Common Stock and QSM Warrants held of record by each of Rosebery Capital Ltd., Queltun Ltd. and Vernon Corp. See footnote 4.

(12) Includes 500,000 shares of QSM Preferred Stock held by Vernon Corp. See footnote 4.

          MANAGEMENT OF QSM FOLLOWING THE EFFECTIVE TIME OF THE MERGER

     Pursuant to the Merger Agreement, the directors and executive officers of QSM, as the Surviving Corporation, following the Effective Time of the Merger will be the following individuals:

                         NAME                                POSITION
        ----------------------------------------------------------------------------
        Paul J. Kerz                          Chairman and Director
        William B. Munier, M.D.               President and Director
        Phillip Siegel                        Vice President, Secretary and Director

     Paul J. Kerz, 55, a founder of HMS, has been its Chairman, President, Chief Executive Officer, and a director since HMS's inception in 1974. From 1970 until 1973, he served as Senior Vice President of Finance and Chairman of the Management Review Committee of the New York City Health and Hospitals Corporation. Prior to 1970, Mr. Kerz served in various capacities in state and federal Bureaus of the Budget.

     William B. Munier, M.D., the founder of QSM, has been its President and Chief Executive Officer and a director since QSM's inception in 1986. Dr. Munier was a principal in Ernst & Whinney from 1984 to 1985 and Executive Vice President of the Massachusetts Medical Society from 1979 to 1984. Dr. Munier also directed the first Medicare quality control program and the implementation of a computerized quality measurement system for the 170 U.S. Department of Defense hospitals.

     Phillip Siegel, 53, joined HMS as Vice President and Chief Financial Officer in May 1996. From 1993 until he joined HMS, he was an independent financial and management consultant. From 1989 through 1993, he served as Senior Vice President of Presidential Life Insurance Company. During 1987 and 1989, Mr. Siegel was an independent consultant. During 1988, Mr. Siegel served as Chief Operating Officer and Chief Financial Officer of Sherwood Group and Sherwood Securities. From 1972 through 1987, he was employed by the American subsidiary of Reuters Limited, a news, information, and communications company, as a senior financial officer and as Vice President for Acquisitions and General Counsel. Mr. Siegel is a director of WestPoint Stevens, Inc., a textile manufacturer.

                         EXECUTIVE COMPENSATION OF QSM

     The following table provides information with respect to all compensation paid by QSM during the fiscal years ended December 31, 1993, 1994 and 1995 to William B. Munier, QSM's President and Chief Executive Officer, who is the only executive officer who had compensation (combined salary and bonus) in excess of $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                             LONG TERM
                                                                            COMPENSATION
                                            ANNUAL COMPENSATION             ------------
                                   -------------------------------------     SECURITIES
        NAME AND                                            OTHER ANNUAL     UNDERLYING        ALL OTHER
   PRINCIPAL POSITION      YEAR    SALARY($)    BONUS($)    COMPENSATION     OPTIONS(#)     COMPENSATION($)
-------------------------  ----    ---------    --------    ------------    ------------    ---------------
William B. Munier........  1993    $  94,785        0             0               0                0
President and              1994    $ 100,407        0             0               0                0
Chief Executive Officer    1995    $ 117,634        0             0               0                0

     Dr. Munier has never been granted options to purchase QSM Capital Stock and is not a party to an employment agreement with QSM.

                                 LEGAL MATTERS

     The validity of the shares of HMS Common offered hereby will be passed upon for HMS by Coleman & Rhine LLP, New York, New York. Partners of Coleman & Rhine LLP own 8,604 shares of HMS Common.

                                    EXPERTS

     The consolidated financial statements and schedule of Health Management Systems, Inc. and subsidiaries as of October 31, 1995 and 1994, and for each of the years in the three-year period ended October 31, 1995, included in HMS's Current Report on Form 8-K filed on May 14, 1996 and incorporated by reference herein, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, Coopers & Lybrand LLP and Ernst & Young LLP, independent certified public accountants, included in HMS's Current Report on Form 8-K filed on May 14, 1996 incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Quality Standards in Medicine, Inc. at December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph with respect to the Company's ability to continue as a going concern) appearing elsewhere herein and are included in reliance upon such report, given upon the authority of such firm as experts in accounting and auditing.

                      QUALITY STANDARDS IN MEDICINE, INC.
                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Auditors........................................................  F-2
Statements of Operations for the years ended December 31, 1995, 1994 and 1993
  (audited) and the three and six month periods ended June 30, 1996 and 1995
  (unaudited).........................................................................  F-3
Balance Sheets at December 31, 1995 and 1994 (audited) and June 30, 1996
  (unaudited).........................................................................  F-4
Statements of Stockholders' Deficit for the years ended December 31, 1993, 1994 and
  1995 (audited) and the six months ended June 30, 1996 (unaudited)...................  F-5
Statements of Cash Flows for the years ended December 31, 1995, 1994 and 1993 and the six months ended June 30, 1996 and 1995 (unaudited).................................  F-6
Notes to Financial Statements.........................................................  F-7

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Quality Standards in Medicine, Inc.

     We have audited the accompanying balance sheets of Quality Standards in Medicine, Inc. (the Company) as of December 31, 1995 and 1994, and the related statements of operations, stockholders' deficit, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Quality Standards in Medicine, Inc. at December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that Quality Standards in Medicine, Inc. will continue as a going concern. As more fully described in Note 1, the Company has incurred recurring operating losses and has a working capital deficiency. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that may result from the outcome of this uncertainty.

                                          ERNST & YOUNG LLP

Boston, Massachusetts
April 12, 1996, except for Note 10,
as to which the date is
September 3, 1996

                      QUALITY STANDARDS IN MEDICINE, INC.

                            STATEMENTS OF OPERATIONS

                                                                          THREE MONTHS ENDED         SIX MONTHS ENDED
                                       YEAR ENDED DECEMBER 31,                 JUNE 30,                  JUNE 30,
                                -------------------------------------   -----------------------   -----------------------
                                   1995         1994         1993          1996         1995         1996         1995
                                ----------   ----------   -----------   ----------   ----------   ----------   ----------
                                                                              (UNAUDITED)               (UNAUDITED)
Revenues:
  Systems licensing sales.....  $  840,074   $  812,783   $   465,564   $  150,956   $  194,213   $  271,037   $  297,071
Expenses:
  Operating and
     administrative...........     945,790      817,335     1,094,552      239,286      206,965      463,820      448,521
  Amortization of software
     development costs........          --       25,792       103,168           --           --           --           --
  Research and development....     413,318      462,081       394,143      112,513      103,415      216,636      204,616
                                 ---------    ---------     ---------    ---------    ---------    ---------    ---------
                                 1,359,108    1,305,208     1,591,863      351,779      310,380      680,456      653,137
                                 ---------    ---------     ---------    ---------    ---------    ---------    ---------
Loss from operations..........    (519,034)    (492,425)   (1,126,299)    (200,823)    (116,167)    (409,419)    (356,066)
Other expenses:
  Interest....................     (94,651)    (255,369)     (211,570)     (39,702)     (25,975)     (71,453)     (37,351)
                                 ---------    ---------     ---------    ---------    ---------    ---------    ---------
Net loss......................  $ (613,685)  $ (747,794)  $(1,337,869)  $ (240,525)  $ (142,142)  $ (480,872)  $ (393,417)
                                 =========    =========     =========    =========    =========    =========    =========
Net loss per common share.....  $     (.07)  $     (.11)  $      (.24)  $    (0.03)  $    (0.02)  $     (.05)  $     (.04)
                                 =========    =========     =========    =========    =========    =========    =========
Weighted average common shares
  outstanding.................   9,023,659    6,627,623     5,512,417    9,061,992    9,023,659    9,061,992    8,990,325
                                 =========    =========     =========    =========    =========    =========    =========

See accompanying notes.

                      QUALITY STANDARDS IN MEDICINE, INC.

                                 BALANCE SHEETS

                                                             DECEMBER 31,
                                                      ---------------------------      JUNE 30,
                                                         1995            1994            1996
                                                      -----------     -----------     -----------
                                                                                      (UNAUDITED)
                                                                                      -----------
ASSETS
Current assets:
  Cash and cash equivalents.........................  $    39,627     $    43,108     $    12,560
  Accounts receivable...............................      453,526         542,602         431,140
  Other current assets..............................       27,139           3,475          22,142
                                                      -----------     -----------     -----------
Total current assets................................      520,292         589,185         465,842
Property and equipment:
  Computer equipment................................      125,448         108,345         129,079
  Office furniture and equipment....................       32,317          32,317          32,317
  Leasehold improvements............................       17,203          17,203          17,203
                                                      -----------     -----------     -----------
                                                          174,968         157,865         178,599
  Less accumulated depreciation.....................     (119,523)        (99,639)       (129,417)
                                                      -----------     -----------     -----------
                                                           55,445          58,226          49,182
Accounts receivable -- long term....................      197,000         328,000         404,000
Other assets........................................        5,455           5,455           5,455
                                                      -----------     -----------     -----------
          Total assets..............................  $   778,192     $   980,866     $   924,479
                                                      ===========     ===========     ===========
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable and accrued expenses.............  $   422,626     $   183,556     $   505,782
  Customer deposits.................................       35,000                          44,500
  Deferred income -- current........................      292,346         470,526         396,538
                                                      -----------     -----------     -----------
Total current liabilities...........................      749,972         654,082         946,820
Deferred income -- long term........................      211,884         350,263         371,223
Note payable........................................      452,805         262,805         677,805
Note payable -- stockholder.........................      463,500         300,000         504,473
Redeemable Preferred Stock:
  Preferred Stock, 3% nonconvertible, $.01 par
     value, authorized 750,000 shares, 500,000
     shares issued and outstanding at June 30, 1996,
     December 31, 1995 and 1994 (liquidating value
     of approximately $638,000 at June 30, 1996)....        5,000           5,000           5,000
Stockholders' deficit:
  Common Stock, $.01 par value, authorized
     10,000,000 shares, issued and outstanding
     9,590,325 shares at December 31, 1995,
     9,490,325 shares at December 31, 1994 and
     9,595,325 shares at June 30, 1996 (including
     533,333 treasury shares).......................       95,903          94,903          95,953
  Additional paid-in capital........................    4,867,881       4,768,881       4,872,830
  Accumulated deficit...............................   (6,053,490)     (5,439,805)     (6,534,362)
  Treasury stock (533,333 shares, at cost)..........      (15,263)        (15,263)        (15,263)
                                                      -----------     -----------     -----------
Total stockholders' deficit.........................   (1,104,969)       (591,284)     (1,580,842)
                                                      -----------     -----------     -----------
          Total liabilities and stockholders'
            deficit.................................  $   778,192     $   980,866     $   924,479
                                                      ===========     ===========     ===========

See accompanying notes.

                      QUALITY STANDARDS IN MEDICINE, INC.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

                                             ADDITIONAL
                                 COMMON       PAID-IN       ACCUMULATED     TREASURY
                                  STOCK       CAPITAL         DEFICIT        STOCK          TOTAL
                                 -------     ----------     -----------     --------     -----------
Balance at January 1, 1993.....  $59,135     $1,868,405     $(3,354,142)    $(15,263)    $(1,441,865)
  Exercise of stock options....      155          3,720                                        3,875
  Issuance of Common Stock.....    3,805        376,695                                      380,500
  Net loss.....................                              (1,337,869)                  (1,337,869)
                                 --------    ----------     -----------     --------     -----------
Balance at December 31, 1993...   63,095      2,248,820      (4,692,011)     (15,263)     (2,395,359)
  Exercise of stock options....      500         12,000                                       12,500
  Issuance of Common Stock.....      750         74,250                                       75,000
  Conversion of debt to
     equity....................   30,558      2,261,311                                    2,291,869
  Warrants issued for
     compensation..............                 172,500                                      172,500
  Net loss.....................                                (747,794)                    (747,794)
                                 --------    ----------     -----------     --------     -----------
Balance at December 31, 1994...   94,903      4,768,881      (5,439,805)     (15,263)       (591,284)
  Issuance of Common Stock.....    1,000         99,000                                      100,000
  Net loss.....................                                (613,685)                    (613,685)
                                 --------    ----------     -----------     --------     -----------
Balance at December 31, 1995...   95,903      4,867,881      (6,053,490)     (15,263)     (1,104,969)
  Issuance of Common Stock
     (unaudited)...............       50          4,949                                        4,999
  Net loss (unaudited).........                                (480,872)                    (480,872)
                                 --------    ----------     -----------     --------     -----------
Balance at June 30, 1996
  (unaudited)..................  $95,953     $4,872,830     $(6,534,362)    $(15,263)    $(1,580,842)
                                 ========    ==========     ===========     ========     ===========

See accompanying notes.

                      QUALITY STANDARDS IN MEDICINE, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                SIX MONTHS ENDED
                                              YEAR ENDED DECEMBER 31                 JUNE 30
                                       ------------------------------------   ---------------------
                                         1995         1994         1993         1996        1995
                                       ---------   ----------   -----------   ---------   ---------
                                                                                   (UNAUDITED)
OPERATING ACTIVITIES
Net loss.............................  $(613,685)  $ (747,794)  $(1,337,869)  $(480,872)  $(393,417)
Adjustments to reconcile net loss to
  net cash used in operating
  activities:
  Depreciation and amortization......     19,884       50,209       130,329       9,894       2,905
  Issuance of warrants for
     services........................         --       75,000        97,500          --          --
  Changes in operating assets and
     liabilities:
     Accounts receivable.............    220,076     (302,975)     (390,779)   (184,614)    232,047
     Accounts payable and accrued
       expenses......................  239,070..      251,021       228,506      83,156     135,313
     Customer deposits...............     35,000      (35,000)       (9,875)      9,500
     Deferred income.................   (316,559)     257,436       366,812     263,531    (212,071)
     Other assets....................    (23,664)          33         1,712       4,997     (21,018)
                                       ---------   ----------   -----------   ---------   ---------
Net cash used in operating
  activities.........................   (439,878)    (452,070)     (913,664)   (294,408)   (256,241)
INVESTING ACTIVITY
Purchase of property and equipment...    (17,103)     (17,707)      (38,097)     (3,631)     (5,502)
                                       ---------   ----------   -----------   ---------   ---------
Net cash used in investing
  activity...........................    (17,103)     (17,707)      (38,097)     (3,631)     (5,502)
FINANCING ACTIVITIES
Proceeds from issuance of Common
  Stock..............................    100,000       87,500       384,375       4,999     100,000
Proceeds from borrowings from
  stockholder........................    163,500           --        30,000      40,973     162,008
Proceeds from issuance of notes
  payable............................    190,000      390,213       621,001     225,000          --
Repayment of borrowings..............         --           --       (90,000)         --          --
                                       ---------   ----------   -----------   ---------   ---------
Net cash provided by financing
  activities.........................    453,500      477,713       945,376     270,972     262,008
                                       ---------   ----------   -----------   ---------   ---------
Net increase (decrease) in cash......     (3,481)       7,936        (6,385)    (27,067)        265
Cash and cash equivalents at
  beginning of year..................     43,108       35,172        41,557      39,627      43,108
                                       ---------   ----------   -----------   ---------   ---------
Cash and cash equivalents at end
  of period..........................  $  39,627   $   43,108   $    35,172   $  12,560   $  43,373
                                       =========    =========    ==========   =========   =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
Cash paid for the year for
  interest...........................         --           --            --          --          --
                                       =========    =========    ==========   =========   =========
Debt converted to stock..............         --   $2,291,869            --          --          --
                                       =========    =========    ==========   =========   =========

See accompanying notes.

                      QUALITY STANDARDS IN MEDICINE, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  ORGANIZATION AND BASIS OF PRESENTATION

     Quality Standards in Medicine, Inc. (the Company) is engaged in the production and licensing of a computer software product referred to as the "QSM System." This software is used to measure the quality of medical care services rendered in acute-care hospitals. The principal markets of the Company are located in the United States and United Kingdom.

     The Company has incurred significant losses over the past five years and, at December 31, 1995, has a working capital deficiency of $229,680 and a deficiency in stockholders' equity of $(1,104,969).

     The Company's current cash position and anticipated revenues through the end of 1996 are not sufficient to permit the Company to meet its cash needs during that period. Accordingly, the Company's ability to continue as a going concern is dependent upon either the consummation of an Agreement and Plan of Merger (the "Merger") with Health Management Systems, Inc. (see note 10) or the securing of additional debt or equity financing should the Merger not be consummated. In connection with the proposed Merger, Health Management Systems has agreed to advance certain funds to the Company to cover the Company's operating deficits pending consummation of the Merger. There can be no assurance that, should the proposed Merger not be consummated, the Company will be able to secure sufficient financing to repay the Company the operating deficit loans provided to it, or to continue the Company as a going concern.

     The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amount and classification of liabilities that may result from the outcome of this uncertainty.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses reported during the period. Actual results could differ from those estimates.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Revenues

     The Company accounts for revenue in accordance with Statement of Position 91-1, Software Revenue Recognition (SOP 91-1), issued by the American Institute of Certified Public Accountants. In accordance with SOP 91-1, the Company recognizes ninety percent (90%) of the licensing fee upon delivery and installation of the software, and the remaining ten percent (10%) is deferred and recognized on a straight-line basis over the term of the licensing agreement. The Company has determined, based upon historical results, that approximately ten percent (10%) of the licensing fee represents post installation customer support which in conformity with SOP 91-1 is being recognized separately from software licensing fees on a ratable basis over the term of the agreement.

     For multiple-year licenses, all revenue attributable to future years (beyond year one) is deferred and a long-term account receivable is recorded.

     Each year, as collectibility of revenue related to that year becomes assured, 90% of the year's revenue is recognized and the remaining 10% is deferred as discussed above. The portion of the corresponding long-term account receivable relating to that year is then recorded as current accounts receivable until collected.

  Software Development Costs

     The computer software has been internally developed and the cost represents an accumulation of salaries and other costs directly related to the development of the software after technological feasibility had been

                      QUALITY STANDARDS IN MEDICINE, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) established through when the product was ready for general release to customers. The costs are amortized over three years, which represents management's estimate of the software's useful life, using the straight-line method. As of December 31, 1994, all software development costs have been fully amortized. Costs of routine software maintenance, enhancements and upgrades are expensed as incurred.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets.

  Cash Equivalents

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

  Stock-Based Compensation

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), and related Interpretations in accounting for its employee stock options and warrants as permitted by Financial Accounting Standards Board (FASB) Statement No. 123, "Accounting for Stock-Based Compensation." Under APB 25, compensation expense is recognized for employee stock options when the market price of the options or warrants exceeds the exercise price on the date of grant.

  Accounting Pronouncements

     In March 1995, the FASB issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company will adopt Statement 121 in the first quarter of 1996 and, based on the current circumstances, does not believe the effect of the adoption will be material.

  Income Taxes

     The Company provides for income taxes under the liability method prescribed by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under this method, deferred income taxes are recognized for the future tax consequences of differences between the tax and financial accounting bases of assets and liabilities at each year end. Deferred income taxes are based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized and when the Company cannot make the determination that it is more likely than not that some portion or all of the related tax asset will be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

  Operating Leases

     During 1995, the Company leased office space as a tenant at will. Rent expense amounted to $84,441 in 1995, $68,525 in 1994 and $65,687 in 1993.

                      QUALITY STANDARDS IN MEDICINE, INC.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
  Net Loss Per Common Share

     Net loss per common share is computed using the weighted average number of common shares, convertible preferred shares assuming conversion at date of issuance and, when dilutive, equivalent shares from stock options and warrants using the treasury stock method.

  Interim Financial Statements (Unaudited)

     The balance sheet at June 30, 1996, the statements of operations, statements of cash flows and the statements of stockholders' deficit for the six months ended June 30, 1996 and 1995 (and the statements of operations for the three months ended June 30, 1996 and 1995) are unaudited, but, in the opinion of management, include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of results for these interim periods. The results of operations for the six months ended June 30, 1996 are not necessarily indicative of results to be expected for the entire year.

3.  NOTE PAYABLE

     As more fully described in Note 7, on September 30, 1994, the holder of an unsecured revolving note agreement exercised warrants at $.75 per share to convert his note holdings to shares of $.01 par value Common Stock. The total principal and interest of the note holdings converted amounted to $2,291,869. Four individuals who participated in the revolving note through a loan agreement between them and the noteholder did not partake in the conversion.

     Other notes payable balance includes various promissory notes bearing interest at 12% (compounded annually) and due at various dates from February 13, 1998 to April 21, 2000. Of these notes, $363,500 represents promissory notes to two stockholders and is separately disclosed on the balance sheet as notes payable -- stockholders.

     In exchange for financing in the amount of $200,000, during 1995 the Company entered into a promissory note in the amount of $100,000 due April 20, 2000, which is also disclosed on the balance sheet as notes payable -- stockholder. The note bears interest at prime plus 4% for the first six months and prime plus 12% for the remaining period. Interest is payable annually in cash, notes similar to the original note or in shares of the Company's common stock at the then-effective conversion price. All outstanding principal and interest of the note are convertible into common stock at a conversion price of $1.00 per share. The conversion price is subject to adjustment.

     In connection with this note, the Company issued 100,000 shares of $.01 par common stock and warrants to purchase 100,000 nonassessable shares of common stock at $1.00 per share. The warrants contain "full-ratchet" anti-dilution protection and the number of shares subject to purchase and the exercise price are subject to adjustment. The exercise period of the warrants is three years from the date of issuance. No value has been assigned to the warrants.

     Also in connection with this financing, the Company was required to enter into a marketing agreement with Medical Scientists, a company owned by the financier. Under this agreement, the Company must pay to Medical Scientists a percentage of license fees generated from customer introductions made by Medical Scientists. The applicable percentages are as follows:

    Direct Sales To More Than 3 Hospitals.................    10% Annually For Five Years
    All Other Sales.......................................           10% in Year 1
                                                                   5% in each of the
                                                                  following two years

                      QUALITY STANDARDS IN MEDICINE, INC.

3.  NOTE PAYABLE -- (CONTINUED)
     Future maturities of notes payable at December 31, 1995 are as follows:
1998 -- $816,305 and 2000 -- $100,000.

4.  INCOME TAXES

     At December 31, 1995, 1994 and 1993, the Company has available for federal income tax purposes net operating loss (NOL) carryforwards of approximately $5,782,000, $5,159,000 and $4,423,000 million, respectively, which expire in years 2002 through 2010. The amount of NOL carryforwards that can be utilized in any future year may be limited due to "equity structure shifts" and "owner shifts" involving "5% shareholders" (as these terms are defined in Section 382 of the Internal Revenue Code).

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. At December 31, 1995, 1994 and 1993, the Company has a net deferred tax asset of approximately $2,299,000, $2,108,000 and $1,845,000, respectively, for which a valuation allowance has been fully provided. This asset relates primarily to net operating loss carryforwards at December 31, 1995, 1994 and 1993. The $2,299,000 valuation allowance at December 31, 1995 reflects a $191,000 increase from December 31, 1994 and a $454,000 increase from December 31, 1993.

5.  STOCK OPTION PLAN

     The Board of Directors authorized a nonqualified stock option plan to issue options to purchase up to 250,000 shares of Common Stock of the Company, at option prices determined by the Board of Directors to represent fair value. During 1994, the Board of Directors authorized an increase in stock options available to allow for options to purchase a total of 1,500,000 shares of Common Stock of the Company. The options expire ten years from the date of grant or, in the case of an employee who, at the time of grant, owns stock possessing more than ten percent of the total combined voting power of all classes of stock, five years from the date of grant.

     Activity as to stock options is as follows:

                                                           1995          1994         1993
                                                         ---------     ---------     -------
    Outstanding at beginning of year:..................    292,500       167,500     130,000
      Granted..........................................    130,000       235,000      60,000
      Canceled.........................................    (12,500)      (60,000)     (7,000)
      Exercised........................................          0       (50,000)    (15,500)
                                                         ---------     ---------     -------
    Outstanding at end of year.........................    410,000       292,500     167,500
                                                         =========     =========     =======
    Price range per share of outstanding options.......    $.25-$1       $.25-$1     $.25-$1
                                                         =========     =========     =======
    Exercisable at end of year.........................     97,000        42,000     128,500
                                                         =========     =========     =======
    Available for grant at end of year.................  1,021,000     1,138,500      63,500
                                                         =========     =========     =======

     In January 1996, 20,000 options were granted and issued to employees at $1.00 per share.

6.  WARRANTS

     As of December 31, 1995, the Company has outstanding warrants to purchase 586,107 shares of the Company's $.01 par value Common Stock at an exercise price of $1.00. These warrants expire at various times throughout 1996 through the year 2000. These warrants were issued in connection with the purchase of

                      QUALITY STANDARDS IN MEDICINE, INC.

6.  WARRANTS -- (CONTINUED)
Common Stock and as an attachment to certain loans. As of December 31, 1994 and 1993, 458,357 and 225,700, respectively, of these shares were outstanding. No value has been assigned to these warrants.

     In addition, during 1994, as an attachment to loans from the four individuals referred to in Notes 3 and 7, the Company issued warrants for the purchase of 135,455 shares of the Company's $.01 par value Common Stock at an exercise price of $.75 per share. These warrants expire in 2002. No value has been assigned to these warrants.

     During 1994, certain employees were issued warrants in connection with their employment to purchase an aggregate of 231,250 shares of $.01 par value Common Stock at an exercise price of $.25 per share. These warrants, which were issued for 1994 compensation and in settlement of accrued compensation as of December 31, 1993 were valued at $175,500. The warrants expire in 1999 and 2000.

7.  CONVERSION OF LONG-TERM DEBT AND WARRANTS TO COMMON STOCK

     On September 30, 1994 the Company converted a note payable, including accrued interest and the warrants accompanying the related revolving note agreement, into Common Stock of the Company at a price of $.75 per share. This transaction was approved by the Board on September 20, 1993, after which time there was no further activity on the note. The note holder and all but four individuals who participated through direct agreement with the note holder participated in this conversion. Immediately prior to the conversion, the note payable balance, including accrued interest, totaled $2,291,869, which, together with warrants, resulted in the issuance of 3,055,825 additional shares of Common Stock of the Company. The loans of the four individual participants, as discussed in Note 3, were not converted. These participants entered into notes directly with the Company and were issued warrants in conjunction with these notes. The exercise price of these warrants is $.75 per share.

     The notes payable balances of the four remaining participants consist of principal and accrued interest totaling $101,591, due February 18, 1996. Subsequent to year end, the due date of these notes was extended until 1998. Each note bears interest which is compounded annually at 12%.

8.  RESTRUCTURE OF PREFERRED STOCK

     In 1992, the Company entered into an agreement with a stockholder holding the 500,000 shares of 3% nonconvertible Preferred Stock which provides for the issuance of new preferred shares, effective upon execution of a revised stock agreement, with preference over other Preferred Stock and Common Stock. Cumulative dividends on the new issue shall accrue at a rate of 4%. Redemption may occur only upon the Company earning a positive earnings before income taxes, depreciation and amortization. Redemption, at the holder's option, would be at $1.15 per share.

9.  CONCENTRATION OF CREDIT RISK

     A significant portion of the Company's revenue and accounts receivable are derived from software and licenses provided to the hospital industry primarily in the United States and United Kingdom. A majority of the Company's revenue is generated from its sole software product.

10.  SUBSEQUENT EVENTS

     Subsequent to year end, the Company issued 20,000 stock options to employees to purchase Common Stock at $1.00 per share.

                      QUALITY STANDARDS IN MEDICINE, INC.

10.  SUBSEQUENT EVENTS -- (CONTINUED)
     In addition, subsequent to year end, the Company issued 2,500 warrants to purchase Common Stock at $1.00 per share. These warrants expire in 1999. Also, on the same date the warrants were issued, the Company awarded 5,000 shares of Common Stock to the same individual.

     Warrants to purchase 250,000 shares of Common Stock at $1.00 per share, expiring in 1999, were authorized but not issued subsequent to year end.

     On June 26, 1996, the number of shares of $.01 par value common stock authorized was increased to 15,000,000.

     The Company entered into a convertible note payable, dated April 21, 1996, which represents accrued interest payments of $15,973 due on the note discussed in Note 3.

     On September 3, 1996, the Company entered into an agreement and plan of merger (the Merger) with Health Management Systems, Inc. for the merger of Health Management Systems, Inc. with and into the Company, whereby it is contemplated that all shares of common stock and all shares of preferred stock, together with all outstanding loans, all outstanding common stock purchase warrants issued by the Company and all outstanding vested $.25 stock options issued by the Company will either be converted, exercised and then converted or exchanged for an aggregate of 228,000 shares of common stock of Health Management Systems, Inc., subject to certain adjustments. The Merger is subject to the attainment of certain regulatory approvals, among other conditions.

11.  ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     The accounts payable and accrued expenses account comprises the following items:

                                                                     DECEMBER 31
                                                               -----------------------
                                                                 1995           1994
                                                               --------       --------
        Trade accounts payable...............................  $147,744       $ 76,991
        Accrued interest.....................................   129,858         33,706
        Accrued payable......................................   104,952         47,952
        Other................................................    40,072         24,907
                                                               --------       --------
                  Total accounts payable and accrued
                    expenses.................................  $422,626       $183,556
                                                               ========       ========

                                   CONFORMED

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                        HEALTH MANAGEMENT SYSTEMS, INC.,

                             QSM ACQUISITION CORP.

                                      AND

                      QUALITY STANDARDS IN MEDICINE, INC.

                               TABLE OF CONTENTS

RECITALS.................................................................................      1
ARTICLE 1.
         DEFINITIONS.....................................................................      1
                   1.1    Certain Definitions............................................      1
                   1.2    Other Definitions..............................................      3
ARTICLE 2.
         THE MERGER......................................................................      4
                   2.1    Effective Time of the Merger...................................      4
                   2.2    Effects of the Merger..........................................      4
                   2.3    Effect on QSM Notes............................................      4
                   2.4    Effect on QSM Warrants.........................................      4
                   2.5    Effect on QSM Stock Options....................................      4
                   2.6    Effect on QSM Capital Stock....................................      5
                   2.7    Conversion of Sub Capital Stock................................      5
                   2.8    Adjustments to Exchange Ratio..................................      5
                   2.9    Exchange Procedures............................................      5
                   2.10   Escrow Fund....................................................      6
ARTICLE 3.
         REPRESENTATIONS AND WARRANTIES OF QSM...........................................      6
                   3.1    Organization and Standing......................................      6
                   3.2    Capital Structure..............................................      6
                   3.3    Equity Investments.............................................      7
                   3.4    Authority......................................................      7
                   3.5    Governmental Consents..........................................      7
                   3.6    Financial Statements...........................................      7
                   3.7    Accounting Matters.............................................      8
                   3.8    Absence of Changes.............................................      8
                   3.9    Properties.....................................................      9
                   3.10   Taxes..........................................................      9
                   3.11   Compliance with Law............................................      9
                   3.12   Litigation.....................................................      9
                   3.13   Material Agreements............................................     10
                   3.14   Proprietary Rights.............................................     11
                   3.15   Insurance......................................................     11
                   3.16   No Conflict....................................................     11
                   3.17   No Default.....................................................     11
                   3.18   Brokers or Finders.............................................     12
                   3.19   Certain Advances...............................................     12
                   3.20   Related Parties................................................     12
                   3.21   Information Supplied...........................................     12
                   3.22   Employee Benefit Plans.........................................     12
                   3.23   Labor Relations; Employees.....................................     13
                   3.24   Compensation...................................................     13
                   3.25   Bank Accounts..................................................     13

ARTICLE 4.
         REPRESENTATIONS AND WARRANTIES OF HMS AND SUB...................................     14
                   4.1    Organization...................................................     14
                   4.2    Capital Structure..............................................     14
                   4.3    Authority......................................................     14
                   4.4    Governmental Consents..........................................     14
                   4.5    SEC Documents..................................................     15
                   4.6    Information Supplied...........................................     15
                   4.7    No Conflict....................................................     15
                   4.8    Shares of HMS Common...........................................     15
                   4.9    Accounting Matters.............................................     15
                   4.10   No Prior Activities............................................     15
                   4.11   Brokers or Finders.............................................     16
                   4.12   Certain Proceedings............................................     16
ARTICLE 5.
         COVENANTS RELATING TO CONDUCT OF BUSINESS.......................................     16
                   5.1    Ordinary Course................................................     16
                   5.2    Dividends; Changes in Stock....................................     16
                   5.3    Issuance of Securities.........................................     16
                   5.4    Governing Documents............................................     16
                   5.5    No Acquisitions................................................     16
                   5.6    No Dispositions................................................     16
                   5.7    Indebtedness...................................................     16
                   5.8    Benefit Plans, Etc.............................................     17
                   5.9    Accounting Practices...........................................     17
                   5.10   No Solicitation; Competing Transactions........................     17
ARTICLE 6.
         QSM SHAREHOLDERS' MEETING; INFORMATION STATEMENT/ REGISTRATION STATEMENT........
                                                                                              17
                   6.1    QSM Shareholders' Meeting......................................     17
                   6.2    Recommendations of QSM Board of Directors......................     17
                          Preparation and Filing of Information Statement/Registration
                   6.3    Statement......................................................     17
                   6.4    Accuracy of Information........................................     17
                   6.5    Additional Information.........................................     18
                   6.6    QSM Accountants Letter.........................................     18
                   6.7    Expenses.......................................................     18
                   6.8    Indemnification................................................     18
                   6.9    Restrictions on Resale.........................................     19
ARTICLE 7.
         ADDITIONAL AGREEMENTS...........................................................     20
                   7.1    Access to Information..........................................     20
                   7.2    Legal Conditions to the Merger.................................     20
                   7.3    Rule 145 Affiliates............................................     20
                   7.4    Irrevocable Proxies............................................     21
                   7.5    Employment Agreements..........................................     21
                   7.6    Employee Benefits..............................................     21
                   7.7    Treatment of Assumed QSM Stock Options.........................     21
                   7.8    Grant of HMS Stock Options Following the Closing...............     21
                   7.9    Communications.................................................     22

                   7.10   Delivery of Stock Certificates.................................     22
                   7.11   Parachute Payments.............................................     22
                   7.12   Notification of Certain Matters................................     22
                   7.13   Tax Treatment..................................................     22
                   7.14   Beacon Resources Fee...........................................     22
ARTICLE 8.
         CONDITIONS PRECEDENT............................................................     23
                   8.1    Conditions to Each Party's Obligations to Effect the Merger....     23
                   8.2    Conditions to Obligations of HMS and Sub.......................     23
                   8.3    Conditions to Obligations of QSM...............................     24
ARTICLE 9.
         CLOSING.........................................................................     24
ARTICLE 10.
         SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS...........................     25
ARTICLE 11.
         PAYMENT OF EXPENSES.............................................................     25
ARTICLE 12.
         TERMINATION, AMENDMENT AND WAIVER...............................................     25
                  12.1    Termination....................................................     25
                  12.2    Effect of Termination..........................................     26
                  12.3    Amendment......................................................     26
                  12.4    Extension; Waiver..............................................     26
ARTICLE 13.
         INDEMNIFICATION OF HMS..........................................................     26
                  13.1    Indemnification................................................     26
                  13.2    Method of Indemnification......................................     26
                  13.3    Conditions of Indemnification..................................     26
                  13.4    Limitations on Indemnification.................................     27
ARTICLE 14.
         GENERAL.........................................................................     27
                  14.1    Notices........................................................     27
                  14.2    Headings.......................................................     28
                  14.3    Counterparts...................................................     28
                  14.4    Binding Nature.................................................     28
                  14.5    Other Agreements...............................................     28
                  14.6    Good Faith.....................................................     28
                  14.7    Applicable Law.................................................     28
                  14.8    No Dissenters' Rights of Appraisal.............................     28

                                LIST OF EXHIBITS

Exhibit A  -- Form of Noteholders Consent
Exhibit B  -- Form of Preferred Stockholders Consent
Exhibit C  -- Form of Warrantholders Consent
Exhibit D  -- Certificate of Incorporation of Surviving Corporation
Exhibit E  -- By-laws of Surviving Corporation
Exhibit F  -- List of Directors and Officers of Surviving Corporation
Exhibit G  -- Escrow Agreement
Exhibit H  -- Form of Affiliate Letter
Exhibit I  -- Form of Irrevocable Proxy
Exhibit J  -- Form of Employment Agreement
Exhibit K  -- Form of Not-to-Compete Agreement with QSM

                               LIST OF SCHEDULES

Schedule 2.6(a)  -- List of all Shares of QSM Capital Stock owned by HMS and QSM
Schedule 3.1     -- List of all of QSM Qualified and/or Licensed Jurisdictions
Schedule 3.2     -- List of all QSM Shareholders, Warrantholders and Optionholders
Schedule 3.3     -- List of QSM Equity Investments
Schedule 3.6     -- Exceptions to Prior Financial Statements and Interim Financial Statements
Schedule 3.8     -- Changes since June 30, 1996
Schedule 3.9     -- Encumbrances
Schedule 3.10    -- Assessment or Collection of Taxes
Schedule 3.12    -- Litigation
Schedule 3.13    -- Material Agreements
Schedule 3.14    -- List of Proprietary Rights
Schedule 3.16    -- Consents, Waivers and Approvals Required from Parties to Material
                    Agreements
Schedule 3.19    -- Advances
Schedule 3.20    -- Related Parties
Schedule 3.22    -- Employee Benefit Plans
Schedule 3.23    -- Claims By Current or Past QSM Employees
Schedule 3.24    -- Salaries, Consulting and Employment Agreements
Schedule 3.25    -- Bank Accounts
Schedule 5.7     -- QSM Indebtedness
Schedule 7.3     -- List of Rule 145 Affiliates
Schedule 7.7     -- QSM Option Plans

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT is made and entered into as of the 3rd day of September, 1996, by and among HEALTH MANAGEMENT SYSTEMS, INC., a New York corporation ("HMS"), QSM ACQUISITION CORP., a Delaware corporation and wholly-owned subsidiary of HMS ("Sub"), and QUALITY STANDARDS IN MEDICINE, INC., a Delaware corporation ("QSM").

                                    RECITALS

     A. The parties wish to provide for the merger (the "Merger") of Sub with and into QSM, whereby it is contemplated that all shares of common stock, $.01 par value, and all shares of preferred stock, $.01 par value, of QSM issued and outstanding, together with all outstanding loans of QSM, all outstanding common stock purchase warrants issued by QSM and all outstanding vested $.25 stock options issued by QSM will either be converted, exercised and then converted or exchanged for an aggregate of 228,000 shares of common stock, par value $.01 per share, of HMS subject to adjustment, in accordance with the terms set forth in Sections 2.3 through 2.6 and 2.8 of this Agreement.

     B. The parties hereto desire to set forth certain representations, warranties and covenants made by QSM to HMS and Sub, and by HMS and Sub to QSM, and the conditions precedent to the consummation of the Merger.

     C. The Boards of Directors of HMS, Sub and QSM, respectively, have approved and adopted this Agreement and the Merger as a plan of reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

     NOW, THEREFORE, in consideration of the premises and of the mutual provisions, agreements and covenants herein contained, HMS, Sub and QSM hereby agree as follows:

                                   ARTICLE 1.

                                  DEFINITIONS

     1.1 Certain Definitions. The terms defined in this Section 1.1 shall, for all purposes of this Agreement, have the meanings herein specified, unless the context expressly or by necessary implication otherwise requires:

     (a) "Affiliate" shall have the meaning specified in Rule 144 promulgated by the SEC under the Securities Act.

     (b) "Closing Date" shall have the meaning ascribed to such term in Article
9.

     (c) "Effective Time of the Merger" shall have the meaning ascribed to such term in Section 2.1.

     (d) "Escrow Fund" shall have the meaning ascribed to such term in Section 2.10.

     (e) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     (f) "Exchange Ratio" shall have the meaning ascribed to such term in
Section 2.6(b)(ii).

     (g) "Fair Value" shall mean (i) with respect to HMS Common, the average closing price of HMS Common on the Nasdaq National Market for a period of five
(5) consecutive business days ending two (2) business days prior to the Closing Date, (ii) with respect to HMS Stock Options, the value thereof as of two (2) business days prior to the Closing Date as determined by HMS in accordance with the Black-Scholes pricing model, and (iii) with respect to QSM Preferred Stock, Notes, Stock Options and Warrants, the appraised values thereof as of two (2) business days prior to the Closing Date as determined by Fechtor, Detwiler & Co., Inc.

     (h) "HMS Common" shall mean the common stock, par value $.01 per share, of HMS.

     (i) "Information Statement/Prospectus" shall mean the combined (i) information statement of QSM notifying its shareholders of the QSM Shareholders' Meeting and providing information to the holders of QSM Preferred Stock, Notes, Warrants, and Stock Options relating to a proposed exchange for HMS Common in connection with the Merger and (ii) the prospectus of HMS relating to the HMS Common to be issued to QSM Securityholders in the Merger and the other transactions contemplated by this Agreement, which information statement and prospectus are contained in the Registration Statement.

     (j) "Knowledge" or "known" shall mean, with respect to any representation or warranty or other statement in this Agreement qualified by knowledge of any party, that (i) such party has no actual knowledge of the inaccuracy of the matters therein stated and (ii) assuming the exercise by such party of a reasonable due and diligent investigation as to the matters that are the subject of such representations, warranty or other statement, such party would have no actual knowledge of the inaccuracy of the matters therein stated, it being understood that no party will have any obligation as part of its due and diligent investigation to consult with any outside third parties, other than its respective accountants and legal counsel. Where reference is made to the knowledge of QSM or HMS, such reference shall be deemed to include only the Chief Executive and Chief Financial Officer of QSM and Rodrigo Rocha and the Chief Executive and Chief Financial Officers of HMS, each of whom shall be deemed to have conducted the investigation required by this definition.

     (k) "Material Adverse Effect" on any entity (or group of entities taken as a whole) shall mean an effect that is materially adverse to the consolidated financial condition, assets, liabilities, business or results of operations of such entity (or, if with respect thereto, of such group of entities taken as a whole).

     (l) "Material Agreements," as used in relation to QSM, shall have the meaning ascribed to such term in Section 3.13.

     (m) "NASD" shall mean the National Association of Securities Dealers, Inc.

     (n) "Person" shall mean any natural person, corporation, limited liability company, unincorporated organization, partnership, association, joint stock company, joint venture, trust or government, or any agency or political subdivision of any government, or any other entity.

     (o) "QSM Capital Stock" shall mean the QSM Common Stock and Preferred
Stock.

     (p) "QSM Common Stock" shall mean the common stock of QSM, par value $.01 per share.

     (q) "QSM Noteholders" shall mean all holders of QSM Notes immediately prior to the Closing Date. A list of all QSM Noteholders is set forth on Schedule 3.13.

     (r) "QSM Noteholder Consents" shall refer to the written consents of holders of QSM Notes in the form attached to this Agreement as Exhibit A, for the purpose of evidencing the agreement of such QSM Noteholder to the exchange of such Noteholder's QSM Notes and the cancellation of the debt related thereto, for shares of HMS Common, as contemplated by this Agreement and the Merger.

     (s) "QSM Notes" shall mean all promissory notes issued by QSM which are outstanding immediately prior to the Closing Date, excluding any promissory notes issued to HMS evidencing working capital loans made to QSM prior to the Effective Time of the Merger.

     (t) "QSM Optionholders" shall mean all holders of QSM Stock Options immediately prior to the Closing Date. A list of all QSM Optionholders is set forth on Schedule 3.2.

     (u) "QSM Preferred Stock" shall mean the preferred stock of QSM, par value $.01 per share.

     (v) "QSM Preferred Shareholder Consents" shall refer to the written consents of holders of QSM Preferred Stock in the form attached to this Agreement as Exhibit B, for the purpose of evidencing the agreement of such QSM Preferred Shareholder to the cancellation of such QSM Preferred Shareholder's outstanding QSM Preferred Stock, in exchange for shares of HMS Common, as contemplated by this Agreement and the Merger.

     (w) "QSM Principals" shall mean William B. Munier and Rodrigo Rocha.

     (x) "QSM Securityholders" shall mean all QSM Shareholders, Noteholders, Warrantholders and Optionholders.

     (y) "QSM Shareholders" shall mean all holders of QSM Capital Stock immediately prior to the Closing Date. A list of all QSM Shareholders is set forth on Schedule 3.2.

     (z) "QSM Shareholders' Meeting" shall mean the meeting, and any adjournments thereof, of the holders of QSM Capital Stock duly called and convened for the purpose of their consideration of and voting upon the transactions contemplated by this Agreement and the Merger.

     (aa) "QSM Stock Options" shall mean all outstanding options to purchase QSM Common Stock.

     (bb) "QSM Warrantholders" shall mean all holders of QSM Warrants immediately prior to the Closing Date. A list of all QSM Warrantholders is set forth on Schedule 3.2.

     (cc) "QSM Warrantholder Consents" shall refer to the written consents of holders of QSM Warrants in the form attached to this Agreement as Exhibit C, for the purpose of evidencing the agreement of such QSM Warrantholder to the cancellation of such QSM Warrantholder's outstanding QSM Warrants, in exchange for shares of HMS Common, as contemplated by this Agreement and the Merger.

     (dd) "QSM Warrants" shall mean all outstanding common stock purchase warrants issued by QSM.

     (ee) "Registration Statement" shall mean the registration statement of HMS on Form S-4 pursuant to which the HMS Common to be issued to the QSM Securityholders in the Merger and the other transactions contemplated by this Agreement will be registered under the Securities Act.

     (ff) "SEC" shall mean the Securities and Exchange Commission.

     (gg) "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     (hh) "Subsidiary" shall mean a corporation whose voting securities are owned directly or indirectly by a "parent" corporation in such amounts as are sufficient to elect at least a majority of the Board of Directors of the Subsidiary.

     (ii) "Taxes" shall mean all taxes, charges, fees, levies or other assessments including, without limitation, income, gross receipts, excise, property, sales, withholding, social security, occupation, use, service, license, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable or imposed with respect to any taxes, charges, fees, levies or other assessments.

     (jj) "Threshold" shall have the meaning ascribed to such term in Section 13.4(b).

     1.2 Other Definitions. In addition to the terms defined in Section 1.1, certain other terms are defined elsewhere in this Agreement; whenever such terms are used in this Agreement they shall have their respective defined meanings, unless the context expressly or by necessary implication otherwise requires.

                                   ARTICLE 2.

                                   THE MERGER

     2.1 Effective Time of the Merger. Subject to the provisions of this Agreement, a Certificate of Merger, together with all other required certificates, shall be filed in accordance with the requirements of Section 251 of the Delaware General Corporation Law as soon as practicable on or after the Closing Date. The Merger shall become effective upon the filing of such certificate with the Delaware Secretary of State (the "Effective Time of the Merger").

     2.2 Effects of the Merger.  At the Effective Time of the Merger:

     (a) the separate existence of Sub shall cease and Sub shall be merged with and into QSM as the surviving corporation (the "Surviving Corporation");

     (b) the Certificate of Incorporation and By-laws of the Surviving Corporation shall be in the forms attached to this Agreement as Exhibits D and E, respectively;

     (c) the Persons listed on Exhibit F shall be the directors and officers of the Surviving Corporation, and such directors and officers shall continue to act as such and hold such offices in the Surviving Corporation, until their respective successors are duly elected and qualified; and

     (d) the name of the Surviving Corporation shall continue to be Quality Standards in Medicine, Inc. subsequent to the Effective Time of the Merger, and the location of its principal office shall be 581 Boylston Street, Suite 250, Boston, Massachusetts 02116.

     2.3 Effect on QSM Notes. As of the Effective Time of the Merger, and with the consent of the QSM Noteholders, the QSM Notes, including accrued interest thereon through the Closing Date, shall be exchanged for shares of HMS Common ("QSM Note Shares") having a Fair Value equal to the Fair Value of the QSM Notes, and the debt related thereto shall be extinguished.

     2.4 Effect on QSM Warrants.

     (a) Exercise of $.25 QSM Warrants. All outstanding $.25 QSM Warrants shall be exercised by their respective holders immediately prior to the Closing Date and an aggregate of 231,250 shares of QSM Common Stock will be issued to the holders of these warrants, which shares of QSM Common Stock will thereafter at the Effective Time of the Merger be converted into shares of HMS Common in accordance with Section 2.6(b)(ii) below.

     (b) Exchange of $.75 and $1.00 QSM Warrants. As of the Effective Time of the Merger and with the consent of the QSM Warrantholders, all outstanding $.75 and $1.00 QSM Warrants shall be exchanged for shares of HMS Common (the "QSM Warrant Exchange Shares") having a Fair Value equal to the Fair Value of the respective QSM Warrants.

     2.5 Effect on QSM Stock Options.

     (a) Exercise of Vested $.25 QSM Stock Options. All outstanding vested $.25 QSM Stock Options shall be exercised by their respective holders immediately prior to the Closing Date and an aggregate of 58,500 shares of QSM Common Stock will be issued to the holders of these QSM Stock Options, which shares of QSM Common Stock will thereafter at the Effective Time of the Merger be converted into shares of HMS Common in accordance with Section 2.6(b)(ii) below.

     (b) Conversion of Vested $1.00 QSM Stock Options and All Non-Vested QSM Stock Options. As of the Effective Time of the Merger, all outstanding vested $1.00 QSM Stock Options and all non-vested QSM Stock Options (collectively, the "Assumed QSM Stock Options") shall be assumed by HMS and converted into HMS Stock Options having a Fair Value equal to the Fair Value of the respective QSM Stock Options, in accordance with such further conditions as are set forth in
Section 7.7 of this Agreement.

     2.6 Effect on QSM Capital Stock. As of the Effective Time of the Merger and by virtue of the Merger:

     (a) Cancellation of QSM Capital Stock Owned by HMS or QSM. All shares of QSM Capital Stock, if any, that are owned directly or indirectly by HMS, QSM or any Subsidiary of HMS or QSM, shall be canceled without any action on the part of the holder of such shares, and no stock of HMS or other consideration shall be delivered in exchange therefor. A list of all such shares of QSM Capital Stock is set forth on Schedule 2.6(a).

     (b) Exchange/Conversion of QSM Capital Stock. Other than shares to be canceled pursuant to Section 2.6(a) and fractional shares as provided in Section 2.6(c), each share of QSM Preferred Stock (including all accrued dividends thereon) and each share of QSM Common Stock issued and outstanding immediately prior to the Closing Date shall be exchanged or converted, as the case may be, as follows:

          (i) QSM Preferred Stock. Pursuant to the terms of the Preferred Stock and with the consent of the holders thereof, each share of QSM Preferred Stock shall be exchanged for shares of HMS Common (the "QSM Preferred Stock Exchange Shares") having a Fair Value equal to the Fair Value of the QSM Preferred Stock plus accrued dividends.

          (ii) QSM Common Stock. Without any action on the part of any holder of QSM Common Stock, each share of QSM Common Stock shall be converted into shares of HMS Common in accordance with an exchange ratio (the "Exchange Ratio") to be determined as of the Closing Date equal to (x) 228,000 shares of HMS Common minus (y) the sum of the QSM Note Shares, Warrant Exchange Shares and Preferred Stock Exchange Shares divided by (z) the total number of shares of QSM Common Stock then issued and outstanding.

     (c) Fractional Shares. No fractional shares of HMS Common shall be issued, and the number of shares of such stock to which each holder of QSM Capital Stock, Notes and Warrants shall be entitled by reason of the Merger and the other transactions contemplated by this Agreement shall be rounded up or down to the nearest whole share.

     2.7 Conversion of Sub Capital Stock. Each share of Sub capital stock issued and outstanding immediately prior to the Closing Date shall be converted, without any action on the part of the holder thereof, into one share of issued and outstanding capital stock of the Surviving Corporation.

     2.8 Adjustments to Exchange Ratio.

     (a) If, after the date of this Agreement, (i) the outstanding shares of HMS Common shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment or (ii) HMS shall declare or pay any dividend or make any distribution of cash or property (including but not limited to securities, rights, etc.) in respect of its shares of capital stock, in either case with a record date of such transaction or event, or other circumstances, such that the Persons who receive HMS Common issued in the Merger do not participate equally and ratably in such change, split-up, exchange, dividend, distribution, etc., the Exchange Ratio shall be correspondingly adjusted so as to preserve, as nearly as may be, the economic consequences of the Merger.

     (b) If the Fair Value of HMS Common shall be less than $27.00 per share, the Exchange Ratio shall be adjusted by substituting 233,000 shares of HMS Common in place of 228,000 shares.

     2.9 Exchange Procedures.

     (a) QSM Common Stock. As soon as practicable after the Closing Date, HMS shall deliver to each holder of record of a certificate or certificates representing outstanding shares of QSM Common Stock (the "Certificates"), a Letter of Transmittal or similar instrument for use in effecting the surrender of the Certificates in exchange for HMS Common pursuant to Section 2.6(b)(ii) hereunder. Upon surrender to HMS of a Certificate for cancellation after the Effective Time of the Merger, the holder of such Certificate shall be entitled to receive in exchange therefor the number of shares of HMS Common to which the holder of QSM Capital Stock is entitled pursuant to Section 2.6(b)(ii) and is represented by the Certificate so surrendered. The Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of QSM Common Stock which is not registered in the transfer records of QSM, the appropriate number of shares of HMS Common may be delivered to a transferee if the Certificate representing the right to receive such HMS Common is presented to HMS and accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.9(a), each Certificate shall be deemed at any time after the Effective Time of the Merger to represent the right to receive upon such surrender the number of shares of HMS Common as provided by Section 2.6(b)(ii) and the provisions of the Delaware General Corporation Law.

     (b) QSM Preferred Stock, Notes and Warrants. As soon as practicable after the Closing Date, HMS shall deliver to all holders of QSM Preferred Stock, Notes and Warrants, certificates representing the QSM Preferred Stock Exchange Shares, Note Shares and Warrant Exchange Shares.

     (c) No Further Ownership Rights in QSM Capital Stock. All HMS Common delivered upon the surrender for exchange of shares of QSM Capital Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such shares of QSM Capital Stock. There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of QSM Capital Stock which were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 2.

     2.10 Escrow Fund. In order to secure the obligations of QSM to HMS and Sub under this Agreement, the holders of QSM Capital Stock, Notes and Warrants immediately prior to the Effective Time of the Merger shall each deliver to the Escrow Agent ten (10%) percent of the shares of HMS Common to be issued to such holders pursuant to the terms hereof (the "Escrow Fund"), to be held in escrow by the Escrow Agent in accordance with the terms of an Escrow Agreement substantially in the form of Exhibit G hereto (the "Escrow Agreement").

                                   ARTICLE 3.

                     REPRESENTATIONS AND WARRANTIES OF QSM

     QSM represents and warrants to HMS and Sub as of the date hereof and as of the Closing Date as follows:

     3.1 Organization and Standing. QSM is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, and has the full power and authority (corporate and otherwise) to carry on its business in the places and as it is now being conducted and to own and lease the properties and assets which it now owns or leases. QSM is now, and will on the Closing Date be, duly qualified and/or licensed to transact business and in good standing as a foreign corporation in all jurisdictions listed on
Schedule 3.1 attached hereto, and the character of the property owned or leased by QSM and the nature of the business conducted by it do not require such qualification and/or licensing in any other jurisdiction.

     3.2 Capital Structure. The authorized capital stock of QSM consists of 15,000,000 shares of Common Stock and 750,000 shares of Preferred Stock, of which 9,061,992 shares of Common Stock (9,351,742 shares after exercise of the $.25 QSM Warrants and vested $.25 QSM Stock Options) and 500,000 shares of Preferred Stock are issued and outstanding. The record holders of all of the issued and outstanding QSM Capital Stock are set forth on Schedule 3.2 attached hereto. All of the outstanding shares of QSM Capital Stock were issued in compliance with applicable federal and state securities laws, and no further registration, qualification or other compliance under such securities laws is required. All of the outstanding shares of QSM Capital Stock are validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, QSM's Certificate of Incorporation or By-laws or, except as set forth on Schedule 3.2, any agreement to which QSM or any QSM shareholder is a party or is bound. Except for the foregoing and except as set forth on Schedule 3.2, there are no equity securities of any class of QSM or any security exchangeable or convertible into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in Schedule 3.2, there are no options, warrants, calls, rights, commitments or agreements of any character to which QSM is a party or by which it is bound obligating QSM to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of QSM or obligating QSM to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Except as set forth in Schedule 3.2, there are no voting trusts or other agreements or understandings with respect to the shares of capital stock of QSM.

     3.3 Equity Investments. Except as set forth on Schedule 3.3 attached hereto, QSM does not own directly or indirectly, any equity interest in any corporation, partnership, joint venture, trust or other business entity.

     3.4 Authority. QSM has all requisite corporate power and authority to enter into this Agreement and, subject to approval of this Agreement by the shareholders of QSM, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of QSM, subject to such approval by the shareholders of QSM. This Agreement has been duly executed and delivered by QSM and, subject to such approval by the shareholders of QSM, constitutes a valid and binding obligation of QSM, enforceable against QSM in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws relating to creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity). Subject to satisfaction of the conditions set forth in Sections 8.1 and 8.3, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under (i) any provision of the Certificate of Incorporation or By-laws of QSM or (ii) any Material Agreement or permit, license, judgment, order, statute, rule or regulation applicable to QSM or its properties or assets, other than any such conflicts, violations, defaults, terminations, cancellations or accelerations which individually or in the aggregate would not have a Material Adverse Effect on QSM.

     3.5 Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (a "Governmental Entity"), is required by or with respect to QSM in connection with the execution and delivery of this Agreement by QSM or the consummation by QSM of the transactions contemplated hereby, except for (i) the filing of a Certificate of Merger with the Delaware Secretary of State, and appropriate documents with the relevant authorities of other states in which QSM is qualified to do business, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country and (iii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a Material Adverse Effect on QSM.

     3.6 Financial Statements. QSM has furnished to HMS: (i) the balance sheet of QSM as of December 31, 1995 (the "1995 Balance Sheet") and the related statements of earnings, shareholders' equity and statements of cash flows for the year then ended (together with the 1995 Balance Sheet, the "1995 Financial Statements"), certified by Ernst & Young LLP, (ii) the balance sheets of QSM as of December 31, 1993 and 1994, and the related statements of earnings for the years then ended, certified by Ernst & Young LLP (together, the "Prior Financial Statements") and (iii) the unaudited balance sheet of QSM as of June 30, 1996 (the "June Balance Sheet"), and the related statement of earnings for the six months then ended, certified by the Chief Financial Officer of QSM (together with the June Balance Sheet, the "Interim Financial Statements"). The 1995 Financial Statements (including any related schedules and/or notes, if any) are complete and correct in all material respects and have been prepared in accordance with generally accepted accounting principles, consistently applied ("GAAP"). The 1995 Balance Sheet fairly presents the financial position of QSM as of its date, and the 1995 Financial Statements fairly present the results of operations of QSM for the period then ended. Except as described in Schedule 3.6 attached hereto, the Prior Financial Statements and the Interim Financial Statements are complete and correct in all material respects, fairly present the financial position and earnings of QSM at the dates and for the periods presented, and have been prepared in accordance with GAAP (except that the Interim Financial Statements are subject to normal year-end adjustments which, both individually and in the aggregate, will not differ materially and adversely from the Interim Financial Statements). Except for certain working capital loans made or to be made to QSM by HMS prior to the Effective Time of the Merger or as described in Schedule 3.6, there has been no material adverse change in the operations or condition (financial or other) of QSM since June 30, 1996. Except as reflected in the 1995 Financial Statements, the Prior Financial Statements or the Interim Financial Statements, QSM had no obligations or liabilities, absolute, accrued or contingent, as of December 31, 1995, December 31, 1993, December 31, 1994 and June 30, 1996, respectively, that are material to the business or assets of QSM.

     3.7 Accounting Matters. To the knowledge of QSM, (i) neither QSM nor any of its Affiliates has through the date of this Agreement taken or agreed to take any action (without giving effect to any action taken or agreed to be taken by HMS or Sub), and (ii) no facts or circumstances exist with regard to QSM or any of its Affiliates, which in each case could reasonably be expected to prevent HMS from accounting for the business combination to be effected by the Merger as a pooling of interests.

     3.8 Absence of Changes. Since June 30, 1996, QSM has not, except as disclosed on Schedule 3.8 attached hereto:

     (a) suffered any changes in its condition (financial or otherwise), net worth, assets, properties, obligations or liabilities which, in the aggregate, have a Material Adverse Effect on QSM or become aware of any event which may result in any such Material Adverse Effect;

     (b) issued, or authorized for issuance, or entered into any commitment to issue, any equity security, bond, note or other security of QSM;

     (c) incurred additional debt for borrowed money other than to HMS;

     (d) paid any obligation or liability, or discharged, settled or satisfied any claim, lien or encumbrance, except for current liabilities in the ordinary and usual course of business;

     (e) declared, promised, or paid any dividend, payment or other distribution on or with respect to any share of QSM Capital Stock;

     (f) purchased, redeemed or otherwise acquired or committed itself to acquire, directly or indirectly, any share or shares of QSM Capital Stock;

     (g) mortgaged, pledged, or otherwise, voluntarily or involuntarily encumbered any of its assets or properties, except for liens for current taxes which are not yet due and payable and purchase-money liens arising out of the purchase or sale of products or services made in the ordinary and usual course of business consistent with past practices;

     (h) transferred, assigned, licensed, conveyed or liquidated any of its assets or entered into any transaction or incurred any liability or obligation which affected its assets, other than transactions occurring in the ordinary and usual course of business consistent with past practices;

     (i) suffered any material destruction, damage or loss relating to its assets whether or not covered by insurance;

     (j) committed, suffered, permitted or incurred any default in any liability or obligation which, in the aggregate, has had or will have any Material Adverse Effect upon QSM;

     (k) made any expenditure or commitment for the purchase, acquisition, construction or improvement of a capital asset, except in the ordinary and usual course of business consistent with past practices;

     (l) sold, assigned, transferred or conveyed, or committed itself to sell, assign, transfer or convey, any Proprietary Rights (as defined in Section 3.14), except in the ordinary course of business consistent with past practices (including non-exclusive licensing in connection with the sale of software);

     (m) effected or agreed to effect any amendment or supplement to any employee benefit plan or arrangement or paid, agreed to pay or incurred any obligation for any payment for, any contribution or other amount to or with respect to, any employee benefit plan, or paid any bonus to, or granted any increase in the compensation of, its officers, agents or employees, or made any increase in the pension, retirement or other benefits of its directors, officers, agents or other employees;

     (n) paid or committed itself to pay to or for the benefit of any of its directors, officers, employees or shareholders any compensation of any kind other than wages, salaries and benefits at times and rates in effect prior to June 30, 1996;

     (o) effected or committed itself to effect any amendment or modification in its Certificate of Incorporation or By-laws, except as contemplated in this Agreement, or to any change in the terms of any contract or instrument to which it is a party which may have a Material Adverse Effect on QSM;

     (p) waived, canceled, sold or otherwise disposed of, for less than the face amount thereof, any claim or right which it has against others;

     (q) committed, suffered, permitted or incurred any transaction or event which would materially increase its tax liability for any prior taxable year;

     (r) incurred any other material liability or obligation or entered into any transaction other than in the ordinary course of business consistent with past practices; or

     (s) received any notices, or has reason to believe, that any supplier or customer of QSM has taken or contemplates any steps which could disrupt the business relationship of QSM with said supplier or customer or could result in the diminution in the value of QSM as a going concern.

     3.9 Properties. QSM owns no fee interest in real property. The 1995 Financial Statements, the Prior Financial Statements and the Interim Financial Statements reflect all of the personal property used by QSM in its business or otherwise held by QSM, as of their respective dates, except for (i) property acquired or disposed of in the ordinary and usual course of the business of QSM since the date of the June Balance Sheet, and (ii) property not required under generally accepted accounting principles to be reflected thereon. QSM has good and marketable title to all assets and properties listed on the 1995 Balance Sheet, the Prior Financial Statements and the June Balance Sheet and thereafter acquired, free and clear of any imperfections of title, security interests, liens, pledges, claims, charges, escrows, encumbrances, options, rights of first refusal, mortgages, indentures, easements, licenses, security agreements or other agreements, arrangements, contracts, commitments, understandings or obligations (collectively, the "Encumbrances"), except (i) liens for current taxes not yet due and payable or (ii) Encumbrances referred to in the June Balance Sheet or in Schedule 3.9 attached hereto (provided that the foregoing representation does not extend to Proprietary Rights as to which Section 3.14 applies).

     3.10 Taxes. QSM has duly filed with the appropriate United States, state, local and foreign governmental agencies all tax returns required to be filed, and all such returns are true, correct and complete, in all material respects. QSM has paid all Taxes shown thereon as owing. All Taxes due through the Closing Date will have been fully paid by that date or provided for by adequate reserves. The 1995 Financial Statements, the Prior Financial Statements and the Interim Financial Statements reflect all Taxes accrued through the period indicated thereon. Except as described in Schedule 3.10 attached hereto, QSM is not a party to any pending action or proceeding, nor is any such action or proceeding threatened by any governmental authority for the assessment or collection of Taxes, and no claim for assessment or collection of Taxes has been asserted against QSM. For purposes of this Agreement, an action shall be deemed pending, and a claim shall be deemed to have been asserted, only after service of summons or other notice has been made upon QSM.

     3.11 Compliance with Law. Except for possible minor exceptions, the curing or non-curing of which would not have a Material Adverse Effect on QSM, the business of QSM has been conducted in accordance with all applicable laws, regulations, orders and other requirements of Governmental Entities.

     3.12 Litigation. Except as otherwise set forth on Schedule 3.12 attached hereto, there is no claim, dispute, action, proceeding, suit or appeal, or investigation, at law or in equity, pending against QSM or affecting any of its assets or properties (including the Proprietary Rights), before any court, agency, authority, arbitration panel or other tribunal and, to its knowledge, none has been threatened against QSM nor is QSM aware of any facts which might give rise to any such claim, dispute, action, proceeding, suit, appeal or investigation which, singly or in the aggregate, might have a Material Adverse Effect on QSM. QSM is not subject to any order, writ, injunction or decree of any court, agency, authority, arbitration panel or other tribunal. None of the items described on Schedule 3.12, singly or in the aggregate, would have a Material Adverse Effect on QSM or the right of QSM to consummate the transactions contemplated hereby.

     3.13 Material Agreements. Schedule 3.13 attached hereto consists of a true and complete list of all Material Agreements relating to QSM, and not listed on another schedule hereto, to which QSM is a party. Schedule 3.13 further identifies each of the Material Agreements which contain change of control provisions. Prior to the execution of this Agreement, QSM has delivered or made available to HMS a true and complete copy of each such Material Agreement. Except as set forth on Schedule 3.13 or any other schedule to this Agreement, QSM is not a party or subject to any other Material Agreements.

     For purposes of this Agreement, "Material Agreements" means the following written and oral agreements, contracts, or arrangements:

     (a) each partnership, joint venture or similar agreement of QSM with a third Person;

     (b) each contract or agreement under which QSM has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness of more than $25,000 in principal amount or under which QSM has imposed (or may impose) a security interest or lien on any of its assets, whether tangible or intangible, securing indebtedness in excess of $25,000;

     (c) each contract or agreement which involves an aggregate payment or commitment per contract or agreement on the part of QSM of more than $25,000;

     (d) each of the ten (10) contracts or agreements which (i) accounted for the largest percentage of QSM's net revenues for the twelve (12) months ended December 31, 1994 and 1995 and the seven (7) months ended July 31, 1996, and
(ii) is projected to account for the largest percentage of QSM's net revenues for the twelve (12) months ended December 31, 1996 and projected for 1997 and all contracts or agreements which account for or are projected to account for development costs in excess of $50,000 during the twelve (12) months ended December 31, 1996 and 1997;

     (e) each contract or agreement relating to employment or consulting, and each severance or indemnification agreement or arrangement with any of the directors, officers, consultants or employees of QSM, without regard to the value thereof;

     (f) all leases and subleases from any third Person to QSM;

     (g) each contract or agreement to which QSM or its Affiliates is a party limiting, in any material respect, the right of QSM prior to the Effective Time of the Merger, or the Surviving Corporation or any of its Subsidiaries or Affiliates at or after the Effective Time of the Merger (i) to engage in, or to compete with any Person in, any business, including each contract or agreement containing exclusivity provisions restricting the geographical area in which, or the method by which, any business may be conducted by QSM or any of its Affiliates prior to the Effective Time of the Merger, or the Surviving Corporation or any of its Subsidiaries or Affiliates after the Effective Date or
(ii) to solicit any customer or client;

     (h) fire, casualty, liability, title, worker's compensation and all other insurance policies and binders maintained by QSM;

     (i) all material licenses, licensing agreements and other agreements (both granting and receiving) pertaining to any Proprietary Rights;

     (j) all distribution and development agreements;

     (k) all QSM Notes; and

     (l) all other contracts or agreements which are material to QSM or the conduct of its business, other than those made in the ordinary and usual course of business or those which are terminable by QSM upon no greater than sixty (60) days prior notice and without penalty or other adverse consequences.

     Except for those matters which, individually or in the aggregate, do not and will not have a Material Adverse Effect on QSM, no third Person has made or raised any claim, dispute or controversy with respect to any of the Material Agreements nor has QSM received notice or warning of alleged nonperformance, delay in delivery or other noncompliance by QSM with respect to its obligations under any of the Material Agreements, nor are there any facts which exist indicating that any of the Material Agreements may be totally or partially terminated or suspended by the other parties thereto.

     3.14 Proprietary Rights. Schedule 3.14 attached hereto constitutes a full and complete list of all material computer software, software programs, patents and applications for patents, trademarks, trade names, service marks, and registered copyrights, and applications therefor, owned or used by QSM or in which it has any material rights or licenses (including, as to each such license, the name of the licensee and licensor, the termination date or notice requirement with respect to termination, basis of royalties calculation and renewal options). QSM owns or possesses adequate licenses or other rights to use all computer software, software programs, patents, patent applications, trademarks, trademark applications, trade secrets, service marks, trade names, copyrights, inventions, drawings, designs, customer lists, proprietary know-how or information, or other rights with respect thereto (collectively referred to as "Proprietary Rights"), used in the business of QSM, and the same are sufficient to conduct QSM's business as it has been and is now being conducted or as it may foreseeably be conducted in the future. All of such licenses are in full force and effect and constitute legal, valid and binding obligations of the respective parties thereto; there have not been and there currently are not any material defaults thereunder by any party; and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a material default thereunder. The validity, continuation and effectiveness of all of such licenses under the current material terms thereof will in no way be affected by the transactions contemplated in this Agreement or, if any would be affected, QSM and HMS shall use all necessary and reasonable means at their disposal to cause an appropriate consent to such transaction to be delivered to HMS prior to the Closing Date at no cost or other adverse consequences to HMS. The operations of QSM do not conflict with or infringe, and no one has asserted to QSM that such operations conflict with or infringe, any Proprietary Rights owned, possessed or used by any third Person.

     3.15 Insurance. QSM maintains policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and against such risks and losses as are, in QSM's judgment, reasonable for the business and assets of QSM. All such policies are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Effective Time of the Merger under comprehensive general liability and workmen compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

     3.16 No Conflict. The execution and delivery of this Agreement by QSM, and the performance of its obligations hereunder, (i) are not in violation or breach of, and will not conflict with or constitute a default under, any of the terms of the Certificate of Incorporation or By-laws of QSM or any Material Agreement;
(ii) will not give rise to a right by any Person to terminate its obligations under any Material Agreement; (iii) to its knowledge, will not result in the creation or imposition of any lien, encumbrance, equity or restriction in favor of any third Person upon any of the material assets or properties of QSM; and
(iv) to its knowledge, will not conflict with or violate any applicable law, rule, regulation, judgment, order or decree of any government, governmental instrumentality or court having jurisdiction over QSM or any of its assets or properties. Schedule 3.16 attached hereto contains a full and complete list of all necessary consents, waivers and approvals required from parties to Material Agreements or from Governmental Entities in connection with the execution and delivery of this Agreement by QSM and the performance of QSM's obligations hereunder.

     3.17 No Default. QSM has in all material respects performed, or is now performing, the obligations of, and it is not in default (nor would by the lapse of time and/or the giving of notice be in default) in respect of, any Material Agreements. Each of the Material Agreements is a legal, binding and enforceable obligation by or against QSM, assuming in the case of any such agreement, that it is a legal, binding and enforceable obligation of the other party(ies) thereto, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws relating to creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

     3.18 Brokers or Finders. Except with respect to Beacon Resources, Inc.("Beacon Resources"), QSM has not dealt with, directly or indirectly, any person to which any brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby would be payable. QSM shall indemnify and hold HMS harmless from and against any and all claims, liabilities or obligations with respect to any other brokerage or finders fees, commissions or expenses arising on account of a breach of the foregoing representation.

     3.19 Certain Advances. Except as set forth on Schedule 3.19 attached hereto, there are no receivables of QSM owing by directors, officers, or shareholders of QSM or owing by any Affiliate of any director or officer of QSM, other than advances in the ordinary and usual course of business to officers for reimbursable business expenses. A list of such advances is set forth on Schedule 3.19.

     3.20 Related Parties. Except as disclosed in Schedule 3.20 attached hereto, none of the QSM Principals or any Affiliate of any such Person, has, either directly or indirectly: (i) an interest in any corporation, partnership, firm or other Person or entity which furnishes or sells services or products which are similar to those furnished or sold by QSM; or (ii) a beneficial interest in any contract or agreement to which QSM is party or by which QSM is bound. For purposes of this Section 3.20, there shall be disregarded any interest which arose solely from the ownership of less than a five (5%) percent equity interest in a corporation whose stock is regularly traded on any national securities exchange or in the over-the-counter market.

     3.21 Information Supplied. To the knowledge of QSM, as of the date of this Agreement and at all times subsequent thereto until the Closing Date, none of the information provided or to be provided by QSM and the QSM Principals to HMS in writing in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. In addition, any such information provided in writing by QSM and the QSM Principals for the specific purpose of inclusion in the Information Statement/Prospectus will contain all material statements which are required to be stated therein in accordance with the Securities Act, and will in all material respects conform to the requirements of the Securities Act. This Section 3.21 does not apply to the 1995 Financial Statements, the Prior Financial Statements and the Interim Financial Statements, as to which
Section 3.6 shall apply.

     3.22 Employee Benefit Plans.

     (a) A complete list of each employee benefit plan, including, without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (collectively, "ERISA Plans"), and any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, insurance or other plan, arrangement or understanding maintained or contributed to by QSM or any of its Subsidiaries, excluding "multiemployer plans" within the meaning of Section 3(37) of ERISA (all of the foregoing, collectively the "Benefit Plans") is set forth on Schedule 3.22 attached hereto. Except as set forth on Schedule 3.22, QSM has made available to HMS, a true and correct copy of (i) the documents comprising each such Benefit Plan; (ii) the most recent annual report (Form 5500) filed by QSM or any of its Subsidiaries with the Internal Revenue Service ("IRS") for each such Benefit Plan for which such report is required; (iii) each trust agreement or insurance contract, if any, to which QSM or any of its Subsidiaries is a party relating to such Benefit Plan; and (iv) the current summary plan description for each ERISA Plan.

     (b) With respect to the QSM Benefit Plans, individually and in the aggregate, no event has occurred, and there exists no condition or set of circumstances in connection with which QSM could be subject to any liability that could reasonably be expected to have a Material Adverse Effect on QSM (except liability for benefits, claims and funding obligations payable in the ordinary course) under ERISA, the Code or any other applicable law.

     (c) With respect to the QSM Benefit Plans, individually and in the aggregate, there are no benefit obligations for which contributions have not been made or properly accrued, or which have not been accounted for by reserve, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the Financial Statements, which obligations could reasonably be expected to have a Material Adverse Effect on QSM. QSM does not maintain a "welfare benefit fund", as defined in Code Section 419(e).

     (d) With respect to any QSM Benefit Plan that provides for major medical coverage for retirees, such coverage for retirees may be amended in any manner or eliminated entirely without liability to QSM, any of its Affiliates or HMS.

     (e) With respect to any multiemployer plan within the meaning of Section 3(37) of ERISA to which QSM contributes (or has at any time contributed or had an obligation to contribute): (i) QSM has or will have, as of the Effective Time of the Merger, made all contributions to each such multiemployer plan required by the terms of such multiemployer plan or any collective bargaining agreement;
(ii) neither QSM nor HMS would be subject to any withdrawal liability under Part 1 of Subtitle E of Title IV of ERISA that could reasonably be expected to have a Material Adverse Effect on QSM, if, as of the Effective Time of the Merger, QSM were to engage in a complete withdrawal (as defined in ERISA Section 4203) or partial withdrawal (as defined in ERISA Section 4205) from any such multiemployer plan; and (iii) QSM has delivered (or will prior to the Effective Time of the Merger deliver) to HMS current, accurate and complete copies of all such multiemployer plans to which QSM contributes and all collective bargaining agreements requiring contributions to be made to any such multiemployer plan or plans.

     3.23 Labor Relations; Employees. QSM has generally enjoyed a good employer-employee relationship with its employees and except as listed on
Schedule 3.23 attached hereto, no past or current QSM employee has made a claim before any government agency or in any court against QSM, any of its directors or officers, or any of the QSM Principals or threatened to make such a claim. QSM will pay in full to the extent possible or, if not, accrue by adequate reserves, all wages, salaries, bonuses, sick pay, vacation pay and other direct and indirect compensation earned by all employees of QSM through the Closing Date (whether or not payable by such date); provided, however, that all vacation pay and sick pay obligations of QSM relating to periods prior to January 1, 1996 will be fully satisfied by QSM prior to the Closing Date. Upon termination of the employment of any QSM employee by HMS, HMS will not incur any liability for any severance or termination pay or other similar payment except as expressly provided in agreements with labor unions listed on Schedule 3.23 or employment agreements listed on Schedule 3.24. QSM is in compliance with all federal, state, local, and foreign laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours. Except as listed on Schedule 3.23, there is no unfair labor practice complaint against QSM pending before any Governmental Entity or strike, dispute, slowdown or stoppage pending or threatened against or involving QSM, and none has occurred since December 31, 1995. No representation question exists respecting the employees of QSM and no collective bargaining agreement is currently being negotiated by QSM. Except as listed on Schedule 3.23, no grievance procedure or arbitration proceeding is pending under any collective bargaining agreements.

     3.24 Compensation. Schedule 3.24 attached hereto contains a list of all officers, employees (both full time and part time) and consultants of QSM during calendar year 1995 and the first eight months of calendar year 1996, together with their current job titles (if currently employed) and aggregate remuneration rate (salary, bonus and commission) for each such person for each respective period. Schedule 3.24 also contains a list of all employment contracts in effect with respect to employees and consultants of QSM.

     3.25 Bank Accounts. Schedule 3.25 attached hereto is a list of all bank and investment accounts and safe deposit boxes in the name of or controlled by QSM and a listing of the Persons having signature authority or access thereto.

                                   ARTICLE 4.

                 REPRESENTATIONS AND WARRANTIES OF HMS AND SUB

     HMS represents and warrants to QSM as of the date hereof and as of the Closing Date as follows:

     4.1 Organization. Each of HMS and Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has the full power and authority (corporate or otherwise) to carry on its business in the places and as it is now being conducted and to own and lease the properties which it now owns and leases.

     4.2 Capital Structure. The authorized capital stock of HMS consists of 45,000,000 shares of HMS Common, of which 17,312,549 shares are issued and outstanding, and 5,000,000 shares of Preferred Stock, $.01 par value, of which no shares are issued and outstanding. All of the outstanding shares of HMS Common were issued in compliance with applicable federal and state securities laws, and no further registration, qualification or other compliance under such securities laws is required. All of the outstanding shares of HMS Common are validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, HMS's Certificate of Incorporation or By-laws or any agreement to which HMS is a party or is bound. The authorized capital stock of Sub consists of 200 shares of Common Stock, no par value ("Sub Common"). An additional 2,015,376 shares of HMS Common (the "Option Shares") are reserved for issuance upon the (i) exercise of options outstanding under HMS's Stock Option and Restricted Stock Purchase Plan and HMS's Non-Employee Director Stock Option Plan and (ii) purchase of shares of HMS Common under HMS's Employee Stock Purchase Plan. The Option Shares, when issued and paid for, will constitute validly issued, fully paid and non-assessable shares of HMS Common. Upon the execution of this Agreement, 200 shares of Sub Common were validly issued and outstanding and were and, as of the Effective Time of the Merger will be, held by HMS of record and beneficially.

     4.3 Authority. HMS and Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Boards of Directors of HMS and Sub. This Agreement has been duly executed and delivered by HMS and Sub and constitutes valid and binding obligations of HMS and Sub, enforceable against them in accordance with its terms. Subject to satisfaction of the conditions set forth in Sections 8.1 and 8.2, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under (i) any provision of the Certificate of Incorporation or By-laws of HMS, (ii) any provision of the Certificate of Incorporation or By-laws of Sub, or (iii) any material agreement, permit, license, judgment, order, statute, rule or regulation applicable to HMS, Sub or any Subsidiary of HMS or their respective properties or assets, other than any such conflicts, violations, defaults, terminations, cancellations or accelerations which individually or in the aggregate would not have a Material Adverse Effect on HMS, Sub or HMS's other Subsidiaries.

     4.4 Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to HMS or Sub in connection with the execution and delivery of this Agreement by HMS and Sub or the consummation by HMS and Sub of the transactions contemplated hereby, except for (i) the filing of a Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Sub is qualified to do business, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country, (iii) the filing of such reports under
Section 13 of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) the filing of a Notification of Additional Listing with the NASD, (v) the filing of the Registration Statement with the SEC, and (vi) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a Material Adverse Effect on HMS, Sub or HMS's other Subsidiaries.

     4.5 SEC Documents. HMS has furnished or made available to QSM, a true and complete copy of each report, registration statement and definitive proxy statement filed by HMS with the SEC since December 17, 1992 (the "HMS SEC Documents"), which are all the documents (other than preliminary material) that HMS was required to file with the SEC since December 17, 1992. As of their respective filing dates, the HMS SEC Documents (excluding (i) any information (including financial information) contained or incorporated by reference into any HMS SEC Document with respect to QSM and (ii) any pro forma financial information included in any HMS SEC Document, as to which no representations are made by HMS), complied in all material respects with the requirements of the Exchange Act or the Securities Act, and none of the HMS SEC Documents (excluding
(i) any information (including financial information) contained or incorporated by reference into any HMS SEC Document with respect to QSM and (ii) any pro forma financial information or projections included in any HMS SEC Document, as to which no representations are made by HMS) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed HMS SEC Document.

     4.6 Information Supplied. To the knowledge of HMS, as of the date of this Agreement and at all times subsequent thereto until the Closing Date, none of the information provided or to be provided by HMS to QSM in writing in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. In addition, any such information provided in writing for the specific purpose of inclusion in the Information Statement/Prospectus will contain all material statements which are required to be stated therein in accordance with the Securities Act, and will in all material respects conform to the requirements of the Securities Act (excluding (i) any information (including financial information) contained or incorporated by reference into the Information Statement/Prospectus with respect to QSM and (ii) any pro forma financial information included in the Information Statement/Prospectus, as to which no representations are made by HMS).

     4.7 No Conflict. The execution and delivery of this Agreement by HMS, and the performance of its obligations hereunder, (i) are not in violation or breach of, and will not conflict with or constitute a default under, any of the terms of the Certificate of Incorporation or By-laws of HMS or any of its Subsidiaries, or any material contract, agreement or commitment binding upon HMS or any of its Subsidiaries or any of their assets or properties; (ii) will not give rise to a right by any Person to terminate its obligations under any such HMS material agreement; (iii) to its knowledge, will not result in the creation or imposition of any lien, encumbrance, equity or restriction in favor of any third party upon any of the material assets or properties of HMS or any of its Subsidiaries; and (iv) to its knowledge, will not conflict with or violate any applicable law, rule, regulation, judgment, order or decree of any government, governmental instrumentality or court having jurisdiction over HMS or any of its Subsidiaries or any of their assets or properties.

     4.8 Shares of HMS Common. The shares of HMS Common will, when issued and delivered to the QSM Securityholders in accordance with this Agreement and the transactions contemplated hereby, be duly authorized, validly issued, fully paid and nonassessable.

     4.9 Accounting Matters. To the knowledge of HMS, (i) neither HMS nor any of its Affiliates has through the date of this Agreement taken or agreed to take any action (without giving effect to any action taken or agreed to be taken by QSM), and (ii) no facts or circumstances exist with regard to HMS or any of its Affiliates, which in each case could reasonably be expected to prevent HMS from accounting for the business combination to be effected by the Merger as a pooling of interests.

     4.10 No Prior Activities. Sub has not incurred any liabilities or obligations, except those incurred in connection with its incorporation or with the negotiation and consummation of this Agreement and the transactions contemplated hereby. Sub has not engaged in any business or activities of any type or kind whatsoever, or entered into any agreements or arrangements with any Person or entity, and is not subject to or bound by any obligation or undertaking which is not contemplated by this Agreement or incurred in connection with its incorporation.

     4.11 Brokers or Finders. HMS has not dealt with, directly or indirectly, any person to which any brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby would be payable, other than with respect to Beacon Resources, as provided herein. HMS shall indemnify and hold QSM harmless from and against any and all claims, liabilities or obligations with respect to any other brokerage or finders fees, commissions or expenses arising on account of a breach of the foregoing representation.

     4.12 Certain Proceedings. There is no pending claim, dispute, action, proceeding, suit, appeal or investigation that has been commenced against HMS or Sub that may have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger and related transactions nor, to the knowledge of HMS, are any such proceedings threatened. Moreover, HMS has no knowledge of facts which might give rise to a claim for indemnification under
Article 13 hereunder, other than with respect to the operations of QSM in the United Kingdom as set forth in Section 13.4(b) hereof.

                                   ARTICLE 5.

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     During the period from the date of this Agreement and continuing until the Effective Time of the Merger, QSM agrees (except as expressly contemplated by this Agreement or to the extent that HMS shall otherwise consent in writing) that:

     5.1 Ordinary Course. QSM will use all reasonable efforts, consistent with its past practice and policy to: (i) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and consistent with such business; (ii) to preserve intact its present business organization; (iii) keep available the services of its present officers, key employees and members of its Medical Advisory Panel; and preserve its relationship with customers, suppliers and others having business dealings with it; and (iv) maintain continuous insurance coverage substantially equivalent to the insurance coverage in existence on the date of this Agreement. In addition, QSM will not engage in any transaction not in the ordinary course consistent with its past practices, nor will QSM enter into any new Material Agreement or amend any existing Material Agreement (other than minor modifications) without the prior written consent of HMS.

     5.2 Dividends; Changes in Stock. QSM shall not: (i) declare, pay or promise to pay any dividends on or make other distributions in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of QSM or (iii) repurchase or otherwise acquire any shares of its capital stock.

     5.3 Issuance of Securities. QSM shall not issue, deliver or sell or authorize, promise or propose the issuance, delivery or sale of, or purchase or promise or propose the purchase of, any shares of its capital stock or any class of securities exercisable or convertible into or exchangeable for, or rights, warrants or options to acquire, any such shares or other convertible securities.

     5.4 Governing Documents. QSM shall not amend its Certificate of Incorporation or By-laws, except as contemplated in this Agreement.

     5.5 No Acquisitions. QSM shall not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business of any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to QSM.

     5.6 No Dispositions. QSM shall not sell, lease or otherwise dispose of any of its assets except in the ordinary course of business consistent with QSM's prior practices.

     5.7 Indebtedness. Except for certain working capital loans made or to be made to QSM by HMS prior to the Effective Time of the Merger, as set forth on
Schedule 5.7 attached hereto, QSM shall not incur any indebtedness for borrowed money, or guarantee any such indebtedness or issue or sell or promise to issue or sell, any debt securities of QSM or guarantee any debt securities of others.

     5.8 Benefit Plans, Etc. QSM shall not adopt or amend in any material respect any agreement with employees, other than as provided in this Agreement.

     5.9 Accounting Practices. QSM shall not alter the manner of keeping its books, accounts or records, or change in any manner the accounting practices therein reflected.

     5.10 No Solicitation; Competing Transactions. QSM shall not, nor shall it permit any of its directors, officers, employees or agents, directly or indirectly, to (a) solicit, initiate, encourage or participate in any discussions or negotiations with respect to, or to take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any offer or proposal to directly or indirectly acquire outside the ordinary course of business any of the business, properties or the QSM Capital Stock, whether by merger, consolidation, proxy solicitation, tender or exchange offer, business combination, purchase of assets or otherwise, other than the transactions contemplated by this Agreement (a "Competing Transaction"), or (b) except as required by law, to furnish or disclose to any Person, other than HMS or its agents, any information not customarily disclosed concerning the business, assets, liabilities, properties and personnel of QSM, or afford to any Person other than HMS and its agents access to the properties, books or records of QSM. If QSM receives any offer or proposal, written or otherwise, of the type referred to above, QSM promptly shall inform HMS of such offer or proposal and furnish HMS with a copy thereof if such offer or proposal is in writing.

                                   ARTICLE 6.

                           QSM SHAREHOLDERS' MEETING;
                  INFORMATION STATEMENT/REGISTRATION STATEMENT

     6.1 QSM Shareholders' Meeting. QSM agrees that this Agreement shall be submitted to its shareholders for approval at the QSM Shareholders' Meeting. As soon as practicable after the date of this Agreement, QSM shall take all action, to the extent necessary in accordance with applicable law and its Certificate of Incorporation and By-laws, to convene the QSM Shareholders' Meeting promptly to consider and vote upon the approval of the Merger and such other matters as may be necessary or desirable to consummate the Merger and the transactions contemplated hereby.

     6.2 Recommendations of QSM Board of Directors. QSM hereby represents that its Board of Directors has (i) determined that the Merger is fair to and in the best interests of QSM's shareholders and it is fair to the holders of the QSM Notes, Warrants and Stock Options, (ii) approved the Merger and the other transactions contemplated hereby, and (iii) resolved to and will recommend in the Information Statement adoption of this Agreement, authorization of the Merger by the shareholders of QSM and the consents of the QSM Noteholders, Preferred Shareholders and Warrantholders.

     6.3 Preparation and Filing of Information Statement/Registration
Statement. As soon as practicable after the date of this Agreement, QSM and HMS shall jointly prepare and file with (i) the SEC, subject to the prior approval of the other party, which approval shall not be unreasonably withheld, an information statement relating to the QSM Shareholders' Meeting and the Registration Statement relating to the registration under the Securities Act of the shares of HMS Common issuable to the QSM Securityholders, and (ii) state securities administrators, such registration statements or other documents as may be required under applicable blue sky laws to qualify or register the shares of HMS Common issuable to the QSM Securityholders (the "Blue Sky Filings"). QSM, HMS and Sub will use their reasonable best efforts to cause the Registration Statement to become effective as soon as practicable. Promptly after the Registration Statement has become effective and all applicable blue sky laws have been complied with, QSM shall mail the Information Statement/Prospectus to the QSM Securityholders. Notice of the QSM Shareholders' Meeting shall be mailed to the shareholders of QSM along with the Information Statement.

     6.4 Accuracy of Information. Each party represents and warrants that the information supplied or to be supplied by it for and included or incorporated by reference in the Registration Statement, the Blue Sky Filings, the Information Statement/Prospectus and any other documents to be filed with the SEC or any regulatory agency in connection with the transactions contemplated hereby will, at the respective times such documents are filed or, as applicable, declared effective and, as of the Effective Time of the Merger, and, with respect to the Information Statement, when first published, sent or given to the QSM Securityholders and at the time of the QSM Shareholders' Meeting, not be false or misleading with respect to a material fact, or omit or state any material fact necessary in order to make the statements therein not misleading.

     6.5 Additional Information. Each party covenants and agrees that (i) if, at any time prior to the Effective Time of the Merger, any event relating to it or any of its Affiliates, officers, or directors is discovered that should be set forth in an amendment to the Registration Statement or Blue Sky Filings or a supplement to the Information Statement, such party will promptly inform the other parties, and such amendment or supplement will be promptly filed with the SEC and appropriate state securities administrators and disseminated to the shareholders of QSM, to the extent required by applicable federal and state securities laws, and (ii) documents which either party files or is responsible for filing with the SEC and any regulatory agency in connection with the Merger (including, without limitation, the Information Statement) will comply as to form and content in all material respects with the provisions of applicable law. Notwithstanding the foregoing, no party makes any representations or warranties with respect to any information that has been supplied by the other party or by its auditors, attorneys, financial advisors, other consultants or advisors specifically for use in the Registration Statement, Blue Sky Filing, the Information Statement, or any other documents to be filed with the SEC or any regulatory agency in connection with the transactions contemplated hereby.

     6.6 QSM Accountants Letter. QSM shall use all reasonable efforts to cause to be delivered to HMS a letter of Ernst & Young LLP, QSM's independent accountants, dated a date within five (5) business days before the date on which the Registration Statement shall become effective and addressed to HMS, of the kind contemplated by the Statement of Auditing Standards with respect to Letters to Underwriters promulgated by the American Institute of Certified Public Accountants (the "AICPA Statement"), in form and substance reasonably satisfactory to HMS and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     6.7 Expenses. The out-of-pocket costs and expenses incurred in connection with the QSM Shareholders' Meeting shall be expenses of QSM and out-of-pocket costs and expenses incurred in connection with the above described federal and state registrations and qualifications shall be borne by HMS. Such costs and expenses to be borne by HMS shall include, without limitation, the fees and expenses of HMS's counsel and its accountants and other out-of-pocket costs and expenses of HMS incident to the preparation and filing under the Securities Act of the Registration Statement and all amendments and supplements thereto and the cost of furnishing a reasonable number of copies of each final prospectus and each amendment or supplement thereto to purchasers of the securities so registered, the costs and expenses incurred in connection with the Blue Sky Filings, and any other costs and expenses of complying with the foregoing provisions of this Article 6 with respect to such registration (the "Registration Expenses").

     6.8 Indemnification.

     (a) Indemnification by HMS. HMS hereby indemnifies and agrees to hold harmless the QSM Securityholders and each Person, if any, who controls, within the meaning of Section 15 of the Securities Act, the QSM Securityholders against any losses, claims, damages or liabilities (collectively, "Damages"), to which any such Persons may be subject, under the Securities Act or otherwise, and to reimburse any of such Persons for any legal or other expenses reasonably incurred by them in connection with investigating any claims or defending against any actions, insofar as such Damages arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement under which the shares of HMS Common were registered under the Securities Act pursuant to this Article 6, any prospectus contained therein (if used during the period appropriate for such prospectus) or any amendment or supplement thereto, or on the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, except insofar as such Damages arise out of or are based upon any such untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with

(i) information furnished in writing to HMS by QSM or the QSM Principals specifically for use therein or (ii) the 1995 Financial Statements, the Prior Financial Statements, the Interim Financial Statements or any other financial statements or related financial information of QSM provided to HMS in writing by QSM or any of the QSM Principals.

     (b) Indemnification by QSM. QSM hereby agrees to indemnify and to hold harmless HMS and its directors and officers and each Person, if any, who controls HMS within the meaning of Section 15 of the Securities Act against any Damages to which any of such Persons may be subject under the Securities Act or otherwise, and to reimburse any of such Persons for any legal or other expenses reasonably incurred by them in connection with investigating or defending against any such Damages, but only to the extent such Damages arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission of a material fact in any Registration Statement under which the shares of HMS Common were registered under the Securities Act pursuant to this Article 6, any prospectus contained therein, or any amendment or supplement thereto, which was based upon and made in conformity with (i) information furnished in writing to HMS by QSM or the QSM Principals or (ii) the 1995 Financial Statements, the Prior Financial Statements, the Interim Financial Statements or any other financial statements or related financial information of QSM provided to HMS in writing by QSM or any of the QSM Principals.

     (c) Notification. Each party indemnified under Section 6.8(a) or (b) shall, promptly after receipt of notice of the commencement of any action against such indemnified party in respect of which indemnity may be sought, notify the indemnifying party in writing of the commencement thereof. The failure or omission of any indemnified party so to notify an indemnifying party of any such action shall relieve the indemnifying party from liability in respect of such action which it may have to such indemnified party on account of the indemnity agreement contained in this Section 6.8 only to the extent, if any, that the indemnifying party was prejudiced by such omission. In case any such action shall be brought against any indemnified party and it shall notify an indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party under this
Section 6.8 of its election to assume the defense thereof, the indemnifying party shall not be liable to the indemnified party pursuant to the provisions of this Section 6.8 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than the reasonable costs of investigation; provided, however, that the indemnifying party shall remain liable for the reasonable costs of separate counsel for the indemnified party if and to the extent that the indemnified party reasonably determines that it requires separate counsel in view of a conflict of interest affecting the counsel designated by the indemnifying party; and provided, further, that no indemnifying party shall be required to pay the costs of separate counsel for each of the indemnified parties individually by reason of the above proviso but only an amount equal to the costs of a single separate counsel for all of them as a group.

     (d) Method of Indemnification. In the event that an Indemnitee shall seek indemnification pursuant to Section 6.8(b), such Indemnitee may seek recovery in an amount equal to the aggregate Damages incurred or suffered by such Indemnitee with respect to which such Indemnitee is entitled to indemnification pursuant to
Section 6.8(b), and any obligation to indemnify an Indemnitee shall be satisfied solely from the Escrow Fund, in accordance with the terms of withdrawal specified in the Escrow Agreement.

     6.9 Restrictions on Resale. In addition to the resale restrictions on shares of HMS Common applicable to "Rule 145 Affiliates" of QSM set forth in
Section 7.3 hereof, all executive officers of QSM after the Merger shall be subject to the "window period" resale restrictions applicable to all directors and executive officers of HMS and its Subsidiaries.

                                   ARTICLE 7.

                             ADDITIONAL AGREEMENTS

     7.1 Access to Information. QSM shall afford to HMS and to HMS's accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time of the Merger to all of QSM's properties, books, contracts, commitments and records and, during such period, QSM shall use all reasonable efforts to furnish promptly to HMS all other information concerning the business, properties and personnel of QSM as HMS may reasonably request, provided that QSM shall not be required to disclose any information which it is legally required to keep confidential. QSM shall request a waiver of any such confidentiality requirement. HMS will not use such information for purposes other than this Agreement and will otherwise hold such information in confidence (and will cause its consultants and advisors also to hold such information in confidence) until such time as such information otherwise becomes publicly available, and in the event of termination of this Agreement for any reason, HMS shall promptly return, or cause to be returned, to QSM all nonpublic documents obtained from QSM which it would not otherwise have been entitled to obtain, and any copies made of such documents, extracts and copies thereof. Notwithstanding the foregoing, HMS shall be permitted to disclose such information in its filings with the SEC as and to the extent required under applicable federal securities laws.

     7.2 Legal Conditions to the Merger. Each party will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and will promptly cooperate with and furnish information to the other party in connection with any such requirements imposed upon such other party in connection with the Merger. Each party will take all reasonable actions to obtain, and to cooperate with the other party with respect to, any consent, authorization, order or approval of, or any exemption by, any Governmental Entity, or other third party, required to be obtained or made by such party or its Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

     7.3 Rule 145 Affiliates. Schedule 7.3 attached hereto sets forth a list of names and addresses of those Persons, who may be deemed "Affiliates" of QSM within the meaning of Rule 145 under the Securities Act ("Rule 145") or from whom a letter in the form of Exhibit H hereto (the "Affiliate Letter") may be necessary in order for the Merger to qualify as a pooling of interests transaction (each such Person, together with the Persons identified below, a "Rule 145 Affiliate"). QSM shall provide HMS such information and documents as HMS shall reasonably request for purposes of reviewing such list. There shall be added to such list the names and addresses of any other Person who becomes a Rule 145 Affiliate of QSM at any time after the date hereof up to and including the time of the QSM Shareholders' Meeting or who HMS reasonably identifies (by written notice to QSM) as being a Person who may be deemed to be an Affiliate of QSM. QSM shall use its best efforts to deliver or cause to be delivered to HMS, concurrent herewith, or as promptly as practicable after the date hereof, from each of the Rule 145 Affiliates identified on Schedule 7.3 (as the same may be supplemented as aforesaid), the Affiliate Letter.

     If any Rule 145 Affiliate of QSM refuses to provide a Rule 145 Affiliate Letter, HMS shall in lieu of receipt of such letter be entitled to place appropriate legends on the certificates evidencing HMS Common to be received by such Rule 145 Affiliate pursuant to the terms of this Agreement, and to issue appropriate stock transfer instructions to the transfer agent for HMS Common, to the effect that the shares of HMS Common received or to be received by such Rule 145 Affiliate pursuant to the terms of this Agreement may only be sold, transferred or otherwise conveyed, and the holder thereof may only reduce his interest in or risks relating to such shares of HMS Common, pursuant to an effective registration statement under the Act or in accordance with the provisions of Paragraph (d) of Rule 145 and, in any event, only after financial results covering at least 30 days of combined operations of HMS and QSM after the Effective Time of the Merger shall have been published. The foregoing restrictions on the transferability of HMS Common shall apply to all purported sales, transfers and other conveyances of the shares of HMS Common received or to be received by such Rule 145 Affiliate pursuant to this Agreement and to all purported reductions in the interest in or risks relating to such shares of HMS Common whether or not such Rule 145 Affiliate has exchanged the certificates previously evidencing such Rule 145 Affiliate's shares of QSM Capital Stock, Notes or Warrants for certificates evidencing the shares of HMS Common into which such shares of QSM Capital Stock, Notes or Warrants were converted or exchanged, as the case may be.

     7.4 Irrevocable Proxies. In consideration of the execution of this Agreement by HMS and Sub, QSM has caused to be delivered to HMS irrevocable proxies, in the form of Exhibit I hereto, in favor of designees of HMS, authorizing such proxies to vote in favor of this Agreement and the transactions contemplated hereby at the QSM Shareholders' Meeting. Such irrevocable proxies represent in excess of fifty (50%) percent of the shares of QSM Capital Stock which will be entitled to vote on the Merger at the QSM Shareholders' Meeting.

     7.5 Employment Agreements.

     (a) QSM and each of William B. Munier, Ira Yanowitz, Susan Terrillion, Lori Blades and Kenneth Housely shall, at the Closing, execute an employment agreement, substantially in the form of Exhibit J to this Agreement.

     (b) HMS, QSM and each of Rodrigo Rocha, William B. Munier, Ira Yanowitz, Susan Terrillion, Lori Blades and Kenneth Housely shall, at the Closing, execute an agreement, substantially in the form of Exhibit K to this Agreement, not to compete with QSM.

     7.6 Employee Benefits. HMS agrees that, after the Closing Date, QSM employees will be afforded the opportunity to participate in benefits and equity acquisition programs that are currently available to all HMS employees.

     7.7 Treatment of Assumed QSM Stock Options.

     (a) Each Assumed QSM Stock Option has been issued pursuant to QSM's stock option plans (collectively, the "QSM Option Plans"), a complete list of which is set forth on Schedule 7.7 attached hereto. In addition to the provisions of
Section 2.5(b) of this Agreement, in the case of any Assumed QSM Stock Option to which Section 421 of the Code applies by reason of its qualifications under
Section 422 or Section 423 of the Code ("Qualified Stock Options"), the option price, the number of shares purchasable pursuant to such Assumed QSM Stock Options and the terms and conditions of exercise of such Assumed QSM Stock Options shall be determined in order to comply with Section 424 of the Code. As soon as practicable after the Effective Time of the Merger, HMS shall deliver to holders of Assumed QSM Stock Options appropriate option agreements under the HMS Stock Option and Restricted Stock Purchase Plan representing the right to acquire shares of HMS Common.

     (b) HMS shall take all corporate action necessary to reserve for issuance a sufficient number of shares of HMS Common for delivery upon exercise of the Assumed QSM Stock Options assumed in accordance with Section 2.5(b) and this
Section 7.7. The shares of HMS Common subject to such Assumed QSM Stock Options are included in a Registration Statement on Form S-8 previously filed by HMS and declared effective by the SEC and HMS agrees to use all reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Assumed QSM Stock Options remain outstanding.

     7.8 Grant of HMS Stock Options Following the Closing. HMS will cause options to purchase an aggregate of 40,000 shares of HMS Common minus the number of shares of HMS Common issuable upon the exercise of the Assumed QSM Stock Options to be issued immediately following the Effective Time of the Merger to such senior management and other employees of QSM as the Chief Executive Officer of QSM may direct, after consultation with the Chief Executive Officer of HMS. It is anticipated that the terms of such options will be subject to continued employment, will have a vesting schedule spanning three years, with one-quarter of the options vesting immediately following the Effective Time of the Merger, an additional one-quarter of the options vesting on October 31, 1997, an additional one-quarter of the options vesting on October 31, 1998 and the remaining options vesting on October 31, 1999, and will be subject to such other terms and conditions as are set forth in the HMS Stock Option and Restrictive Stock Purchase Plan pursuant to which the options will be granted and the HMS Stock Option Agreement which will evidence the options; provided, however, that in the event of a termination of employment other than a voluntary termination by the employee or termination by QSM for "cause", which for purposes of this Section
7.8 shall mean (i) conviction of the employee of a crime of moral turpitude,
(ii) clear and convincing evidence that the employee acted dishonestly to the material detriment of QSM or HMS or any of HMS's Subsidiaries, or (iii) the employee acting in gross dereliction of his duties, the vesting of all unvested options granted pursuant to this Section 7.8 which are held by the terminated employee as of the termination date of employment shall be accelerated to the date of termination of employment. The grant of such options shall be conditioned upon each recipient executing an HMS confidentiality/non-competition agreement substantially in the form attached to the employment agreements contemplated by Section 7.5 of this Agreement.

     7.9 Communications. Between the date hereof and the Effective Time of the Merger, neither QSM nor HMS will furnish any communication to its shareholders or to the public generally if the subject matter thereof relates to the other party or to the transactions contemplated by this Agreement without the prior approval of the other party as to the content hereof, which approval shall not be unreasonably withheld; provided, however, that HMS shall be entitled to make any disclosure to the public as it shall reasonably believe to be necessary to comply with the requirements of federal or state securities laws or the Nasdaq National Market (provided that, in such event, HMS shall make reasonable efforts to advise QSM in advance of such disclosure).

     7.10 Delivery of Stock Certificates. HMS will issue and deliver as and when required by the provisions of this Agreement, certificates representing the shares of HMS Common into which the shares of QSM Capital Stock, the QSM Notes and QSM Warrants outstanding immediately prior to the Effective Time of the Merger shall have been converted or exchanged as provided herein.

     7.11 Parachute Payments. QSM shall comply with the provisions of Section 280G(b)(5)(A)(ii) of the Code, such that neither HMS, Sub, QSM or any entity affiliated therewith shall be considered by the IRS to have paid (at any time before or after the Merger) a parachute payment to a Person who is or was a disqualified individual (within the meaning of Section 280G(c) the Code) of QSM or any entity affiliated therewith.

     7.12 Notification of Certain Matters. QSM shall give prompt notice to HMS and HMS shall give prompt notice to QSM, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would, in the reasonable judgment of their respective management, be likely to cause either (a) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time of the Merger or (b) any condition set forth herein to be unsatisfied in any material respect at any time from the date of this Agreement to the Effective Time of the Merger, and (ii) any material failure of QSM, HMS or Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, provided that the delivery of any notice pursuant to this Section
7.12 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     7.13 Tax Treatment. QSM and HMS shall, and from and after the Effective Time of the Merger HMS shall, use best efforts to qualify the Merger, and shall use best efforts not to take any action to cause the Merger not to qualify, as a reorganization under Section 368(a) of the Code. From and after the Effective Time of the Merger, (i) HMS shall cause the Surviving Corporation to continue QSM's historic business or use a significant portion of QSM's historic business assets in a business within the meaning of Treasury Regulation Section 1.368-1(d), and (ii) HMS and Sub shall, and HMS shall cause the Surviving Corporation to, treat the Merger as a "reorganization" within the meaning of
Section 368(a) of the Code and shall file such information with their income tax returns as may be required by Treasury Regulation Section 1.368-3 or other applicable law.

     7.14 Beacon Resources Fee. The fee of Beacon Resources in the amount of $150,000, as provided for in the engagement agreement between QSM and Beacon Resources dated May 13, 1996, and thereafter agreed to by QSM, Beacon Resources and HMS, will be paid by HMS via an HMS check, which will be delivered immediately following the Effective Time of the Merger.

                                   ARTICLE 8.

                              CONDITIONS PRECEDENT

     8.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction, or to the waiver by such party, on or prior to the Closing Date, of each of the following conditions:

     (a) Effective Registration Statement. The Registration Statement shall have been declared effective, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC or shall be continuing to be in effect and no proceedings for that purpose shall have been initiated or threatened by the SEC. HMS shall have received all state securities laws or "blue sky" permits and authorizations necessary to issue the shares of HMS Common pursuant to the Merger and the transactions contemplated hereby.

     (b) Shareholder Approval. This Agreement shall have been approved and adopted by the required affirmative vote of (i) the holders of the outstanding shares of QSM Capital Stock and (ii) HMS in its capacity as the sole shareholder of Sub.

     (c) Government Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement including, but not limited to, such requirements under applicable state securities laws, shall have been filed, occurred or been obtained, other than filings with and approvals by foreign governments relating to the Merger if failure to make such filings or obtain such approvals would not be materially adverse to HMS or its Subsidiaries taken as a whole, or QSM.

     (d) Third-Party Approvals. Any and all consents or approvals required from third parties shall have been obtained.

     (e) Legal Action. No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any federal or state court and remain in effect, and no litigation seeking the issuance of such an order or injunction, or seeking the imposition against QSM or HMS of substantial damages if the Merger is consummated, shall be pending or threatened which, in the good faith judgment of QSM's or HMS's Board of Directors has a reasonable probability of resulting in such order, injunction or damages. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

     (f) Statutes. No statute, rule or regulation shall have been enacted by the government of the United States or any state or agency thereof which would make the consummation of the Merger illegal.

     (g) Nasdaq HMS Listing. The shares of HMS Common to be issued in the Merger and the other transactions contemplated hereby shall have been duly listed on the Nasdaq National Market System, subject to official notice of issuance.

     8.2 Conditions to Obligations of HMS and Sub. The obligations of HMS and Sub to effect the Merger are subject to the satisfaction on or prior to the Closing Date of the following conditions, unless waived by HMS and Sub:

     (a) Representations and Warranties. The representations and warranties of QSM set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, and HMS shall have received a certificate or certificates to such effect signed by the Chief Executive and Chief Financial Officer of QSM.

     (b) Performance of Obligations of QSM. QSM shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Closing Date, and HMS shall have received a certificate signed by the Chief Executive Officer of QSM to such effect.

     (c) Opinion of QSM's Counsel. HMS shall have received an opinion dated the Closing Date of LeBoeuf, Lamb, Greene & MacRae, L.L.P., counsel to QSM, in form reasonably acceptable to HMS.

     (d) Rule 145 Affiliate's Letters. Each Person who is identified as a Rule 145 Affiliate of QSM pursuant to Section 7.3 shall have executed and delivered to HMS and its counsel an Affiliate Letter.

     (e) Employment. Each of the employment and not-to-compete agreements contemplated under Section 7.5 of this Agreement shall have been duly executed and delivered.

     (f) QSM Preferred Shareholder, Noteholder and Warrantholder Consents. QSM shall have received fully executed QSM Preferred Shareholder Consents, Noteholder Consents and Warrantholder Consents from each QSM Preferred Shareholder, Noteholder and Warrantholder listed on Schedule 3.2 attached hereto and the holders of all outstanding $.25 QSM Warrants and vested $.25 QSM Stock Options shall have fully exercised their respective $.25 QSM Warrants and $.25 QSM Stock Options.

     (g) No Adverse Change in the Business of QSM. HMS shall have received a certificate signed by the Chief Executive and Chief Financial Officer of QSM that since the date of the Interim Financial Statements there has been no material adverse change in the business of QSM other than as disclosed in this Agreement.

     (h) Corporate Action. HMS shall have received from QSM certified copies of resolutions of QSM's shareholders and Board of Directors approving and adopting this Agreement and the transactions contemplated hereby, and HMS shall have received a certificate signed on behalf of QSM by the corporate secretary of QSM to such effect. In addition, HMS shall have received (i) a copy of QSM's Certificate of Incorporation, and all amendments thereto, certified by the Secretary of State of Delaware, (ii) a copy of QSM's By-laws certified by QSM's corporate secretary, (iii) good standing certificates for QSM and each of its Subsidiaries from their respective states of incorporation and all states where they are qualified to do business, and (iv) incumbency certificates covering the officers of QSM certified by its corporate secretary and Chief Executive Officer.

     8.3 Conditions to Obligations of QSM. The obligations of QSM to effect the Merger are subject to the satisfaction on or prior to the Closing Date of the following conditions unless waived by QSM:

     (a) Representations and Warranties. The representations and warranties of HMS and Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, and QSM shall have received a certificate signed by the Chief Executive and Chief Financial Officer of HMS to such effect.

     (b) Performance of Obligations of HMS and Sub. HMS and Sub shall have performed all obligations required to be performed by them under this Agreement prior to the Closing Date, and QSM shall have received a certificate signed by the Chief Executive Officer of HMS to such effect.

     (c) Opinion of HMS's Counsel. QSM shall have received an opinion dated the Closing Date of Coleman & Rhine LLP, counsel to HMS, in form reasonably acceptable to QSM.

     (d) Corporate Action. QSM shall have received from HMS certified copies of resolutions of Sub's sole shareholder and of HMS's and Sub's Boards of Directors approving and adopting this Agreement and the transactions contemplated hereby, and QSM shall have received a certificate signed on behalf of each of HMS and Sub by the corporate secretary of each such company to such effect.

                                   ARTICLE 9.

                                    CLOSING

     The closing under this Agreement (the "Closing") shall be held as soon as practicable following satisfaction of all conditions precedent to the Merger specified in this Agreement, unless duly waived by the party entitled to satisfaction thereof. The parties hereto anticipate that the Closing will occur on or about October 31, 1996. In any event, if the Closing has not occurred on or before November 30, 1996, this Agreement may be terminated as provided in
Article 12. Such date on which the Closing is to be held is herein referred to as the "Closing Date." The Closing shall be held at the offices of Coleman & Rhine LLP, 1120 Avenue of the Americas, 19th Floor, New York, New York 10036, at 10:00 a.m. on such date, or at such other time and place as the parties may mutually agree.

                                  ARTICLE 10.

             SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

     The representations, warranties and covenants contained in this Agreement shall survive the Merger for the periods specified in Section 13.4. All representations, warranties and covenants in or pursuant to this Agreement shall be deemed to be conditions to the Merger, and in the event this Agreement shall be terminated in accordance with the terms thereof, the provisions of Section
7.1 and Articles 11 and 13 of this Agreement shall survive any termination of this Agreement.

                                  ARTICLE 11.

                              PAYMENT OF EXPENSES

     HMS, Sub and QSM shall each pay their own out-of-pocket expenses incurred incident to the preparation and carrying out of the transactions herein contemplated, except as specifically set forth below. At the Closing, HMS shall pay the fee of Beacon Resources if the Merger is consummated, in accordance with the provisions of Section 7.14 above. In addition, unless the Merger is not consummated because (a) QSM fails to meet the accounting criteria for pooling transactions and/or (b) QSM affirmatively decides not to consummate the Merger, HMS will reimburse QSM its actual and reasonable accounting, legal and independent appraisal fees ("QSM Transaction Expenses") up to a maximum of $90,000.

                                  ARTICLE 12.

                       TERMINATION, AMENDMENT AND WAIVER

     12.1 Termination. This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of matters presented in connection with the Merger by the shareholders of QSM:

     (a) by mutual written consent of QSM and HMS;

     (b) by HMS or QSM, as the non-defaulting party, if there has been a material breach of any material representation, warranty, covenant or agreement contained in this Agreement on the part of the other party set forth in this Agreement and, if such breach is curable, such breach has not been cured within a ten (10) day period after written notice of such breach;

     (c) by either HMS or QSM if the Merger shall not have been consummated on or before November 30, 1996; provided, however, that if the Merger shall not be consummated on or before November 30, 1996, because of a party's failure to satisfy any of the conditions set forth in Sections 8.2 or 8.3, neither HMS nor QSM may rely upon its own actions or lack thereof to terminate the Agreement;

     (d) by either HMS or QSM if (i) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger or
(ii) there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity which would make consummation of the Merger illegal; and

     (e) by either HMS or QSM if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would (i) prohibit HMS's or QSM's ownership or operation of all or a material portion of the business or assets of QSM or HMS and its Subsidiaries taken as a whole, or compel HMS or QSM to dispose of or hold separate all or a material portion of the business or assets of QSM and its Subsidiaries taken as a whole or HMS and its Subsidiaries taken as a whole, as a result of the Merger or (ii) render HMS or QSM unable to consummate the Merger, except for any waiting period provisions.

     Where action is taken to terminate this Agreement pursuant to this Section 12.1, it shall be sufficient for such action to be authorized by the Board of Directors of the party taking such action.

     12.2 Effect of Termination. In the event of termination of this Agreement by either QSM or HMS as provided in Section 12.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of HMS or QSM or their respective officers or directors except as set forth in Article 11 and except to the extent that such termination results from the breach by a party hereto of any of its covenants or agreements set forth in this Agreement.

     12.3 Amendment. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by the shareholders of QSM and Sub but, after any such shareholder approval, no amendment shall be made which by law requires the further approval of shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     12.4 Extension; Waiver. At any time prior to the Effective Time of the Merger, any party hereto, by such corporate action as shall be appropriate, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE 13.

                             INDEMNIFICATION OF HMS

     13.1 Indemnification. Subject to the terms and conditions of this Article 13, QSM shall indemnify, defend and hold HMS and its Affiliates harmless from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys, fees and expenses (collectively "Damages"), imposed upon or incurred by HMS or QSM by reason of or resulting from:

     (a) any inaccuracy or breach of any representation, warranty or covenant of QSM contained in or made pursuant to this Agreement, or

     (b) any inaccuracy or misrepresentation in any certificate or any QSM Schedule delivered by QSM pursuant to this Agreement, or

     (c) any breach by QSM of this Article 13.

     13.2 Method of Indemnification. In the event HMS shall seek indemnification pursuant to Section 13.1, HMS may seek recovery in the amount equal to the aggregate Damages incurred or suffered by HMS with respect to which HMS is entitled to indemnification pursuant to Section 13.1, and any obligation of QSM to indemnify HMS shall be satisfied solely from the net proceeds derived from the sale of shares of HMS Common held by the Escrow Agent in accordance with the terms of withdrawal specified in the Escrow Agreement, and the QSM Securityholders shall have no other obligation to indemnify HMS hereunder.

     13.3 Conditions of Indemnification.  HMS's right to indemnification under
Section 13.1 shall be subject to the following terms and conditions:

     (a) Within twenty (20) days after receipt of notice of commencement of any action evidenced by service of process or other legal pleading, or with reasonable promptness after the assertion in writing of any claim, HMS shall give the QSM Representatives (as such term is defined in the Escrow Agreement) written notice thereof together with a copy of such claim, process or other legal pleading, and the QSM Representatives shall have the right to undertake the defense thereof through a legal representative of the QSM Representatives' own choosing, and reasonably satisfactory to HMS.

     (b) If the QSM legal representative, by the thirtieth (30th) day after receipt of notice of any such claim (or, if earlier, by the tenth day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the Person asserting such claim), does not elect to defend against such claim, HMS (upon further notice to the QSM Representatives) will have the right to undertake the defense, compromise or settlement of such claim.

     13.4 Limitations on Indemnification.

     (a) The indemnities set forth in this Article 13 and all representations, warranties and covenants hereunder shall survive for a period of nine (9) months following the Effective Time of the Merger, including such indemnities, representations, warranties and covenants of QSM hereunder which pertain to tax claims. Upon the expiration of such period, HMS shall have no further right of indemnification for Damages and the balance of HMS Common held by the Escrow Agent shall be distributed as provided in the Escrow Agreement unless HMS has been given notice of a claim asserting liability by a third Person prior to the expiration of such period and thereafter provides notice to the QSM Representatives in the manner provided in Section 13.3 above.

     (b) If HMS shall become entitled to indemnification for Damages hereunder, there shall be a credit or offset against such liability of an amount equal to $100,000 (the "Threshold"). Notwithstanding the foregoing, there shall be no credit or offset for Damages relating to (i) taxes incurred with respect to the operations of QSM in the United Kingdom prior to the Closing Date, and (ii) an account receivable in the amount of $30,956.36 due to QSM from the Beacon Group. At such time as the aggregate of all Damages exceeds the Threshold, HMS shall be entitled to recover any and all amounts for which a claim for indemnity has been made, without regard to the Threshold.

                                  ARTICLE 14.

                                    GENERAL

     14.1 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered personally or sent by certified mail, postage prepaid, as follows:

     If to HMS or Sub:

          Health Management Systems, Inc.
        401 Park Avenue South
        New York, New York 10016
        Attention: Chief Executive Officer

     with a copy to

          Coleman & Rhine LLP
        1120 Avenue of the Americas
        New York, New York 10036
        Attention: Bruce S. Coleman, Esq.

     If to QSM or the QSM Principals:

          Quality Standards in Medicine, Inc.
        581 Boylston Street -- Suite 250
        Boston, Massachusetts 02116
        Attention: Chief Executive Officer

     with a copy to

          LeBoeuf, Lamb, Greene & MacRae, L.L.P.
        260 Franklin Street
        Boston, Massachusetts 02110
        Attention: David S. Balabon, Esq.

or to such other Persons as may be designated in writing by the parties, by a notice given as aforesaid.

     14.2 Headings. The headings of the several sections of this Agreement are inserted for convenience of reference only and are not intended to affect the meaning or interpretation of this Agreement.

     14.3 Counterparts. This Agreement may be executed in counterparts, and when so executed each counterpart shall be deemed to be an original, and said counterparts together shall constitute one and the same instrument.

     14.4 Binding Nature. This Agreement shall be binding upon and inure to the benefit of the parties hereto. Neither HMS, Sub nor QSM may assign or transfer any rights under this Agreement.

     14.5 Other Agreements. This Agreement, together with all of the Exhibits and Schedules hereto, constitute the entire agreement and understanding of the parties with respect to the subject matter hereof. All other written agreements heretofore made between the parties hereto in contemplation of this Agreement are superseded by this Agreement and are hereby terminated in their entirety.

     14.6 Good Faith. Each of the parties hereto agrees that it shall act in good faith in an attempt to cause all the conditions precedent to their respective obligations to be satisfied.

     14.7 Applicable Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of New York, without regard to principles of conflicts of laws.

     14.8 No Dissenters' Rights of Appraisal. Pursuant to Section 262(b) of the Delaware General Corporation Law, holders of QSM Capital Stock are not entitled to dissenters' rights of appraisal in connection with the Merger because shares of HMS Common are currently, and on the record date for the QSM Shareholders' Meeting will be, listed for trading in the Nasdaq National Market.

     IN WITNESS WHEREOF, HMS, Sub and QSM have caused this Agreement to be duly signed all as of the date first written.

                                          HEALTH MANAGEMENT SYSTEMS, INC.

                                          By: /s/  PHILLIP SIEGEL

                                            ------------------------------------

                                          QSM ACQUISITION CORP.

                                          By: /s/  PHILLIP SIEGEL

                                            ------------------------------------

                                          QUALITY STANDARDS IN MEDICINE, INC.

                                          By: /s/  WILLIAM E. MUNIER

                                            ------------------------------------

AGREED TO AND ACCEPTED:

QSM Principals

/s/  WILLIAM B. MUNIER
--------------------------------------
William B. Munier

/s/  RODRIGO ROCHA
--------------------------------------
Rodrigo Rocha

                                          COLEMAN & RHINE LLP,
                                          as Escrow Agent

                                          By: /s/  BRUCE S. COLEMAN

                                            ------------------------------------
                                            Bruce S. Coleman, Esq.

                                                                      APPENDIX B

                                ESCROW AGREEMENT

     THIS ESCROW AGREEMENT (this "Agreement"), dated as of             , 1996,
is entered into by and among HEALTH MANAGEMENT SYSTEMS, INC., a New York corporation ("HMS"), QUALITY STANDARDS IN MEDICINE, INC., a Delaware corporation ("QSM"), COLEMAN & RHINE LLP, as escrow agent (the "Escrow Agent"), RODRIGO ROCHA ("Rocha"), WILLIAM B. MUNIER ("Munier") and PETER V. STOVELL ("Stovell" and, collectively with Rocha and Munier, the "QSM Representatives").

                                    RECITALS

     WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of September 3, 1996 (the "Merger Agreement"), among HMS, QSM Acquisition Corp., a Delaware corporation ("Sub") and a wholly-owned subsidiary of HMS, and QSM, Sub has been merged with and into QSM and the QSM Securityholders received aggregate merger consideration (the "Merger Consideration") consisting of 228,000 shares of Common Stock, par value $.01 per share, of HMS (the "HMS Common"), subject to adjustment as provided in the Merger Agreement; and

     WHEREAS, as an inducement for HMS to enter into the Merger Agreement and as a condition therein, HMS has required that QSM indemnify HMS against certain representations, warranties and QSM Transaction Expenses set forth in the Merger Agreement and that the QSM Securityholders deposit into escrow a portion of the aggregate Merger Consideration (the "Escrow Fund") as security for such indemnification; and

     WHEREAS, HMS, QSM, and the Escrow Agent desire to set forth the terms, conditions and provisions pursuant to which the Escrow Fund will be held by the Escrow Agent and disbursed to HMS or the QSM Securityholders.

     NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     Capitalized terms which are not defined herein shall have the meanings set forth in the Merger Agreement.

                                   ARTICLE II

                             TERM OF THE AGREEMENT

     The term (the "Term") of this Agreement shall commence on the date of this Agreement and shall continue in effect for as long as the Escrow Fund shall contain any escrowed HMS Common (the "Escrowed Shares"), unless earlier terminated because all of the Escrowed Shares deposited pursuant to Article III below have been disbursed.

                                  ARTICLE III

                        ESTABLISHMENT OF THE ESCROW FUND

     3.1 Delivery of Escrow Fund. The Escrow Fund shall consist of ten (10%) percent of the Merger Consideration, as such amount may decrease upon disposition by the Escrow Agent. Upon the signing of this Agreement, certificate(s) issued in the name of the Escrow Agent representing the shares of HMS Common comprising the Escrow Fund shall be delivered to the Escrow Agent. The contributions to the Escrow Fund by each of the QSM Securityholders are set forth in Schedule A attached hereto.

     3.2 Receipt of Escrow Fund. The Escrow Agent agrees, after delivery of certificate(s) representing the shares of HMS Common provided in Section 3.1 above, to hold and dispose of the Escrow Fund in accordance with the terms, conditions and provisions of this Agreement.

     3.3 Voting of Escrowed Shares. With respect to all matters in which the vote of HMS shareholders is necessary or desirable, the Escrow Agent shall vote the Escrowed Shares in accordance with the written instructions of the QSM Representatives.

     3.4 Dividends on Escrowed Shares. Any shares of HMS Common issued as dividends on or in respect of the Escrowed Shares shall be added to and become a part of the Escrow Fund.

                                   ARTICLE IV

                        DISTRIBUTION OF THE ESCROW FUND

     4.1 Distribution of Escrow Fund.

     (a) Notice of Claims Against the Escrow Fund. At any time following the Closing Date and during the Term, HMS may give written notice ("Notice of Claim") to the Escrow Agent (with a copy to the QSM Representatives), that HMS is entitled to indemnification pursuant to the Merger Agreement, and such Notice of Claim shall constitute the assertion of a claim by HMS against the Escrow Fund. Each Notice of Claim shall (i) be given in good faith, and (ii) set forth in reasonable detail the nature and estimated amount of the Damages giving rise to a right of indemnification. Upon receipt by the Escrow Agent of a Notice of Claim, the Escrow Agent shall retain in the Escrow Fund Escrow Shares having a Fair Value (determined as of the date of receipt of Notice of Claim) equal to One Hundred and Twenty-Five (125%) percent of the Damages claimed by HMS until such time as there has been a determination of such Damages in accordance with the provisions of Sections 4.1(b) and 4.1(c) hereof.

     (b) Determination of Damages.

          (i) Thirty (30) business days after receipt by the Escrow Agent and the QSM Representatives of any Notice of Claim hereunder, the claim referred to therein shall be deemed to have resulted in a final determination in favor of, and to have become payable to, HMS in the full amount set forth in such Notice of Claim, subject to the provisions of
     Section 4.1(e) hereof, unless prior thereto the QSM Representatives shall have delivered a written notice to HMS (with a copy to the Escrow Agent) disputing the claim or the amount of any Damages, referred to in the Notice of Claim.

          (ii) If a claim asserted hereunder or the amount of such claim is disputed in the manner provided herein, the determination of such claim or the amount thereof, as the case may be, shall be made in accordance with the provisions of Article V hereof.

     (c) Payment of Damages. Promptly after receipt of a notice of final determination of Damages in HMS's favor pursuant to Article V hereof (which notice shall be accompanied by a copy of any document, agreement, arbitration award or order, judgment or decree evidencing such final determination) or a claim having resulted in a final determination pursuant to Section 4.1(b)(i) hereof, and subject to Section 4.1(f) hereof, the Escrow Agent shall sell in the open market sufficient Escrowed Shares to provide net proceeds equal to the amount of the Damages and shall remit such net proceeds to HMS in payment of the Damages.

     (d) Payment of Excess QSM Transaction Expenses. Upon receipt of invoices covering QSM Transaction Expenses in excess of $90,000, following notice to the QSM Representatives, the Escrow Agent shall sell in the open market sufficient Escrow Shares to provide net proceeds equal to the amount of such excess QSM Transaction Expenses and shall remit such proceeds in payment thereof.

     (e) Termination of Escrow Fund. On the nine (9) month anniversary of the date hereof, the then balance of the Escrow Fund shall be released from the escrow created hereby and distributed pro rata to all

QSM Securityholders (based on the amount of the contribution of each of them to the Escrow Fund). In the event on the nine (9) month anniversary of the date hereof there is pending a claim against the Escrow Fund, the amount to be distributed on the nine (9) month anniversary of the date hereof shall be reduced by One Hundred Twenty-Five (125%) percent the amount of such claim and the Escrow Agent shall retain in the Escrow Fund Escrow Shares having a Fair Value (determined as of the date of receipt of Notice of Claim) equal to One Hundred and Twenty-Five (125%) percent of the Damages claimed by HMS until such time as there has been a determination of such Damages in accordance with the provisions of Sections 4.1(b) and 4.1(c) hereof.

     (f) Threshold. The "Threshold" shall equal $100,000. No Escrowed Shares shall be sold and the net proceeds distributed to HMS pursuant hereto until the aggregate amount payable pursuant hereto exceeds the Threshold, at which point all such amounts (including amounts comprising the Threshold) shall be paid.

     4.2 Indemnification Provisions of Merger Agreement. Nothing in this Agreement shall derogate from, or modify in any respect, the procedures and limitations established pursuant to Article 13 of the Merger Agreement with respect to indemnification thereunder.

                                   ARTICLE V

                             SETTLEMENT OF DISPUTES

     5.1 Settlement of Disputes. Any dispute that may arise under this Agreement with respect to: (a) the delivery or right to possession of the Escrow Fund, or any portion thereof; (b) the facts upon which the Escrow Agent's determinations are based; (c) the duties of the Escrow Agent hereunder; and (d) any other questions arising under this Agreement, shall be finally determined by mutual agreement of HMS and the QSM Representatives (evidenced by appropriate instructions in writing to the Escrow Agent signed by or on behalf of HMS and the QSM Representatives) within thirty (30) days after such dispute arises, or
(ii) binding arbitration in accordance with Section 5.2 hereof; provided, however, that if the Escrow Agent has deposited the Escrow Fund with a court pursuant to Section 6.7 hereof, the dispute shall be determined by such court. The Escrow Agent shall be under no duty to institute or defend any proceeding relating to any such dispute and none of the costs and expenses of any such proceeding shall be borne by the Escrow Agent. Pending the resolution of any dispute as provided in this Article V, the Escrow Agent is authorized and directed to retain in its possession the portion of the Escrow Fund that is the subject of or involved in the dispute.

     5.2 Arbitration. Any controversy or claim arising out of or relating to this Agreement not resolved by mutual agreement of HMS and the QSM Representatives shall be settled by arbitration in New York, New York, or in such other location as HMS and the QSM Representatives may mutually agree, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA"). In the event of such a dispute, either HMS or the QSM Representatives may demand arbitration by written notice to the other and, within fifteen (15) days after receipt of such demand, each party shall appoint an arbitrator (each, an "Appointed Arbitrator") who shall together agree on a third Arbitrator, failing which agreement they shall request the AAA to appoint a third and presiding arbitrator ("Presiding Arbitrator"), in accordance with the then existing rules of the AAA or any successor organization thereto. HMS and the QSM Representatives acknowledge and agree that individuals may be designated as Appointed Arbitrators by each respective party, whether or not such Appointed Arbitrators are listed on the National Panel of Arbitrators as such list is maintained by the AAA. Any award therein shall be final and binding on the parties and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The costs of the arbitration (including, but not limited to, fees and disbursements of counsel and the Appointed Arbitrator, and the fees of the Presiding Arbitrator) and reasonable attorneys' fees and expenses of the prevailing party shall be borne by the non-prevailing party or as otherwise determined by the Presiding Arbitrator.

     5.3 Advances.

     (a) Request for Advances. The QSM Representatives may, by written notice to the Escrow Agent, request an advance or advances (each, an "Advance") from the Escrow Fund to pay fees and expenses incurred with respect to an arbitration under Section 5.2 hereof; provided, however, that the sum of all such Advances shall not exceed $25,000.

     (b) Payment of Advances. Promptly after receipt of a notice of Advances pursuant to Section 5.3(a) hereof, the Escrow Agent shall sell in the open market sufficient Escrowed Shares to provide net proceeds equal to the amount of the requested Advance and shall remit such net proceeds to the QSM Representatives in payment of the Advance.

                                   ARTICLE VI

                     PROVISIONS CONCERNING THE ESCROW AGENT

     6.1 Amendments and Modifications. The Escrow Agent shall not in any way be bound or affected by any amendment, modification or cancellation of this Agreement which increases or alters the obligations of the Escrow Agent under or pursuant to this Agreement, unless the same shall have been agreed to in writing by the Escrow Agent.

     6.2 Duties of the Escrow Agent. This Agreement sets forth the duties and obligations of the Escrow Agent with respect to any and all matters pertinent to its acting as such hereunder. The Escrow Agent shall not have duties or responsibilities under this Agreement other than those specifically set forth herein and shall act only in accordance with the provisions hereof. Without limiting the generality of the foregoing, the Escrow Agent shall not have any duty or responsibility (i) to enforce or cause to be enforced any of the terms and conditions contained in the Merger Agreement, or (ii) to verify the accuracy or sufficiency of any notice or other document received by it in connection with this Agreement. The Escrow Agent shall be entitled to rely upon any instructions or directions to it in writing under this Agreement signed by the proper party or parties and shall be entitled to treat as genuine any instruction or document delivered to the Escrow Agent hereunder and reasonably believed by the Escrow Agent to be genuine and to have been presented by the proper party or parties, without being required to determine the authenticity or correctness of any fact stated therein, or the authority or authorization of the person or persons making and/or delivering the same.

     6.3 Liability of the Escrow Agent. Neither the Escrow Agent nor any of its officers, directors, shareholders, partners, employees or agents shall be liable to HMS, the QSM Security-holders or any other person or entity for or in respect of any loss, claim, damage, liability or expense resulting from or arising out of any act or failure to act by it in connection with this Agreement, other than for any loss, claim, damage, liability or expense which shall be finally adjudicated to be the result of gross negligence or willful bad faith on the part of the Escrow Agent or any such officers, directors, shareholders, partners, employees or agents.

     6.4 Indemnity of the Escrow Agent. HMS shall indemnify and hold the Escrow Agent harmless from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys' fees and disbursements) arising out of or in connection with any act or failure to act (other than by reason of any gross negligence or willful bad faith) on the part of the Escrow Agent in connection with any of the duties required to be performed by the Escrow Agent hereunder.

     6.5 Resignation of the Escrow Agent. At any time that the Escrow Agent so chooses, the Escrow Agent may resign from its duties hereunder by giving not less than thirty (30) days' prior written notice to HMS and the QSM Representatives. Prior to the expiration of such thirty (30) day period, HMS and the QSM Representatives shall designate, by mutual consent, a successor escrow agent; provided, that notwithstanding any resignation date set forth in the Escrow Agent's notice, such resignation shall not take effect until receipt by the Escrow Agent of an instrument duly executed by a successor escrow agent evidencing its appointment as Escrow Agent hereunder and acceptance of this Agreement. If no successor escrow agent is appointed within such thirty (30) day period, the Escrow Agent may deposit the Escrow Fund with a court of competent jurisdiction as provided in Section 6.7 hereof, whereupon the Escrow Agent shall be discharged of all duties and obligations hereunder.

     6.6 Removal of Escrow Agent. The Escrow Agent may be removed at any time by mutual agreement of HMS and the QSM Representatives by giving not less than thirty (30) days' prior written notice to the

Escrow Agent. Prior to the expiration of such thirty (30) day period, HMS and the QSM Representatives shall designate, by mutual consent, a successor escrow agent. If no successor escrow agent is appointed within such thirty (30) day period, the Escrow Agent may deposit the Escrow Fund with a court of competent jurisdiction as provided in Section 6.7 hereof, whereupon the Escrow Agent shall be discharged of all duties and obligations hereunder.

     6.7 Deposit with Court. Notwithstanding anything herein to the contrary, in the event of any disagreement between any of the parties to this Agreement, or between them and any other person, resulting in adverse claims or demands being made against the Escrow Fund, or in the event the Escrow Agent in good faith is in doubt as to what action it should take hereunder, the Escrow Agent may be discharged of its duties and obligations hereunder upon its deposit, at any time after written notice to HMS and the QSM Representatives, of the Escrow Fund with a court of competent jurisdiction in the State and City of New York. The parties hereto hereby submit to the personal jurisdiction of any such court, waive any and all right to contest the jurisdiction of such court, and consent to service of process by hand delivery or mail delivery thereof to their respective addresses set forth in Section 7.2 hereof.

                                  ARTICLE VII

                                 MISCELLANEOUS

     7.1 Entire Agreement. This Agreement has been entered into pursuant to the Merger Agreement and together with such agreement embodies the entire agreement and understanding among the parties hereto relating to the escrow created hereunder and may be changed only by an instrument in writing signed by all the parties hereto.

     7.2 Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered, if delivered in person or by telecopy, or when received, if mailed by first-class mail or express delivery service, postage or other fee prepaid, with return receipt requested, addressed to each party hereto as follows:

     (a) if to the QSM Representatives:

         William B. Munier
       22 Hillside Road
       Wellesley, Massachusetts 02181
       Facsimile: None

         Rodrigo Rocha
       1203 Weaver Road
       Boulder, Colorado 80302
       Facsimile: (303) 447-3705

         Peter B. Stovell
       164 Greenfield Hill Road
       Fairfield, Connecticut 06430
       Facsimile: (203) 838-1738

         with a copy to

         LeBoeuf, Lamb, Greene & MacRae, L.L.P.
       260 Franklin Street
       Boston, Massachusetts 02110
       Attention: David S. Balabon, Esq.
       Facsimile: (617) 439-0341

     (b) if to HMS:

         Health Management Systems, Inc.
         401 Park Avenue South
       New York, New York 10016
       Attention: Chief Executive Officer
       Facsimile: (212) 889-8776

         with a copy to:

         Coleman & Rhine LLP
       1120 Avenue of the Americas
       New York, New York 10036
       Attention: Bruce S. Coleman, Esq.
       Facsimile: (212) 840-3744

     (c) If to the Escrow Agent:

         Coleman & Rhine LLP
       1120 Avenue of the Americas
       New York, New York 10036
       Attention: Bruce S. Coleman, Esq.
       Facsimile: (212) 840-3744

or at such other address as any party may designate by means of notice given in accordance with this Section 7.2.

     7.3 Headings. The article and section headings contained in this Agreement have been inserted for convenience only and shall not modify, define, limit or expand the express provisions of this Agreement.

     7.4 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to the principles of the conflict of laws thereof.

     7.5 Binding on Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors and assigns, provided that the Escrow Agent may not assign its obligations hereunder without the consent of the HMS and the QSM Representatives.

     7.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement, and it shall not be necessary, in proving the due execution and delivery of this Agreement, to produce or account for more than one such counterpart.

     7.7 Actions by QSM Representatives. All actions by the QSM Representatives under this Agreement shall be in writing and shall require the signatures of a majority of the QSM Representatives.

THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and the year first above written.

                                          HEALTH MANAGEMENT SYSTEMS, INC.

                                          By:

                                            ------------------------------------
                                            Phillip Siegel
                                            Vice President and
                                            Chief Financial Officer

                                          QUALITY STANDARDS IN MEDICINE, INC.

                                          By:

                                            ------------------------------------
                                            William B. Munier
                                            President

AGREED TO AND ACCEPTED:
QSM REPRESENTATIVES

--------------------------------------
Rodrigo Rocha

--------------------------------------
William B. Munier

--------------------------------------
Peter B. Stovell

                                          COLEMAN & RHINE LLP
                                          as Escrow Agent

                                          By:

                                            ------------------------------------
                                            Bruce S. Coleman